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NOTICE OF 2019 ANNUAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT

A Letter from our Chief Executive Officer
March [20], 2019
Dear Stockholders:
After completing my first year as Realogy CEO, I believe our company is in a strong position for the future even as we and the industry weather current challenges in the residential real estate market. When I joined, I had beliefs about the industry that have become more evident over this past year. I have witnessed firsthand that despite all the talk of technology disruption in real estate, not much has actually changed yet to benefit the agent or the consumer. This excites me as it means the opportunity for technology- and data-driven innovation is there for the taking by Realogy. Second, it is fashionable to talk about disintermediating agents, but it’s clear from 2018 that the agent maintains a critical role in the future of real estate, especially when they are armed with great technology and data. I have confidence that Realogy, with our industry leading market position, technology and data scale, great brands and cash flow generation, is poised to make a real difference for affiliated agents and franchise owners as we execute our strategy to drive results.
In 2018, we began moving fast with new technology offerings, new agent recruiting practices, new products for agents, new brands, new data analytics, new partnerships, and new talent. Even with the market downturn we and the industry saw in the latter part of 2018, we remain laser-focused on continuing to execute in the year ahead.
Strategy
Our business strategy is focused on organic growth driven by technology and data innovation. We are serving agents to enhance their productivity and effectiveness as we improve our value proposition. Through the power of our national scale, well-known brands, unparalleled access to data, and investments in technology, I believe we will unlock new value for our affiliated independent sales agents, our franchise owners and ultimately, our stockholders.
Technology and Data
We are leveraging our scale and market leading position to help agents become more efficient and productive with great technology and relevant data. We have delivered new technology products to serve affiliated agents. We have rolled out an enterprise analytics platform that is using Realogy’s incredible access to historic and national data to help affiliated agents and franchise owners be more effective. We are building a flexible open technology architecture to allow affiliated agents and franchisees to use our tech offerings and seamlessly integrate third-party technology. We have partnered with leading technology companies as well as cutting-edge startups to develop better services and high value leads for affiliated agents. And finally, we have launched new productivity and marketing platforms within our company-owned business to help agents drive growth and be more successful. Realogy is well-positioned to bring real change to the industry.
Talent
My management team is poised to accelerate our transformation and drive results. Important 2018 changes included recruiting Dave Gordan as Realogy Chief Technology Officer; promoting Ryan Gorman as president and CEO of NRT LLC; broadening the responsibilities of John Peyton as president and CEO of Realogy Franchise Group; and hiring Katrina Helmkamp as president and CEO of Cartus, our global relocation subsidiary. Additionally, I am currently actively recruiting a new CFO to partner with me to drive better operating performance.
I am proud of the strong talent here at Realogy who serve the approximately 300,000 independent sales agents in our company owned and franchise brokerages worldwide. We are relentlessly focused on developing our existing talent and recruiting great new talent.
This past summer, we were certified for the first time as a great place to work by the independent analysts at Great Place to Work®. A few weeks ago, Ethisphere® Institute, a leading international business ethics think-tank, once again recognized Realogy as one of the World's Most Ethical Companies—an honor we have received each of the past eight years.

In closing, we are committed to moving fast to serve our affiliated agents while continuing to operate with integrity. On behalf of our Board of Directors, my senior leadership team and our employees, we thank you for your continued support of and investment in Realogy.
Sincerely,
Ryan M. Schneider
Chief Executive Officer and President

A Letter from our Independent Chairman of the Board
March [20], 2019
To Our Stockholders:
This has been a year of important and needed change at Realogy Holding Corp. as our new CEO, Ryan Schneider has charted a new course for the company with the support of your Board of Directors. In Ryan’s letter, he shared the major undertakings underway at the Company and particularly our strengthening of our leadership team and talent throughout the organization.
In parallel to the important changes undertaken by management, the Board has been focused on four key areas:

▪	Investor Outreach;

▪	Continuation of Board Refreshment and Alignment of Board Committees to Support Strategy;

▪	Strategy; and

▪	Capital Allocation.
Let me provide you with a recap of our 2018 accomplishments in each of these areas.
Investor Outreach
In 2018, we prioritized investor outreach so that we on the Board could hear directly from our investors. We reached out to holders of more than 95% of our outstanding shares, meeting with approximately 74%. I personally met with substantially all of the stockholders who accepted our invitation and was accompanied by Duncan Niederauer, the Chair of our Compensation Committee, at several of these meetings.
Our discussions centered on such topics as executive leadership changes, strategy execution, governance, capital allocation, enterprise risk management and executive compensation. We had a goal to better understand stockholder perspectives on governance and executive compensation. Given the feedback we received, the Compensation Committee incorporated changes into the 2019 executive compensation program and proxy statement disclosure, which you’ll see further outlined in this document. We also increased the stock ownership guidelines for the Board and executive management.

From a governance perspective, we considered and then determined to adopt proxy access to give our long-term stockholders the ability to nominate directors at annual meetings. We are also asking stockholders to approve the elimination of the supermajority voting provisions related to the amendment of our Certificate of Incorporation and Bylaws at the 2019 Annual Meeting of Stockholders.
Continuation of Board Refreshment and Alignment of Board Committees to Support Strategy
In my first year serving as Independent Chairman of the Board, I have had the pleasure of working closely with Ryan as both an adviser to the CEO and as a liaison to our Board. While Ryan focuses on executing our strategy and managing the business, day-to-day, I have been able to lead the Board, which includes providing counsel and independent oversight of management. I am fortunate to be able to work with a talented, capable and experienced board.
This year, we continued to focus on Board Refreshment and Diversity—with a focus on new talent to support Realogy’s strategic direction. In August 2018, we appointed Enrique (Rick) Silva, CEO and president of Checkers Drive-In Restaurants, Inc., as an independent Director. Rick brings to the Board a strong background in franchise operations and business strategy, an important addition given our significant multi-brand residential real estate franchise segment. He serves as a member of the Audit Committee.
In January 2019, a proven leader in the deployment of Artificial Intelligence and Big Data, Bryson Koehler, Chief Technology Officer at Equifax, joined our Board of Directors. Bryson’s deep experience in big data, cloud computing and analytics adds critical leadership as we look to leverage Realogy’s considerable scale and unprecedented access to data to help our affiliated agents and franchise owners grow their businesses. Bryson is a member of the newly formed Technology and Data Committee discussed below.
We these appointments, the Realogy Board now consists of 10 directors, nine of whom are classified as Independent Directors for purposes of the listing standards of the New York Stock Exchange. We continue to prioritize diversity at the Board level with approximately one-third of our Board being women and one-fifth comprised of minorities. Our Board also has diverse business experience, as detailed in the proxy statement.
Given the speed of digital transformation, including our priority to arm affiliated agents and franchisees with better technology and data, we formed the Technology and Data Committee, led by Chris Terrill. Serving as an independent Director since July 2016, Chris is the former CEO of ANGI Homeservices and an internet veteran who has specialized in consumer online subscription and marketplace business models with top-tier brands.
Strategy
In 2018, we worked closely with Ryan and his management team to operationalize the Company’s strategic direction. We received regular strategy updates during our quarterly Board meetings as well as focused exclusively on strategy during an annual two-day meeting. We remain actively engaged in the business strategy throughout the year.
Capital Allocation
We regularly consider the best use of our capital and seek to invest in Realogy’s growth, reduce our debt leverage and return value to our stockholders. We have lowered our shares outstanding by approximately 23% from 146,752,841 outstanding at the commencement of our share repurchase program on February 24, 2016 to 113,485,998 on February 22, 2019 and have declared a quarterly dividend of $0.09 each quarter since the commencement of our dividend program in August 2016.
I remain confident in Ryan and his team as they focus on Realogy’s long-term strategic priorities and ultimately, unlocking additional stockholder value.
On behalf of your Board of Directors, thank you for your continued investment in Realogy. We appreciate the opportunity to serve the Company on your behalf.
Sincerely,
Michael J. Williams
Independent Chairman of the Board
c/o Corporate Secretary
Realogy Holdings Corp.
175 Park Avenue
Madison, NJ 07940

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, May 1, 2019
Important Notice Regarding Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders: Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended December 31, 2018 are available at on the Investors section of our website at www.realogy.com

Time:	9:00 a.m., Eastern Daylight Time
Place:	Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940

Purposes of the meeting
Record Date
Owners of Realogy Holdings Corp. common stock as of March 12, 2019 are entitled to notice of, and to vote at, the 2019 Annual Meeting of Stockholders (and any adjournments or postponements of the meeting) (the "Annual Meeting").
Who may attend the meeting
Only stockholders, persons holding proxies from stockholders, invited representatives of the financial community and other guests of Realogy* may attend the Annual Meeting. See Frequently Asked Questions—How do I attend the Annual Meeting on page 10.
Your vote is important.
Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting.
You can vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the Annual Meeting.

By order of the Board of Directors,

1.	to elect ten Directors for a term expiring at the 2020 Annual Meeting of Stockholders
2.	to vote on an advisory resolution to approve executive compensation
3.	to vote on an advisory resolution on the frequency of the advisory vote on executive compensation
4.
to vote on a proposal to amend our Amended and Restated Certificate of Incorporation (our "Certificate of Incorporation") to eliminate the supermajority voting requirements to amend our Certificate of Incorporation and Amended and Restated Bylaws (our "Bylaws")

5.	to vote on a proposal to amend our Certificate of Incorporation to eliminate outdated language related to Board classification
6.	to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2019
7.	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting
The matters specified for voting above are more fully described in the attached proxy statement.

Marilyn J. Wasser Corporate Secretary March [20], 2019

References in this proxy statement to "we," "us," "our," "the Company," "Realogy" and "Realogy Holdings" refer to Realogy Holdings Corp. and our consolidated subsidiaries, including but not limited to Realogy Group LLC. References in this proxy statement to "Realogy Group" mean Realogy Group LLC.

Website addresses given in this proxy statement are provided as inactive textual references. The contents of these websites are not incorporated by reference herein or otherwise a part of this proxy statement.

i

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS TO AMEND THE CERTIFICATE OF INCORPORATION AND BYLAWS	85
PROPOSAL 5: APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE OUTDATED LANGUAGE RELATED TO BOARD CLASSIFICATION	87
PROPOSAL 6: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	89
Recommendation for Approval	89
Disclosure About Fees	90
Pre-Approval of Audit and Non-Audit Services	90
Audit Committee Report	91
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR	93
ANNEX A—DEFINITION AND RECONCILIATION OF OPERATING EBITDA	A-1
ANNEX B—CALCULATIONS OF CERTAIN COMPENSATION MEASURES	B-1
ANNEX C—FORM OF MARKED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	C-1
PROXY CARD

FORWARD LOOKING STATEMENTS
This proxy statement and accompanying materials (the “Proxy Materials”) contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “intends”, "believes", "expects", "forecasted", "projects", "estimates" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
The Company wishes to caution each participant to consider carefully the specific factors discussed with each forward-looking statement in these Proxy Materials and other factors contained in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018, under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as such factors in some cases have affected, and in the future (together with other factors) could affect, the ability of the Company to implement its business strategy and may cause actual results to differ materially from those contemplated by the statements expressed herein. The Company assumes no obligation to update the information or the forward-looking statements contained herein, whether as a result of new information or otherwise.

NON-GAAP FINANCIAL MEASURES
The Proxy Materials include certain supplemental measures of the Company’s performance that are not Generally Accepted Accounting Principles (“GAAP”) measures, including Operating EBITDA, as well as Consolidated Plan EBITDA and Cumulative Free Cash Flow. Definitions of these non-GAAP terms and reconciliations to their most comparable GAAP terms are included as Annex A to this proxy statement.

ii

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting.

2018 INVESTOR OUTREACH PROGRAM
We are committed to seeking out and integrating our stockholders’ perspectives into our deliberations and we believe that regular communication with our stockholders is necessary in order to ensure thoughtful and informed consideration of evolving corporate governance and executive compensation best practices.
In the spring and fall of 2018, we engaged with our stockholders and, based on their input, the Compensation Committee made a number of changes to our executive compensation program.
In addition, based on the investor feedback we received, the Board determined to take the actions outlined in this proxy statement, including the submission of Proposal 4 for stockholder approval at the Annual Meeting.
In total, we reached out to stockholders representing over 95% of our outstanding shares and held in person meetings or calls with holders of approximately 55% in the spring and approximately 60% in the fall/winter of 2018 through the winter of 2019. Combined we met with holders of approximately 74% of our outstanding shares (in many instances we met with a stockholder more than once).
Michael Williams, Independent Chairman of the Board, met with substantially all of our stockholders who accepted our invitation and Duncan Niederauer, Chair of the Compensation Committee, joined him on several occasions.
The feedback from these important sessions with our investors was reviewed and discussed with the full Board.

2018 Investor Outreach Summary
Period	Stockholders Contacted (#)	Participating Stockholders (#)	Participating Stockholders (%)*
Spring 2018	22	9	~55%
Fall/Winter 2018**	23	14	~60%
Total Unique	25	15	~74%
_______________
* Ownership percentage held is based on estimates as of June 30, 2018
** Includes one stockholder met with in winter 2019

For additional information on the Board's responses to our 2018 Investor Outreach Program go to:
Page 11 for corporate governance topics (under the heading "Governance of the Company—2018 Investor Outreach Program: Corporate Governance Topics"), and
Page 35 for executive compensation topics (under the heading "Executive Compensation—Compensation Discussion and Analysis—2018 Investor Outreach Program: Executive Compensation Topics")

1

PROPOSALS TO BE PRESENTED AT THE 2019 ANNUAL MEETING

Proposal 1	The Board recommends a vote FOR all director nominees
Election of Ten Director Nominees
Our Nominating and Corporate Governance Committee and our Board have determined that each director nominee possesses the skills and experience to oversee Realogy's business strategy and that the mix of backgrounds and qualifications represented by our Directors strengthen the Board's effectiveness.

Go to page 25 for additional information on Proposal 1

Proposal 2	The Board recommends a vote FOR this proposal
Advisory Vote on Executive Compensation Program
Our executive compensation program is designed by our independent Compensation Committee to align executive compensation with the interests of our stockholders by linking a majority of the target direct compensation opportunity of our senior leadership team (or Executive Committee) to short- and long-term strategic and business goals as measured by our performance against absolute and relative metrics and each executive's contribution to our strategic initiatives.

Go to our Compensation Discussion and Analysis on page 35 and Proposal 2 on page 82 for additional information on our executive compensation program

Proposal 3	The Board recommends a vote for EVERY YEAR for this proposal
Frequency of Advisory Vote on Executive Compensation Program
The Board believes that holding an advisory vote on executive compensation every year will allow our stockholders to provide us with direct input on our compensation strategy and practices on an annual basis so that timely stockholder feedback may be taken into consideration as part of the compensation review process.

Go to page 84 for additional information on Proposal 3

Proposal 4	The Board recommends a vote FOR this proposal
Amend our Certificate of Incorporation to eliminate the supermajority voting requirements to amend the Certificate of Incorporation and Bylaws
This proposal is the product of the Board’s ongoing review of corporate governance matters, including feedback that the Board received in its 2018 Investor Outreach Program. The Board believes the elimination of supermajority voting requirements for stockholder amendment of the Certificate of Incorporation and Bylaws will reinforce its accountability to our stockholders and provide them with greater ability to participate in Realogy’s corporate governance.

Go to page 85 for additional information on Proposal 4

Proposal 5	The Board recommends a vote FOR this proposal
Amend our Certificate of Incorporation to eliminate outdated language related to Board classification
Since the 2017 Annual Meeting of Stockholders, all Directors have been elected annually. These amendments will eliminate outdated language relating to the declassification of our Board over the expired three-year phase-out period that occurred between 2015 to 2017.

Go to page 87 for additional information on Proposal 5

Proposal 6	The Board recommends a vote FOR this proposal
Ratification of the Appointment of the Independent Registered Public Accounting Firm
As a matter of good corporate governance, the Board is asking stockholders to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019.

Go to page 89 for additional information on Proposal 6

2

BOARD COMPOSITION & GOVERNANCE HIGHLIGHTS

Director Nominees

See full biographies for each director beginning on page 29.

Name and Age	Director Since	Current or Key Business Experience	Independent	Committee Membership*
				AC	CC	NGC	TDC
Fiona P. Dias, 53	2013	Principal Digital Partner, Ryan Retail Consulting (since 2015)	✓		•		•
Matthew J. Espe, 60	2016	Former President and CEO, Armstrong World Industries, Inc. (2010-2015)	✓		•	•
V. Ann Hailey, 68	2008	Former CFO, L Brands, Inc. (formerly, Limited Brands, Inc.) (1997-2006)	✓	C		•
Bryson R. Koehler, 43	2019	Chief Technology Officer, Equifax Inc. (since 2018)	✓				•
Duncan L. Niederauer, 59	2016	Former CEO, NYSE Euronext (2007-2013)	✓		C		•
Ryan M. Schneider, 49	2017	President and CEO, Realogy Holdings Corp. (since 2018)
Enrique (Rick) Silva, 53	2018	CEO and President, Checkers Drive-In Restaurants, Inc. (since 2007)	✓	•
Sherry M. Smith, 57	2014	Former CFO, SuperValu, Inc. (2010-2013)	✓	•		•
Christopher S. Terrill, 51	2016	Former CEO of ANGI Homeservices (2017-2018)	✓				C
Michael J. Williams, 61 (Independent Chairman)	2012	Former President and CEO, Fannie Mae (2009-2012)	✓	•	•	C

*	C = Chair	AC = Audit Committee	CC = Compensation Committee	NGC = Nominating and Corporate Governance Committee	TDC = Technology and Data Committee

3

Strong corporate governance is an integral part of our core values and practices.
Our Board is comprised of highly-qualified individuals who are committed to our Company and bring a diversity of experiences and perspectives to Board deliberations.

To promote the long-term interests of shareholders, we consistently seek ways we can strengthen our Board and our corporate governance practices, including the following actions taken since the beginning of 2018:

Appointment of Independent Chairman of the Board

Adoption of Proxy Access Bylaw

Increased requirements under Stock Ownership Guidelines for the Board and CEO

Appointment of 2 new directors pursuant to our commitment to ongoing Board refreshment

Formation of the Technology and Data Committee of the Board to support Realogy's strategic direction

Initiation of formal Board investor outreach program

2018 Board emphasis on strategy, executive talent management and return of value to stockholders

The Board continues to follow many other best practices in corporate governance, including those incorporated following stockholder feedback:
•	Majority independent directors (9 of 10 directors, or 90% of the Board)	•	All Board Committees comprised solely of independent Directors

•	Annual two-day meeting focused exclusively on strategy	•	Independent Directors meet regularly in Executive Session

•	All Directors in 2018 attended >75% of applicable meetings	•	Annual election of Directors

•	Majority voting for Directors and Director Resignation Policy	•	Mandatory annual performance evaluation of Board

•	Annual "say-on-pay" vote	•	"Pay for Performance" executive compensation philosophy

4

EXECUTIVE COMPENSATION HIGHLIGHTS

Emphasis on At-Risk and Performance-Based Compensation

90% of 2018 CEO Target Direct Compensation* is "At-Risk" and 60% is tied to Performance Metrics
At-Risk	Compensation Element	Why We Pay It	CEO Target Direct Compensation (%)	Performance-Based
	Equity (Long-Term Incentive)		Total: 75%
✓	Performance-Based PSUs	Long-term value creation	45%	✓
✓	Time-Based Options & RSUs	Align with stockholder interests	30%
	Cash (Short-Term Incentive)		Total: 25%
✓	Annual Cash Incentive	Drive short-term performance	15%	✓
	Base Salary	Attract and retain talent	10%
________
* Target Direct Compensation includes base salary, annual cash incentive at target and the grant date fair value of long-term incentives (equity)
including, performance share units (PSUs)—at target, options, and restricted stock units (RSUs).
Performance Metrics Align with Business Strategy

Annual Cash Incentive Metric	Three-Year Performance-Based PSU Metrics
Consolidated Plan EBITDA	Relative Total Stockholder Return	Cumulative Free Cash Flow
The success of Realogy’s business strategy is directly linked to Consolidated Operating EBITDA growth, which measures bottom-line growth and serves as our key metric for evaluating overall performance of our operating business

Focuses on Realogy stockholder returns relative to an index selected by the Compensation Committee—with outperformance against the index resulting in payouts above target and underperformance resulting in no payout, or payouts below target
Free cash flow is leveraged to advance key Realogy strategic imperatives
Below Target (or No) Payouts
Demonstrate that the Performance Metrics are Working as Designed

Achievement against Performance Goals for Compensation Periods ended December 31, 2018
Consolidated Plan EBITDA (Annual Cash Incentive - 2018)	Relative Total Stockholder Return (PSUs - 2016 to 2018 Cycle)	Cumulative Free Cash Flow (PSUs - 2016 to 2018 Cycle)
Achievement: $654 Million	Achievement: Below threshold (i.e., below -18.6% against index)	Achievement: $1.476 Billion
Target Goal: $740 Million	Target Goal: +2/-2% of Index†	Target Goal: $1.765 Billion
Funding Achievement: 44%	Payout Achievement: 0%	Payout Achievement: 55%
	NEO Realized Value*: 0%	NEO Realized Value*: 25%
See page 45 for full summary	See page 55 for full summary	See page 55 for full summary
________
† Target payout for awards below index performance was eliminated commencing with Performance Share Units (PSUs) granted in 2017.
* Aggregate realized value compares grant date fair value at target to the value of the earned awards based on our stock price on 12.31.2018.

5

When Stockholders Experience Gains or Losses,
Compensation Follows the Same Trajectory
Our rigorous performance-based program is designed so that CEO and executive officer realizable target direct compensation declines during periods of stockholder loss.
As illustrated in the following graphs, realizable compensation losses by our CEO and other named executive officers were aligned with those experienced by our stockholders.

Decline in Realizable Value of CEO Target Direct Compensation (Oct. 23, 2017 to Dec. 31, 2018) vs. Realogy Stock Price

0%
-15%
-30%
-45%
-60%
Change in aggregate realizable target direct compensation
Change in Realogy stock price
-55%
-60%
Start: Oct. 23, 2017
End: Dec. 31, 2018

Since he commenced employment, our CEO's realizable target direct compensation has declined 60% compared to a 55% decline in our stock price.
This chart shows:
•  The decline in value of the CEO's target direct compensation from his date of hire to the end of 2018 compared to the "realizable value" of that compensation at December 31, 2018, and
•  The decline in our stock price between October 23, 2017 to December 31, 2018.
Realizable value means base salary, earned cash incentive award plus "realizable equity value."
Realizable equity value means our 2018 closing stock price times the sum of (i) RSUs granted since October 23rd (including Mr. Schneider's 2017 inducement award); (ii) projected performance share units (based on estimated performance under the 2018-2020 PSU cycle) and (iii) accrued dividend equivalent units, plus (iv) any in-the-money value attributable to options at the end of 2018.

Decline in Realized Value of 2016-2018 Performance Share Units Awards vs. Realogy Stock Price
There was an 87% decline in the aggregate value of performance share units, or PSUs, granted to NEOs for the 2016-2018 performance cycle compared to the 60% decline in our stock price since January 4, 2016.
This chart shows:
•  The decline from the grant date fair value of the 2016-2018 Performance Share Unit (PSU) awards to the market value of the shares earned under the PSU awards as of the December 31, 2018 conclusion of the performance period, and
•  The decline in our stock price during the PSU performance period of January 1, 2016 to December 31, 2018.
As noted on the prior page, the 2016-2018 PSU awards paid out at:
•  0% for Relative Total Stockholder Return, and
•  55% for Cumulative Free Cash Flow

0%
-15%
-30%
-45%
-60%
-75%
-90%
Change from grant date fair market value to realized value
Change in Realogy stock price
-60%
-87%
Start: 2016
End: Dec. 31, 2018

6

Strong Commitment to Best Compensation Practices
Our pay-for-performance compensation philosophy seeks to align executive compensation with stockholder interests, reinforce ethical culture and discourage excessive risk, while attracting, motivating and retaining high-performing executives.
This philosophy is supported by, and aligned with, our continuing commitment to best-in-class pay practices, including:

Best-in-Class Pay Practices

Majority of Executive Committee compensation is performance-based
Multiple performance metrics used to measure short- and long-term performance on both an absolute and relative basis
Annual cash incentive program funding is based entirely on achievement of a financial objective
At least 50% of long-term incentive is tied to achievement of performance-based goals over a three-year performance period
Relative Total Stockholder Return portion of long-term incentive is capped at target when the absolute Total Stockholder Returns are negative
Clawback Policy provides for the claw back of both cash and equity compensation
Prohibition against hedging & pledging
No excise tax gross-ups under our severance arrangements
Strict restrictive covenant agreements
Responsive to investor feedback
Independent compensation consultant
Strong stock ownership requirements
Double trigger change in control provisions
Annual risk assessment of compensation program
No significant executive-only perquisites
No stock option repricing without stockholder approval

7

FREQUENTLY ASKED QUESTIONS
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide access to our proxy materials over the Internet. On or about March 20, 2019, we mailed to our stockholders a "Notice of Internet Availability of Proxy Materials" (the "Notice") telling them how to access and review the information contained in the proxy materials and how to vote their proxies over the Internet. You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials in printed form by mail or by e-mail will remain in effect until you terminate it.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to view our proxy materials on the Internet. You can view the proxy materials for the Annual Meeting on the Internet at www.edocumentview.com/rlgy. Our proxy materials are also available on the Investors section of our website at www.realogy.com.
When and where will the Annual Meeting be held?
The Annual Meeting will be held on Wednesday, May 1, 2019 at 9:00 a.m., Eastern Daylight Time, at the Company's headquarters, 175 Park Avenue, Madison, New Jersey 07940.
What am I being asked to vote on at the Annual Meeting?
You are being asked to vote on the following:

▪	the election of ten Directors for a one-year term;

▪	the advisory approval of our executive compensation program;

▪	the frequency of the advisory vote on executive compensation;

▪	a proposal to amend our Certificate of Incorporation to eliminate the supermajority voting requirements to amend the Certificate of Incorporation and Bylaws;

▪	a proposal to amend our Certificate of Incorporation to eliminate outdated language related to Board classification;

▪	the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2019; and

▪	to transact any other business that may be properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
We are not aware of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.
Who may vote and how many votes does a stockholder have?
All holders of record of our common stock as of the close of business on March 12, 2019 (the record date) are entitled to vote at the Annual Meeting. Each stockholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, _____________ shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.
How many votes must be present to hold the Annual Meeting?
The holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting (also known as a quorum) must be present, in person or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that a quorum has been achieved.

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A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.
How do I vote?
Even if you plan to attend the Annual Meeting, you are encouraged to vote by proxy.
If you are a stockholder of record, also known as a registered stockholder, you may vote by proxy in one of the following ways:

▪	by telephone by calling the toll-free number 800-652-VOTE (8683) (have your Notice or proxy card in hand when you call);

▪	by Internet at www.investorvote.com/rlgy (have your Notice or proxy card in hand when you access the website);

▪	if you have requested and received a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

▪	in person at the Annual Meeting (please see below under "How do I attend the Annual Meeting?").
If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote in person at the Annual Meeting (please see below under "How do I attend the Annual Meeting?").
When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone, but do not specify how you want your shares to be voted, they will be voted as the Board recommends.
Our proxy tabulator, Computershare Trust Company, N.A., must receive any proxy that will not be delivered in person at the Annual Meeting by 11:59 p.m., Eastern Daylight Time on Tuesday, April 30, 2019.
How does the Board recommend that I vote?
The Board recommends the following votes:

▪	FOR the election of each of the Director nominees;

▪	FOR the advisory vote to approve our executive compensation program;

▪	FOR the advisory vote on executive compensation to be held EVERY YEAR;

▪	FOR the amendment of our Certificate of Incorporation to eliminate the supermajority voting requirements to amend the Certificate of Incorporation and Bylaws;

▪	FOR the amendment of our Certificate of Incorporation to eliminate outdated language related to Board classification; and

▪	FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2019.
How many votes are required to approve each proposal?
Election of Directors (Proposal 1): The election of Directors at the Annual Meeting requires the affirmative vote of a majority of the votes cast with respect to a Director nominee to elect that nominee. This means that the number of votes cast "for" each Director nominee must exceed the number of votes cast "against" that nominee. Any abstentions or broker non-votes are not counted as votes cast "for" or "against" that nominee's election and will have no effect on the election of Directors. (A plurality voting standard would apply in the event of a contested Director election.)
Under the Director Resignation Policy, an incumbent Director who does not receive the requisite majority of the votes cast for his or her election in an uncontested election will tender his or her resignation to the Board. Pursuant to the Director Resignation Policy, the Nominating and Corporate Governance Committee will then recommend to the Board, and the Board will decide, the action to be taken with respect to the tendered resignation. In making its decision, the Board may consider any information, factors and alternatives it considers relevant. The Board will act on the recommendation of the Nominating and Corporate Governance Committee within 90 days following the date of the stockholders’ meeting at which the election of the Director occurred.
Advisory Votes on Executive Compensation and Frequency of Vote on Executive Compensation (Proposals 2 and 3): As these agenda items are non-binding, advisory votes, there is no "required vote" that would constitute approval. We value the opinions expressed by our stockholders in these

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advisory votes, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of these votes when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of these proposals.
Votes to Amend our Certificate of Incorporation (Proposals 4 and 5): These proposals require the affirmative vote of the holders of at least 75% of all of the shares entitled to vote at the Annual Meeting. Any abstentions or broker non-votes will have the same effect as votes cast "against" the proposals.
Ratification of Independent Auditor (Proposal 6): This proposal requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.
Will my shares be voted if I do not return my proxy?
If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or by ballot at the Annual Meeting.
If your shares are registered in the name of a bank, broker or other nominee and you do not give your broker or other nominee specific voting instructions for your shares, under rules of The New York Stock Exchange, or the NYSE, your record holder has discretion to vote your shares on proposals relating to what are deemed to be routine matters, which include the ratification of our independent auditor, and does not have discretion to vote on proposals relating to what are deemed to be non-routine matters, which include the other matters to be presented for vote at the Annual Meeting. Your broker will not be permitted to vote on your behalf on these non-routine matters unless you provide specific instructions by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.
How do I attend the Annual Meeting?
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the Annual Meeting. If you received a Notice or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you photo identification such as a valid driver's license or passport for purposes of personal identification.
If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.
Can I change or revoke my vote?
You may change or revoke your proxy at any time prior to the voting at the Annual Meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the Annual Meeting and voting in person and requesting that your prior proxy not be used.
How are proxies solicited?
Morrow Sodali LLC has been retained to advise and assist in soliciting proxies at a cost of $8,000 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, phone or electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our stock.
What is "householding"?
We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called householding. Under this procedure, stockholders of record who have the same address and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notice (or, if applicable the proxy statement and annual report) for each holder having that address. This procedure will reduce our printing costs and postage fees.
If, in the future, you do not wish to participate in householding and prefer to receive your Notice (or, if applicable, the proxy statement and annual report) in a separate envelope, please contact Computershare, 462 S. 4th Street, Suite 1600, Louisville, KY, 40202.
Beneficial stockholders may request information about householding from their banks, brokers or other holders of record.

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GOVERNANCE OF THE COMPANY

2018 INVESTOR OUTREACH PROGRAM: Corporate Governance Topics
During our 2018 Investor Outreach Program, our Board noted that several of our stockholders support certain corporate governance initiatives. Specific corporate governance topics considered included: the elimination of supermajority voting provisions for amendment of the Certificate of Incorporation and Bylaws, market-standard proxy access bylaw provisions and the right of holders of 25% or more of our outstanding stock to call a special meeting of stockholders.
The Nominating and Corporate Governance Committee and the Board reviewed each of these topics and, after careful consideration, determined to take the actions described below:

▪	Adopt a proxy access provision in our Bylaws. On February 25, 2019, our Board determined to amend our Bylaws to allow for:

▪	a stockholder, or a group of up to 20 stockholders,

▪	owning an amount of shares that constitutes 3% or more of our outstanding common stock,

▪	that has been continuously held for at least three years,

▪
to nominate and include in our proxy materials director nominees constituting up to the greater of two nominees or 20% of the Board, in all cases, subject to the terms and conditions set forth in the Bylaws.

To learn more, go to Stockholder Proposals and Nominations for Director—Director Nominations for Inclusion in Proxy Materials (Proxy Access) on page 93.

▪
Recommend that our stockholders vote at the Annual Meeting to approve amendments to our Certificate of Incorporation that would eliminate the supermajority voting provisions related to amendment of our Certificate of Incorporation and Bylaws.

To review this stockholder proposal, see: Proposal 4: Approval of Amendment to our Certificate of Incorporation to Eliminate the Supermajority Voting Requirements to Amend the Certificate of Incorporation and Bylaws on page 85.
The Nominating and Corporate Governance Committee and the Board intend to further consider the right of stockholders to call special meetings, including seeking specific input from our investors. While the Board favors corporate governance provisions that promote stockholder rights and greater Board accountability, the Board determined further discussion with our investors was warranted in light of, among other factors, the significant time and expense required to hold a special meeting, including the preparation and distribution of disclosure documents and the diversion of time and resources from the Board's and management's focus on our business.

A key objective of our investor outreach was to listen to our stockholders and better understand their perspectives on our executive compensation program.

See Compensation Discussion and Analysis—2018 Investor Outreach Program: Executive Compensation Topics on page 39 for a discussion of the feedback our Board received from our investors on our executive compensation program during the 2018 Investor Outreach Program and the changes the Compensation Committee incorporated into our 2019 executive compensation program and proxy statement as a result of what we heard from our investors.

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Strong corporate governance is an integral part of our core values and practices. Please visit our website at www.realogy.com under the Governance page for the Board's Corporate Governance Guidelines, Director Independence Criteria, the Code of Ethics for Employees, the Code of Business Conduct and Ethics for Directors, the Board-approved charters for the Audit, Compensation and Nominating and Corporate Governance Committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940.

Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board Committees, Director Independence Criteria, Code of Ethics for Employees and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on the NYSE and those contained in SEC rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Governance page of our website at www.realogy.com.

Director Independence Criteria
NYSE listing standards and our Corporate Governance Guidelines require the Board to affirmatively determine annually whether each Director satisfies the criteria for independence and has no material relationship with Realogy Holdings other than as a Director. The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria are available on the Governance page of our website at www.realogy.com.
A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

▪	No relationships that would disqualify independence under NYSE listing standards;

▪	No personal services contract in the last three years with Realogy Holdings or any of its executive officers; and

▪
No control position with a non-profit organization that has received more than the greater of (i) 2% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $1,000,000, either directly or indirectly from Realogy Holdings within the last three years.

Determination of Director Independence
During the Board's annual review of the independence of the Directors, the Board considered whether there are any relationships between each Director (or any member of his or her immediate family) and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between Directors (or any member of their immediate family or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder) and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.
As a result of this review, the Board affirmatively determined that, under NYSE listing standards and our Director Independence Criteria:

▪	All of the members of our Board are Independent Directors, other than our CEO; and

▪	All members of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Technology and Data Committee are Independent Directors.
The Board also determined that none of the Independent Directors had or has any material relationship with us other than as a Director.
In making these determinations, the Board took into consideration that several of our Independent Directors and/or their immediate family members, either before they joined the Board or during their tenure as Directors, utilized the brokerage services of our company-owned brokerages and/or our franchisees in the purchase or sale of residential real estate and/or the Company's title and settlement services in the ordinary course and on similar terms to those offered to unrelated third parties in similar transactions.

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Committees of the Board
The following describes our standing Board Committees and related matters. The Charter for each committee is available on the Governance page on our website at www.realogy.com.
Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management regarding:

▪	systems of internal control over financial reporting and disclosure controls and procedures;

▪	the integrity of the financial statements;

▪	the qualifications, engagement, compensation, independence and performance of the independent auditors and the internal audit function;

▪	compliance with legal and regulatory requirements and the Company's ethics program;

▪	review of material related party transactions; and

▪	compliance with, adequacy of, and any requests for written waivers sought with respect to any executive officer or Director under, the code of ethics.
The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks. The Board has direct oversight of operational and strategic risks while the Compensation Committee addresses compensation, talent management and succession planning related risks. For a more detailed discussion of the oversight of risk management, see "—Oversight of Risk Management."
All members of the Audit Committee are Independent Directors under the Board's Director Independence Criteria and applicable SEC and NYSE listing standards. The Board in its business judgment has determined that all members of the Audit Committee are financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board has also determined that V. Ann Hailey, Michael J. Williams and Sherry M. Smith are audit committee financial experts within the meaning of applicable SEC rules.

Compensation Committee
The purpose of the Compensation Committee is to:

▪	oversee management compensation policies and practices, including, without limitation, reviewing and approving, or recommending to the Board:

▪	the compensation of our CEO and other executive officers;

▪	management incentive policies and programs;

▪	equity compensation programs; and

▪	stock ownership and clawback policies;

▪	review and make recommendations to the Nominating and Corporate Governance Committee with respect to the compensation of and reimbursement and stock ownership policies for Directors;

▪	provide oversight concerning selection of officers and severance plans and policies;

▪	review and discuss with management the Company's compensation discussion and analysis that is included in this proxy statement; and

▪
no less frequently than annually review the talent development and succession plans for the Company's executive officers (other than the CEO) and key individuals within the Company's senior leadership group (officers who report to the CEO's direct reports) and make recommendations to the Board as appropriate regarding possible successors for these positions.

For additional information regarding the Compensation Committee's processes and procedures, see below under Executive Compensation—Compensation Discussion and Analysis—Role of Committee, Advisors and Executives in Setting Executive Compensation.
All of the members of the Compensation Committee are Independent Directors under the Board's Director Independence Criteria and applicable NYSE listing standards. Each member of the Compensation Committee is a “non-employee” Director as defined in the Securities Exchange Act of 1934, as amended, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

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Nominating and Corporate Governance Committee
The principal duties and responsibilities of our Nominating and Corporate Governance Committee include the following:

▪	implementation and review of criteria for membership on our Board and its committees;

▪	identification and recommendation of proposed nominees for election to our Board and membership on its committees;

▪	development, and recommendation to our Board, of principles regarding corporate governance and related matters (including management succession planning);

▪	review, and recommendation to our Board, of compensation, reimbursement and stock ownership policies for Directors; and

▪	overseeing the evaluation of the Board.

All of the members of the Nominating and Corporate Governance Committee are Independent Directors under the Board's Director Independence Criteria and applicable NYSE listing standards.
Technology and Data Committee
The principal duties and responsibilities of our Technology and Data Committee are to assist the Board in fulfilling its oversight responsibilities with respect to the role of technology and data in executing the business strategy of the Company including, but not limited to:

▪	technology and data strategy and performance;

▪	major investments in technology and data projects (including, technology infrastructure and the development of products and services); and

▪	technology trends.
All of the members of the Technology and Data Committee are Independent Directors under the Board's Director Independence Criteria and applicable NYSE listing standards.

Committee Membership
The following chart provides the membership of our standing committees in 2018:

Director(1)	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Technology and Data Committee
Fiona P. Dias	—	M	—	M
Matthew J. Espe	—	M	M	—
V. Ann Hailey	C	—	M	—
Bryson R. Koehler(2)	—	—	—	M
Duncan L. Niederauer	—	C	—	M
Enrique Silva	M	—	—	—
Sherry M. Smith	M	—	M	—
Chris Terrill	—	—	—	C
Michael J. Williams	M	M	C	—
Meetings held during 2018	12	6	5	1
_______________
M = Member    C = Chair

(1)	Each member of each Committee is an Independent Director.

(2)	Mr. Koehler joined the Board and became a member of the Technology & Data Committee on January 7, 2019.
During 2018, the Board held eleven meetings. Each Director nominated for election attended at least 75% of the aggregate total number of meetings of the Board and the committees of the Board on which the Director served.

Directors fulfill their responsibilities not only by attending Board and committee meetings and review of meeting materials, but also through communication with the Independent Chairman and the CEO and other members of management relative to matters of mutual interest and concern to Realogy Holdings.

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In addition, individual Directors arrange periodic visits to the Company's offices where they meet with members of management to gain a deeper understanding of Company operations. Directors have also attended conferences and other strategic events.

Board Leadership Structure
Michael J. Williams became our Independent Chairman on December 31, 2017. Mr. Williams previously served as the Board's Lead Independent Director and has been a Director since 2012.
The Board has no fixed policy on the separation of the CEO and Chairman roles and our Bylaws allow for these roles to be either combined or separated. This flexibility allows our Board to choose a different Board leadership structure if and when it believes it is in the best interests of the Company based on current circumstances. In making this determination, the Board considers a number of factors, including the position and direction of the Company, the specific needs of our business, and the constitution of the Board and management team.
The Board currently believes that the separation of the CEO and Chairman roles is the most appropriate leadership structure for the Company at this time, as it allows Mr. Schneider to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing Mr. Williams to focus on leading the Board, providing its advice and counsel to Mr. Schneider, and facilitating the Board’s independent oversight of management.
The Board will continue to regularly review its leadership structure and exercise its discretion in recommending an appropriate and effective framework on a case-by-case basis, taking into consideration the needs of the Board and the Company at such time.
In his capacity as Independent Chairman of the Board, Mr. Williams:

▪	presides at all meetings of the Board and stockholders;

▪	acts as an adviser to Mr. Schneider on strategic aspects of the CEO role with regular consultations on major developments and decisions germane to the Board's oversight responsibilities;

▪	serves as a liaison between the CEO and the other members of the Board, including providing feedback to the CEO from the other members of the Board after each meeting of the Board;

▪	coordinates with Directors between meetings and encourages and facilitates active participation of all Directors;

▪	sets Board meeting schedules and agendas in consultation with the CEO and corporate secretary;

▪	reviews Board materials, including drafts of key presentations and consultations with members of senior management;

▪	has the authority to call meetings of the Independent Directors or of the entire Board; and

▪	monitors and coordinates with management on corporate governance issues and developments.

Strategic Planning
Our Board has spent a substantial amount of time working with management to refine Realogy's mid- and long-term strategic planning process. In addition the Board spends significant attention to our near-term objectives, such as efforts focused on market position, growth and improving operating effectiveness.
The Board receives updates on our strategy at each regular Board meeting and holds an annual two-day meeting focused exclusively on strategy. These strategic meetings focus on core aspects of our business as well as our competitive position in light of emerging and existing competitive trends.
We are cognizant of the changing competitive landscape and the growing influence of technology on the real estate industry, and our strategic vision for the Company has been underscored by a commitment to being on the leading edge of innovation and technology. To further this strategic focus, management and the Board have:

▪	formed the Technology and Data Committee to oversee the role of technology and data in executing Realogy's business strategy, in August 2018;

▪	added Bryson Koehler, an experienced technology executive, to the Board of Directors, in January 2019; and

▪	hired new executive talent, including a Chief Technology Officer, in January 2018.

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Succession Planning
The Board is responsible for the development, implementation and periodic review of a succession plan for our Chief Executive Officer and each member of the senior leadership team, which we call the Executive Committee. The Executive Committee includes the Chief Financial Officer, the Chief Executive Officer of each of the four business units, the Chief Technology Officer, the Chief Human Resources Officer and the General Counsel. The Board works with the Compensation Committee (and, as appropriate, the Nominating and Corporate Governance Committee) with respect to the Company's programs and plans in the areas of talent development and succession planning and the November 2018 meeting of the Board were focused on these areas.
In addition to the successful recruitment of Mr. Schneider in October 2017, Mr. Schneider, in consultation with, and approval by, the Board, made a number of key changes to the Executive Committee in 2018, including those described in the Proxy Summary section of the Compensation Discussion and Analysis.
The Board has an emergency succession plan in the event of an unexpected disability or inability of our Chief Executive Officer to perform his duties.

Oversight of Risk Management
The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board focuses on the key risks facing us and our risk management strategy and seeks to ensure that risks—inherent and undertaken by us—are consistent with a level of risk that is appropriate for our Company and the achievement of our business objectives and strategies.
Realogy's enterprise risk management (“ERM”) program recognizes the framework issued in 2004 by the Committee of Sponsoring Organizations of the Treadway Commission, as well as the 2017 update issued by the same, but our Company has fashioned a process that integrates our specific goals and objectives.
A Risk Management Committee, comprised of key members of management, meets regularly to identify, monitor, mitigate, and manage the risks the Company faces. Our Chief Ethics & Compliance Officer and Chief Audit Executive reports directly to the Audit Committee and facilitates our ERM program.

On a regular basis, management presents to the Board, or the applicable Board committees, a comprehensive review of the Company’s ERM processes. The presentations include a review of the Company's risk assessment and risk management policies as well as updates on key risks that have been identified and assessed during the year and the strategies management has developed for managing them.
During 2018, these topics included the Company's potential exposure to risks related to capital structure, third-party relationships, cybersecurity, strategy as well as macroeconomic factors and operational matters.
Throughout the year, at other meetings of the Board and, as applicable, Board committees, senior management presents updates on specific Company risks and trends, including emerging and existing competitive trends. In the course of reviewing the Company’s strategic initiatives throughout the year, and in one in-depth two-day meeting devoted solely to strategy, the Board considers whether the strategies are appropriately aligned to mitigate the risks identified in the ERM process as well as to act upon opportunities intended to keep the Company well-positioned for the future.
The Board and the applicable Board committees regularly review information regarding, and risks associated with, our finances, credit, liquidity, operations, legal and regulatory obligations, talent development, information technology (including cybersecurity risks) and business strategy, including measures management has taken and will take to mitigate risks.
The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to mitigate these risks to an acceptable level. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Nominating and Corporate Governance Committee oversees the management of risks associated with the independence of the Board, the reputation of the Company and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of risks, the entire Board is regularly informed about our risks through committee reports and management presentations.

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As part of its oversight of the Company's executive compensation program, the Compensation Committee annually considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile and risks related to succession planning and talent management.
In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a material risk to the Company.
To assist the Compensation Committee in its assessments of the Company's compensation risk profile, Internal Audit assessed the reasonableness of the criteria and assumptions that are used by the Company to identify the risks associated with the Company's material incentive-based compensation programs. Our Chief Human Resources Officer evaluated the results. Multiple factors were considered as part of Internal Audit's assessment, including incentive compensation criteria and payment limits, compensation mix, number of participants and risk mitigation factors. The results of the validation procedures were presented by Internal Audit to both management and the Compensation Committee. The Compensation Committee considered the results in making its determinations regarding the Company's executive compensation program and its compensation policies and procedures.
Based on these reviews and procedures, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
While the Board and the committees oversee our risk management, our CEO and other senior management (including the Risk Management Committee) are primarily responsible for day-to-day risk management analysis and mitigation and report to the full Board or the relevant committee regarding risk management. We believe this division of responsibility is the most effective approach for addressing our risk management.

Executive Sessions of Independent Directors
The Independent Directors meet regularly without any members of management present. During 2018, Michael Williams, the Independent Chairman of the Board chaired these sessions.
Committees of the Board also regularly hold executive sessions without management present. These sessions are led by the Committee Chairs.

Communications with the Board and Directors
Stockholders and other parties interested in communicating directly with the Board, an individual Independent Director or the Independent Directors as a group may do so by writing our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and, in her discretion, not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.

Director Attendance at Annual Meeting of Stockholders
As provided in the Board's Corporate Governance Guidelines, Directors are expected to attend our annual meeting of stockholders absent exceptional cause. All of our then-serving Directors attended the 2018 Annual Meeting of Stockholders, other than Mr. Alvarez who did not stand for reelection.

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Code of Business Conduct and Ethics
Our Board has adopted a code of ethics (the "Code of Conduct") which applies to all officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available on the Governance page of Realogy's website at www.realogy.com. The purpose of the Code of Conduct is:

▪	to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

▪	to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company;

▪	to protect Company information and assets; and

▪	to promote compliance with all applicable laws, rules and regulations that apply to the Company and its officers.
The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. The Code of Business Conduct and Ethics for Directors is available on the Governance page of Realogy's website at www.realogy.com.

Ethisphere® Institute, the leading international business ethics think-tank, has recognized us as one of the World's Most Ethical Companies in each of the past eight years.

Copies of the Code of Conduct and the Code of Business Conduct and Ethics for Directors may also be obtained free of charge by writing to our Corporate Secretary. We will disclose on our website any amendment to or waiver from a provision of our Code of Conduct that applies to our CEO, CFO or Chief Accounting Officer.

Compensation of Directors
Independent Directors receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the long-term interests of stockholders.
The Board has established guidelines with respect to the compensation of our Directors. These guidelines designate a portion of the compensation of our Directors to be paid in restricted stock unit awards.
The Compensation Committee undertakes an annual review of the competitiveness of the compensation paid to the Company's Directors, and receives advice from its independent compensation consultant on market comparables. See Compensation Discussion & Analysis—Role of Committee, Advisors and Executives in Setting Executive Compensation on page 61 of this proxy statement. The Compensation Committee recommends changes, if any, to the Nominating and Corporate Governance Committee, which in turn makes recommendations to the Board.
In May 2018, the Compensation Committee's independent compensation consultant presented its review of the competitiveness of the compensation paid to independent Directors, advising that such compensation was slightly below median of the peer group. The Compensation Committee determined to recommend that no changes be made Director compensation in 2018.
The Board is subject to stock ownership guidelines for Directors as discussed under Governance of the Company—Independent Director Stock Ownership Guidelines on page 21 pursuant to which the Independent Directors must retain a meaningful portion of their equity compensation.

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The following table sets forth the compensation for services payable to our Directors as of December 31, 2018:

Compensation(1)
Annual Director Retainer(2)	$215,000
Annual Independent Chairman of the Board Retainer(3)	400,000
Audit Committee Chair Retainer	20,000
Audit Committee Member Retainer	15,000
Compensation Committee Chair Retainer	15,000
Compensation Committee Member Retainer	10,000
Nominating and Corporate Governance Committee Chair Retainer	10,000
Nominating and Corporate Governance Committee Member Retainer	7,500
Technology and Data Committee Chair Retainer	10,000
Technology and Data Committee Member Retainer	7,500
_______________

(1)
Members of the Board who are also officers or employees of Realogy Holdings or its subsidiaries (e.g., our CEO) do not receive compensation for serving as Directors. A Chair of a committee receives a Chair fee as well as a fee as a member of that committee.

(2)
The annual Director retainer (the "Annual Director Retainer") is paid as follows: $75,000 in cash, payable in quarterly installments, and $140,000 in the form of restricted stock units (rounded up to the nearest share) or, in the case of a new Director appointed in between annual meetings of stockholders, the award is pro-rated for the period between the date of grant and the first anniversary of the immediately preceding annual meeting of stockholders. The restricted stock units vest one year following the date of grant.

The Independent Chairman of the Board is not entitled to receive the Annual Director Retainer, but is entitled to the Annual Independent Chairman Retainer described in footnote (3).

(3)
The Independent Chairman of the Board receives an annual fee comprised of $150,000 in cash, payable in quarterly installments, and $250,000 in the form of restricted stock units, vesting on the first anniversary of the grant date (the "Annual Independent Chairman Retainer"). The Independent Chairman of the Board is not entitled to receive the Annual Director Retainer described in footnote (2).

Cash fees are paid in advance on a quarterly basis on the first day of a quarter and the stock portion of the Annual Retainer and Annual Independent Chairman Retainer is granted immediately following the annual meeting of stockholders (or in the case of Directors joining the Board between annual meetings, on or about the date they are appointed to the Board). Directors may elect to receive fully vested shares of common stock in lieu of cash.
A Director may also defer cash fees and eligible equity awards, including restricted stock units, under the Realogy Director Deferred Compensation Plan. Cash fees deferred will be in the form of deferred stock units settleable in shares of our common stock; the number of deferred stock units issuable in connection with a deferral of cash fees is calculated by dividing the amount of the deferred cash fees by the fair market of our common stock on the date of grant. Deferred stock units accrue dividend equivalent units, the value of which are factored into the grant date fair value. Generally, a Director's deferral will be paid on a fixed date elected by the Director, or, if earlier, on the first anniversary following a Director's separation from service for elections made prior to December 11, 2014 or on the last business day of the quarter following a Director's separation of service for elections made on or after December 11, 2014. A Director may elect to receive deferred payments in a single lump-sum payment or payments over time.
A Director who serves on our Board does not receive any additional compensation for service on the Board of Directors of our subsidiaries.
We reimburse Independent Directors for all travel and other expenses incurred in connection with attending Board and Committee meetings and for continuing director education programs they attend.

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The following sets forth information concerning the compensation of our Independent Directors in 2018:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Fiona P. Dias	92,500	140,005	232,505
Matthew J. Espe	88,125	140,005	228,130
V. Ann Hailey	117,500	140,005	257,505
Duncan L. Niederauer	103,125	140,005	243,130
Enrique Silva*	37,500	105,013	142,513
Sherry M. Smith	93,125	140,005	233,130
Chris Terrill	82,292	140,005	222,297
Michael J. Williams	192,517	250,000	442,517
Raul Alvarez*	30,833	—	30,833
_______________
*    Mr. Alvarez did not stand for reelection at the 2018 Annual Meeting. Mr. Silva joined the Board on August 1, 2018.
Bryson Koehler did not join our Board until January 2019 and is not included in the table above.

(1)	For Mr. Williams includes fees earned in cash for first quarter 2018, but paid in fully-vested shares of our common stock.

(2)
The amounts reported in the "Stock Awards" column include, for each director, the grant date fair value of restricted stock unit awards granted to each Director in 2018, representing the equity portion of the Director's retainer.

Restricted stock units accrue dividend equivalent units, the value of which are factored into the grant date fair value. Dividend equivalent units vest on the same terms as the underlying restricted stock units.
The grant date fair value of equity awards granted in 2018 are computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)	As of December 31, 2018, each of the Independent Directors held the following outstanding equity awards:

Name	Aggregate RSU Awards (#)	Option Awards (#)
Fiona P. Dias	5,705	—
Matthew J. Espe	6,825	—
V. Ann Hailey	5,705	15,364
Duncan L. Niederauer	6,764	—
Enrique Silva	4,431
Sherry M. Smith	5,705	—
Chris Terrill	6,925	—
Michael J. Williams	9,461	9,573

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Independent Director Stock Ownership Guidelines
During the Board's 2018 Investor Outreach Program, certain stockholders stressed the importance of stock ownership by management and Board members. In order to further strengthen the linkage with stockholders, the Board increased the stock ownership guidelines applicable to each Independent Director, effective November 2018.
As amended, each Independent Director is required to beneficially own an amount of our stock equal to the greater of:

▪	$500,000; or

▪	at least five times the cash portion of the annual Director retainer (or $375,000 based upon the current $75,000 cash portion of the annual retainer).
In addition, the Board eliminated vested stock options as counting toward the stock ownership requirement. Shares of Realogy common stock, deferred stock units, and unvested restricted stock units count as stock ownership.

None of our current Directors has ever sold a share of Realogy stock

Directors must satisfy the increased stock ownership guidelines by November 2019 or, if later, within five years of joining the Board. If the guideline levels are not achieved by the compliance deadline, 100% of net shares received from the exercise of stock options or the vesting of any full value award must be retained until compliance is achieved.
As of December 31, 2018, Ms. Hailey and Messrs. Niederauer and Williams met the increased ownership guidelines and all other Independent Directors are on track to satisfy the increased stock ownership requirement within the compliance period.
The following table describes each Independent Director's progress toward achievement of the stock ownership guidelines as of December 31, 2018.

Name(1)	Shares of Common Stock (#)	RSU Awards (#)(2)	Deferred Stock Units (#)(2)	Total Ownership Value ($)(3)	Deadline for Compliance
Fiona P. Dias	—	5,705	18,375	$409,601	November 2019
Matthew J. Espe	5,148	6,825	5,251	292,980	August 2021
V. Ann Hailey	19,694	5,705	9,185	588,274	November 2019
Duncan L. Niederauer	34,138	6,764	—	695,743	January 2021
Sherry M. Smith	4,253	5,705	10,617	349,981	December 2019
Enrique Silva	5,500	4,431	—	168,926	August 2023
Chris Terrill	11,117	6,925	—	306,894	July 2021
Michael J. Williams	40,041	9,461	—	842,029	November 2019
______________

(1)	Bryson R. Koehler became a Director in January 2019 and is not include in the table above.

(2)	Includes accrued dividend equivalent units through December 31, 2018.

(3)	Calculated based on average closing sale price for the 20 trading days immediately prior to the December 31, 2018 measurement date.

Section 16(a) Beneficial Ownership Reporting Compliance
Our Directors and executive officers and our ten percent stockholders are required to file with the SEC reports of ownership and changes in ownership of our common stock. All 2018 reports were filed on time.

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Ownership of Our Common Stock
The following table sets forth information regarding the beneficial ownership of our common stock as of March 12, 2019 by (i) each person known to beneficially own more than 5% of our common stock, (ii) each of our named executive officers, (iii) each member of the Board and (iv) all of our executive officers and members of the Board as a group. At March 12, 2019, there were _____________ shares of common stock outstanding.
The amounts and percentages of common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest.
Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
See prior page for a description of the Stock Ownership Guidelines applicable to our independent Directors, which shows achievement against guideline levels and includes deferred stock units held by our Directors (which are not reflected in the table below).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
The Vanguard Group (1)	17,328,952	15.3%
EdgePoint Investment Group Inc.(2)	16,109,181	14.2%
BlackRock, Inc.(3)	11,039,793	9.7%
T. Rowe Price Associates, Inc.(4)	10,530,391	9.3%
Tremblant Capital Group (5)	10,027,176	8.8%
Southeastern Asset Management, Inc.(6)	9,515,613	8.4%
Okumus Fund Management Ltd.(7)	7,622,378	6.7%
Canada Pension Plan Investment Board (8)	7,600,000	6.7%
Dimensional Fund Advisors LP (9)	7,355,998	6.5%
Ryan M. Schneider (10)	147,722	*
David L. Gordon (11)	14,032	*
John W. Peyton (12)	42,973	*
Marilyn Wasser (13)	270,639	*
Timothy B. Gustavson (14)	14,191	*
Anthony E. Hull (15)	455,136	*
Enrique Silva (16)	5,500	*
Fiona P. Dias (17)	—	*
Matthew J. Espe (18)	8,001	*

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Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
V. Ann Hailey (19)	35,058	*
Bryson R. Koehler (20)	—	*
Duncan L. Niederauer (21)	40,899	*
Sherry M. Smith (22)	4,247	*
Chris Terrill (23)	17,536	*
Michael J. Williams (24)	59,071	*
Directors and executive officers as a group (19 persons) (25)	1,404,714	1.2%
_______________

*	Less than one percent.

(1)
The information in the table is based solely upon Amendment No. 6 to Schedule 13G filed by such person with the SEC on February 12, 2019. The principal address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard reported sole voting power over 60,059 shares of common stock, sole dispositive power over 17,266,829 shares of common stock, shared voting power over 17,100 shares of common stock and shared dispositive power over 62,123 shares of common stock.

(2)
The information in the table is based solely upon Amendment No. 3 to Schedule 13G jointly filed by EdgePoint Investment Group Inc. and EdgePoint Global Portfolio (together, "EdgePoint") with the SEC on February 13, 2019. The principal address for EdgePoint is 150 Bloor Street W Suite 500, Toronto, Ontario M5S 2X9, Canada. EdgePoint Investment Group reported shared voting and dispositive power over all 16,109,181 shares of common stock and EdgePoint Global Portfolio reported shared voting and dispositive power over 8,996,707 shares of common stock.

(3)
The information in the table is based solely upon Schedule 13G filed by such person with the SEC on February 8, 2019. The principal address for Blackrock, Inc is 55 East 52nd Street New York, NY 10055. Blackrock, Inc. reported sole voting power over 10,517,648 shares of common stock and sole dispositive power over all 11,039,793 shares of common stock.

(4)
The information in the table is based solely upon Amendment No. 1 to Schedule 13G jointly filed by T. Rowe Price Associates and T. Rowe Price Mid-Cap Value Fund, Inc. (together, "T. Rowe Price") with the SEC on February 14, 2019. The principal address for T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. reported sole voting power over 3,123,615 shares of common stock and sole dispositive power over all 10,530,391 shares of common stock and T. Rowe Price Mid-Cap Value Fund, Inc. reported sole voting power over 7,327,000 shares of common stock.

(5)
The information in the table is based solely upon Schedule 13G filed by such person with the SEC on February 14, 2019. The principal address for Tremblant Capital Group is 767 Fifth Avenue New York, New York 10153. Tremblant Capital Group reported sole voting and dispositive power over all 10,027,176 shares of common stock.

(6)
The information in the table is based solely upon Schedule 13G jointly filed by such person, Longleaf Partners Small-Cap Fund and O. Mason Hawkins, individually with the SEC on February 14, 2019. The principal address for all such filers is 6410 Poplar Ave., Suite 900 Memphis, TN 38119. Southeastern Asset Management, Inc. reported shared voting power over 9,135,453 shares of common stock, sole dispositive power over 83,363 shares of common stock and shared dispositive power over 9,432,250 shares of common stock and Longleaf Partners Small-Cap Fund reported shared voting and dispositive power over 9,135,453 shares of common stock. Mr. Hawkins disclaims direct or indirect control over the shares.

(7)
The information in the table is based solely upon Amendment No 1. to Schedule 13G jointly filed by such person and Okumus Opportunistic Value Fund, Ltd. and Ahmet H. Okumus with the SEC on February 14, 2019. The principal address for Okumus Fund Management Ltd. and Ahmet H. Okumus is 767 Third Avenue, 35th Floor, New York, NY 10017 and the principal address for Okumus Opportunistic Value Fund, Ltd. is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola VG 1110, British Virgin Islands. The reporting persons reported shared voting and dispositive power over all 7,622,378 shares of common stock.

(8)
The information in the table is based solely upon Schedule 13G filed by such person with the SEC on February 7, 2019. The principal address for Canada Pension Plan Investment Board is One Queen Street East, Suite 2500, Toronto, Ontario M5C 2W5 Canada. Canada Pension Plan Investment Board reported sole voting and dispositive power over all 7,600,000 shares of common stock.

(9)
The information in the table is based solely upon Schedule 13G filed by such person with the SEC on February 8, 2019. The principal address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road Austin, Texas, 78746.

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Dimensional Fund Advisors LP reported sole voting power over 7,086,803 shares of common stock and sole dispositive power over all 7,355,998 shares of common stock.

(10)
Includes 117,976 shares of common stock underlying options. Does not include 787,458 shares of common stock underlying options, 202,172 shares of common stock subject to restricted stock unit awards and shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 12, 2019.

(11)
Includes 4,564 shares of common stock underlying options. Does not include 59,936 shares of common stock underlying options, 49,805 shares of common stock subject to restricted stock unit awards and shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 12, 2019.

(12)
Includes 31,415 shares of common stock underlying options. Does not include 156,529 shares of common stock underlying options, 57,847 shares of common stock subject performance restricted stock unit awards and restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 12, 2019.

(13)
Includes 184,167 shares of common stock underlying options. Does not include 124,251 shares of common stock underlying options, 43,919 shares of common stock subject to performance restricted stock unit awards and restricted stock unit awards, 11,682 shares issuable under deferred stock units or shares issuable under performance share unit awards that do not become exercisable, issuable or settleable within 60 days of March 12, 2019.

(14)
Includes 8,225 shares of common stock underlying options. Does not include 17,474 shares of common stock subject to restricted stock unit awards or shares issuable under performance share unit awards that do not become issuable within 60 days of March 12, 2019.

(15)
Includes 310,082 shares of common stock underlying options. Does not include 81,286 shares of common stock underlying options, 25,215 shares of common stock subject to performance restricted stock unit awards and restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 12, 2019

(16)	Does not include 4,431 shares subject to vesting under a restricted stock unit award.

(17)	Does not include 24,080 shares issuable under deferred stock units that will not become settleable within 60 days of March 12, 2019.

(18)
Includes 2,853 shares subject to vesting under a restricted stock unit award. Does not include 9,982 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 12, 2019.

(19)	Includes 15,364 shares of common stock underlying options. Does not include 14,890 shares issuable under deferred stock units that will not become settleable within 60 days of March 12, 2019.

(20)	Does not include 2,726 shares subject to vesting under a restricted stock unit award.

(21)	Includes 5,705 shares subject to vesting under a restricted stock unit award.

(22)	Does not include 16,322 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 12, 2019.

(23)
Includes 5,705 shares subject to vesting under a restricted stock unit award. Does not include 1,220 shares of common stock subject to a restricted stock unit award that will not vest within 60 days of March 12, 2019.

(24)	Includes 9,573 shares of common stock underlying options.

(25)
Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not named executive officers, this amount includes 191,296 shares of common stock underlying options. Does not include with respect to such other executive officers 281,961 shares of common stock issuable upon exercise of options, 122,083 shares subject to restricted stock unit and performance restricted stock unit awards, or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 12, 2019.

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PROPOSAL 1:
ELECTION OF DIRECTORS

Process for Nominating Directors
The Nominating and Corporate Governance Committee of our Board, which we refer to in this "Election of Directors" section as the "Committee," is responsible for identifying, recruiting, evaluating and recommending to the Board nominees for election at the Annual Meeting.
Identification and Evaluation Process. The process for identifying and evaluating nominees to the Board is initiated by Committee and Board discussions concerning the skills and competencies of the current membership of the Board. While the Board does not have any mandatory policies with respect to rotation of Committee assignments or chairs, its process for identifying and evaluating nominees does take into account the periodic rotations of committee chairs and committee members. Its process also seeks to address both short-term and longer-term needs of the Board. Once the need for a new Director has been determined, the Board begins a process to identify a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board, management, stockholders or others and, if the Committee deems appropriate, a third-party search or board advisory firm. To help the Committee determine whether Director nominees qualify to serve on our Board and would contribute to the Board's current and future needs, candidates undergo a series of interviews with, and evaluations by, the CEO, the Chair of the Committee and generally one or more other members of the Committee. In addition, candidates complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Candidates are evaluated by the Committee by reviewing the candidates' biographical information and qualifications and checking the candidates' references. Using the input from the interviews and other information it has obtained, the Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Committee should recommend to the Board that the Board nominate the prospective candidate for election by the stockholders or to fill a vacancy on the Board.

Stockholder Nominations and Bylaw Procedures. The Committee will consider written recommendations from stockholders for nominees for Director. Recommendations for Director candidates should be submitted to the Committee, c/o the Corporate Secretary, and include at least the following: name of the stockholder and evidence of such person's ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Director and the candidate's consent to be named as a Director if selected by the Committee and nominated by the Board.
Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will use a substantially similar evaluation process as described herein for candidates recommended by stockholders as it follows for candidates identified by Directors or management to evaluate nominees for Director recommended by stockholders.
Stockholders also have the right under our Bylaws to directly nominate director candidates.
Qualifying stockholders may also use the proxy access provisions of our Bylaws to nominate director candidates. See Stockholder Proposals and Nomination of Directors for additional information.
General Qualifications. The Board believes all Directors should possess certain personal characteristics, including personal and professional integrity, substantial professional achievement, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners and consumers. Under our Corporate Governance Guidelines (the "Guidelines"), when evaluating the suitability of individuals for nomination, the Committee seeks individuals from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise relevant to Realogy. The Committee takes into account many factors, including but not limited to: the individual's general understanding of the varied disciplines relevant to the

25

success of a mid-cap publicly traded company in today's business environment; understanding of the real estate market and/or an understanding of other relevant business models (e.g., franchising and businesses that have a focus on branding); professional expertise and educational background; experience as a director of a publicly-traded company; and other factors described below. The Committee also considers an individual's ability to devote sufficient time and effort to fulfill his or her Realogy responsibilities, taking into account the individual's other commitments. In addition, the Committee considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy, and when searching for a candidate to serve on the Audit Committee, financial expertise.
When determining whether to recommend a Director for re-election, the Committee also considers the Director's attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities. In addition, under the Guidelines, the Committee generally will not recommend, and the Board will not approve, the nomination for re-election of an Independent Director who has reached the age of 75, unless the Committee, on an annual basis, waives or continues to waive, the mandatory age limitation. An employee Director must offer his or her resignation from the Board upon ceasing to be a Realogy officer though the Committee has the discretion as to whether or not it should accept the resignation.
Diversity. The Guidelines provide that the Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience, the Committee recognizes diversity's benefit to the Board and Realogy, as varying viewpoints contribute to a more informed and effective decision-making process.
As shown in the table on the next page, our current Directors have varied experiences, backgrounds and personal characteristics, which ensure that the Board will have diverse viewpoints, enabling it to effectively represent our business, stockholders, employees, business partners and consumers:

▪	five Directors (including our CEO) are current or former chief executive officers or presidents of mid- or large-cap publicly traded companies;

▪	two Directors are former chief financial or chief accounting officers of publicly traded companies;

▪	seven Directors have technology and/or digital marketing experience;

▪	three Directors have significant industry or franchise knowledge;

▪	three Directors are women;

▪	one Director is Hispanic;

▪	one Director is Asian; and

▪	the age range for the Directors is 43 to 68.
Annual Board and Committee Evaluations. The Committee conducts annual evaluations of the Board, the Board's committees and individual Directors that assess the experience, skills, qualifications, diversity and contributions of each individual and of the group as a whole.
The results are reported to and discussed with the Chairman of the Board and the Chair of each Board committee, who in turn present and discuss the results with the full Board or applicable committee. The evaluations assess the effectiveness of the Board and its committees and identify areas in which the applicable governing body could enhance its performance.
Individual Skills and Experience. When evaluating potential Director nominees, the Committee considers each individual's professional expertise and educational background in addition to the general qualifications. The Committee evaluates each individual in the context of the Board as a whole. The Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities, represent our stockholders' interests and best perpetuate our long-term success.
The Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that will help meet specific Board needs, including:

▪
operating experience as current or former executives, which gives Directors specific insight into, and expertise that fosters active participation in, the development and implementation of our operating plan and business strategy;

▪	leadership experience, as Directors who have served in important leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

26

▪
accounting, financial and/or capital markets expertise, which enables Directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes;

▪	technology and/or digital marketing experience, which provides Directors with a platform to consider strategic marketing initiatives and innovation opportunities;

▪	industry knowledge, which assists in understanding and reviewing our business strategy; and

▪
public company board and corporate governance experience at mid-cap or large publicly traded companies, which provides Directors with a solid understanding of their extensive and complex oversight responsibilities—including risk management and strategic planning—and furthers our goals of greater transparency, accountability for management and the Board and protection of stockholders' interests.

The following table highlights each current Director's specific skills, knowledge and experiences. A particular Director may possess other skills, knowledge or experience even though they are not indicated below.

Director Nominees	Director Since	Industry/ Franchise	Operating	Leadership	Accounting and Financial	Technology and Digital Marketing	Public Company Board/Corporate Governance
Fiona P. Dias	2013		x	x		x	x
Matthew J. Espe	2016		x	x			x
V. Ann Hailey	2008		x	x	x	x	x
Bryson R. Koehler	2019			x		x
Duncan L. Niederauer	2016		x	x	x	x	x
Ryan M. Schneider	2017		x	x	x	x
Enrique Silva	2018	x	x	x	x
Sherry M. Smith	2014			x	x		x
Chris Terrill	2016	x	x	x		x	x
Michael J. Williams	2012	x	x	x	x	x	x
The Board believes that all of the Directors are highly qualified. As the table shows, the Directors have leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group they represent diverse views, experiences and backgrounds. With the exception of Mr. Schneider, our CEO, all of our Directors satisfy all of our independence requirements.

All Directors possess the personal characteristics that are essential for the proper and effective functioning of the Board.
Each Director biography below contains additional information regarding his or her professional experience, qualifications and skills.

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Board of Directors
At the date of this proxy statement, the Board consists of ten members, nine of whom are Independent Directors under NYSE listing standards and our corporate governance documents.
In February 2019, the Committee recommended, and the Board nominated, Fiona P. Dias, Matthew J. Espe, Bryson R. Koehler, V. Ann Hailey, Duncan L. Niederauer, Ryan M. Schneider, Enrique Silva, Sherry M. Smith, Chris Terrill and Michael J. Williams for election at the Annual Meeting. The nominees, all of whom are current Directors, are standing for election as Directors to hold office for a one-year term expiring in 2020 or until his or her successor has been duly elected and qualified. Each nominee has consented to his or her nomination for election to the Board.
The information below regarding the age of each Director nominee is as of March 12, 2019, and includes each Director's professional experience, educational background and qualifications. The information also sets forth the public company directorships each Director currently holds or has held during the past five years.
If a Director nominee should become unavailable to serve as a Director, an event that we do not anticipate occurring, the persons named as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of Directors on our Board.

Stockholder Voting for Election of Directors
Pursuant to the Bylaws, Directors are each elected by a majority of the votes cast with respect to that nominee in uncontested elections. This means that the number of votes cast "for" each Director nominee must exceed the number of votes cast "against" that nominee. Any abstentions or broker non-votes are not counted as votes cast "for" or "against" that nominee's election and will have no effect on the election of Directors.
Under the Board's Director Resignation Policy, each incumbent Director who fails to receive the required vote for election or re-election in an uncontested election is required to submit a contingent, irrevocable resignation that the Board may accept. The Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. In making this recommendation, the Committee will consider all factors deemed relevant by its members.
The Board is required to act on the resignation within 90 days following the date of the stockholders' meeting at which the election of the Directors occurred. In considering the Committee's recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives the Board believes to be relevant. We will promptly publicly disclose the Board's decision and process in a report filed with the SEC. Any Director who tenders his or her resignation under this process will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other committee and Board activities, deliberations and decisions during this committee and Board process.

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THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:
Nominees for Election to the Board
Fiona P. Dias         Director since June 2013
Committees:

▪	Compensation (since Aug. 2013)

▪	Technology & Data (since Aug. 2018)
Additional Public Directorships (current):

▪	Advance Auto Parts, Inc.

▪	Qurate Retail, Inc.
Business Experience and Biographical Information: Ms. Dias, age 53, is currently Principal Digital Partner at Ryan Retail Consulting, a global consulting firm, and has held that position since January 2015. Previously, she was Chief Strategy Officer of ShopRunner, an online shopping service, from August 2011 to October 2014. Before that, she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of digital commerce solutions, from February 2007 to June 2011. Prior to 2007, Ms. Dias was Executive Vice President and Chief Marketing Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, and also held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company and The Procter & Gamble Company.
Skills and Qualifications: Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. In addition, Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board's review and assessment of the Company's multi-brand strategies. Her position as a Director of other public companies also enables her to share with the Board her experience with governance and compensation issues facing public companies.

Matthew J. Espe     Director since Aug. 2016
Committees:

▪	Compensation (since Dec. 2017)

▪	Nominating & Corporate Governance (since Aug. 2018)
Additional Public Directorships (current):

▪	WESCO International, Inc.

▪	Foundation Building Materials, Inc.
Business Experience and Biographical Information: Mr. Espe, age 60, served as the Chief Executive Officer of Radial, an omnichannel commerce technology and operations provider, from February 2017 until its acquisition by bpost in November 2017. Prior thereto, he served as the president and chief executive officer of Armstrong World Industries, Inc., a publicly traded global producer of flooring products and ceiling systems, from July 2010 until March 2015 when Armstrong split into two companies. Before joining Armstrong, he was chairman and chief executive officer of Ricoh Americas. Prior to that role, Mr. Espe was chairman of the board of directors and chief executive officer of IKON Office Solutions, Inc. from 2002 to 2008. Mr. Espe began his career at General Electric Company. He was with GE for more than 20 years, where he served in various leadership roles in Europe, Asia and the United States, last as president and chief executive officer of GE Lighting. Mr. Espe was formerly a member of the Boards of Directors of Veritiv Corporation from 2016 to 2017, NCI Building Systems, Inc. from 2015 to 2017, Armstrong World Industries from 2010 to 2015, Unisys Corporation from 2004 to 2014, and Con-Way Inc. from June 2015 until its acquisition in November 2015.
Skills and Qualifications: Mr. Espe brings to the Board significant leadership experience, including serving as a CEO of two publicly traded companies. His skills include strategic vision, operational efficiency and driving change throughout an organization. His homebuilding experience also provides the Board with another perspective on the residential real estate industry. Mr. Espe also has extensive corporate governance experience including his service on boards of publicly traded companies.

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V. Ann Hailey     Director since Feb. 2008
Committees:

▪	Audit Chair (since Feb. 2008)

▪	Nominating & Corporate Governance (since Oct. 2012)
Additional Public Directorships (current):

▪	W.W. Grainger, Inc.

▪	TD Ameritrade Holding Corporation.
Business Experience and Biographical Information: Ms. Hailey, age 68, spent ten years with L Brands, Inc. (formerly Limited Brands, Inc.), where she served as Executive Vice President and Chief Financial Officer from 1997 to 2006, as Executive Vice President of Corporate Development from 2006 to 2007 and as a board member from 2001 to 2006. Previously, Ms. Hailey spent 13 years at PepsiCo, Inc. in various leadership positions, including Vice President, Headquarters Finance, Pepsi-Cola Company and Vice President, Finance and Chief Financial Officer of the Pepsi-Cola Fountain Beverage and USA Divisions, as well as holding positions in the marketing and human resources functions. In addition, Ms. Hailey held leadership roles at Pillsbury Company and RJR Nabisco Foods, Inc. as well as gaining experience in on-line businesses as the President, Chief Executive Officer and Chief Financial Officer of Famous Yard Sale, Inc., an online marketplace, from July 2012 to March 2014 and as Chief Financial Officer of Gilt Groupe, Inc. from 2009 to 2010. She served as a member of the Board of Directors of Avon Products, Inc. from 2008 to March 2016 and Federal Reserve Bank of Cleveland from 2004 to 2009, where she served as Audit Committee Chair from 2006 through 2009.
Skills and Qualifications: Ms. Hailey has spent her career in consumer businesses and brings key financial and operations experience to the Company. In particular, Ms. Hailey possesses broad expertise in finance, strategic planning, branding and marketing, retail goods and sales and distribution on a global scale. Ms. Hailey's positions as chief financial officer, her current and prior service on the audit committees of other public companies and as Audit Chair of the Cleveland Federal Reserve and her accounting and financial knowledge, also impart expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets. Through her most recent experiences at Gilt Groupe Inc. and Famous Yard Sale, Ms. Hailey added experience in Internet site development and selling as well as new venture management and funding.

Bryson R. Koehler     Director since Jan. 2019
Committees:

▪	Technology & Data (since Jan. 2019)
Additional Public Directorships (current):

▪	None
Business Experience and Biographical Information: Mr. Koehler, age 43, has served as Chief Technology Officer at Equifax Inc. since June 2018, where he is responsible for leading Equifax’s global information technology strategy and development. From November 2016 to June 2018, Mr. Koehler was Chief Technology Officer for the IBM Watson and Cloud Platform, the division that encompasses the cognitive and AI computing capabilities of Watson machine learning. From July 2012 to November 2016, he served as Chief Technology and Information Officer at The Weather Channel Companies (TWCC), which was acquired in 2016 by IBM. Before joining TWCC, Mr. Koehler served as Senior Vice President of Global Revenue and Guest Technology at the Intercontinental Hotels Group from January 2002 to December 2011.
Skills and Qualifications: Mr. Koehler brings to the Board his exceptional experience in cloud computing, data analytics, Artificial Intelligence (AI), technology architecture development and specialized applications. Mr. Koehler’s proficiency in driving technology and data change at large publicly traded companies and his expertise in overseeing the strategic vision, development, technical operations, financial planning, and execution of technology initiatives, paired with his experience leading global product development and technology teams, led the Board to consider him well-qualified to serve as a director of the Company.

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Duncan L. Niederauer      Director since Jan. 2016
Committees:

▪	Compensation Chair (since May 2016)

▪	Technology & Data (since Aug. 2018)
Additional Public Directorships (current):

▪	First Republic Bank

▪	GEOX S.p.A. (Milan Stock Exchange)
Business Experience and Biographical Information: Mr. Niederauer, age 59, is a founding partner of Transcend Wealth Collective, an independent registered investment advisor, a co-founder of Communitas Capital Partners, a venture capital firm, and non-executive chairman of Scenic Advisement, LLC, which provides advisory services to private companies. He previously served as chief executive officer of NYSE Euronext (the “NYSE”) from December 2007 until the NYSE’s merger with Intercontinental Exchange in November 2013, and thereafter continued to serve as chief executive officer of the NYSE until his retirement in August 2014. Prior to joining the NYSE, Mr. Niederauer worked at Goldman Sachs for 22 years, where he was a partner and co-Head of the Equities Division Execution Services and Head of Electronic Trading and e-Commerce Strategy.
Skills and Qualifications: Mr. Niederauer is well qualified to serve as a member of the Board based on his experience at Goldman Sachs as well as his role as CEO of the NYSE. In addition to his leadership skills, Mr. Niederauer has a keen understanding of the capital markets and the impact that technology may have on a business, both as an enabler and a disrupter.

Ryan M. Schneider     Director since Oct. 2017
Committees:

▪	None
Additional Public Directorships (current):

▪	None
Business Experience and Biographical Information: Mr. Schneider, age 49, has served as our Chief Executive Officer and President since December 31, 2017 and as a director since October 20, 2017. From October 23, 2017 until his appointment as our CEO and President, Mr. Schneider served as the Company’s President and Chief Operating Officer. Prior to joining the Company, Mr. Schneider served as President, Card of Capital One Financial Corporation (“Capital One”), a financial holding company, from December 2007 to November 2016 where he was responsible for all of Capital One’s consumer and small business credit card lines of business in the United States, the United Kingdom and Canada. Mr. Schneider held a variety of other positions within Capital One from December 2001 to December 2007, including Executive Vice President and President, Auto Finance and Executive Vice President, U.S. Card. From November 2016 until April 2017, he served as Senior Advisor to Capital One. Under the terms of his employment agreement, Mr. Schneider serves as a member of the Board of Realogy.
Skills and Qualifications: Mr. Schneider’s executive management and leadership expertise, his wealth of experience in leveraging Big Data, rigorous analytics and new technology, as well as his extensive knowledge of the complex strategic, operational and regulatory issues faced by global public companies make him well qualified to serve on the Board.

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Enrique Silva         Director since Aug. 2018
Committees:

▪	Audit (since Aug. 2018)
Additional Public Directorships (current):

▪	None
Business Experience and Biographical Information: Mr. Silva, age 53, has served as the Chief Executive Officer and President of Checkers Drive-In Restaurants, Inc. since February 2007. For 13 years prior thereto, Mr. Silva served in various leadership positions at Burger King Corporation, including Senior Vice President, Franchise Operations East Zone and Canada, Senior Vice President, U.S. Company Operations, President, Latin America Region, and Vice President and General Counsel, Latin America.
Skills and Qualifications: Mr. Silva brings to the Board extensive executive leadership experience in franchise operations and business strategy. His deep knowledge of operational, financial and legal matters, including with respect to risk management, also led the Board to consider him well-qualified to serve as a director of the Company.

Sherry M. Smith     Director since Dec. 2014
Committees:

▪	Audit (since Dec. 2014)

▪	Nominating & Corporate Governance (since Aug. 2018)
Additional Public Directorships (current):

▪	Deere & Company

▪	Piper Jaffray Companies

▪	Tuesday Morning Corporation
Business Experience and Biographical Information: Ms. Smith, age 57, served as chief financial officer and executive vice president of SuperValu Inc., a grocery retailer and food distributor, from December 2010 until August 2013. She previously served as senior vice president of finance from 2006 until 2010, and before that as senior vice president of finance and treasurer from 2002 until 2005, and in various other capacities with SuperValu from 1987 to 2001, including accounting, audit, controller, compensation, mergers and acquisitions, strategic planning and treasury.
Skills and Qualifications: Ms. Smith is well qualified to serve as a member of the Board based on her leadership qualities developed from her experience while serving as a senior executive and as Chief Financial Officer of Supervalu Inc., the breadth of her experiences in auditing, finance, accounting, compensation and strategic planning, and her subject matter knowledge in the areas of finance and accounting.

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Christopher S. Terrill     Director since July 2016
Committees:

▪	Technology & Data Chair (since Aug. 2018)
Additional Public Directorships (current):

▪	None
Business Experience and Biographical Information: Mr. Terrill, age 51, served as the Chief Executive Officer and a director of ANGI Homeservices, an international digital marketplace for home services that helps connect consumers with home professionals in the United States and other countries under various brands, including HomeAdvisor® and Angie's List, among others, from September 2017 to November 8, 2018. Prior to assuming that role in September 2017, Mr. Terrill served as Chief Executive Officer of HomeAdvisor.com, a wholly owned subsidiary of IAC, from May 2011. Prior thereto, he held senior marketing positions at Nutrisystem.com, the leader in the direct-to-consumer diet space, serving as its Chief Marketing Officer and Executive Vice President of eCommerce from June 2009 to May 2011 and Senior Vice President of e-commerce from January 2007 to June 2009. For one year prior to joining Nutrisystem.com, he served as Vice President of Product and Marketing for Blockbuster.com, the online division of Blockbuster Inc. Additionally, he spent six years with Match.com where he held several senior marketing roles, his last being Vice President of New Brands & Verticals, where he developed and launched new online brands, including Chemistry.com.
Skills and Qualifications: Mr. Terrill brings to the Board relevant experience in the areas of executive leadership, strategic planning and marketing and managing consumer behavior, including direct to consumer brands in the real estate services industry. Mr. Terrill is a seasoned Internet veteran who has specialized in consumer online subscription and marketplace business models.

Michael J. Williams Director since Nov. 2012
Committees:

▪	Audit (since Nov. 2012)

▪	Compensation (since Jan. 2013)

▪	Nominating & Corporate Governance Chair (since August 2013; member since November 2012)
Additional Public Directorships (current):

▪	None
Business Experience and Biographical Information: Mr. Williams, age 61, has served as our Independent Chairman of the Board since December 31, 2017 having previously served as our Lead Independent Director (or Presiding Director) since November 2013.
Mr. Williams served as a senior advisor to Sterling Partners, a private equity firm, and as non-executive chairman of Prospect Mortgage, one of its portfolio companies, from November 2012 to November 2014. He acted as the Chairman and Chief Executive Officer of Prospect Mortgage, from December 2014 until the sale of that company in February 2017. He was President and Chief Executive Officer of Fannie Mae, and a member of its Board of Directors and executive committee, from April 2009 to June 2012. He previously served as Fannie Mae's Executive Vice President and Chief Operating Officer from November 2005 to April 2009. Mr. Williams also served as Fannie Mae's Executive Vice President for Regulatory Agreements and Restatement from February 2005 to November 2005, as President, Fannie Mae eBusiness from July 2000 to February 2005 and as Senior Vice President, e-commerce from July 1999 to July 2000. Prior to this, Mr. Williams served in various roles in the Single-Family and Corporate Information Systems divisions of Fannie Mae. Mr. Williams joined Fannie Mae in 1991.
Skills and Qualifications: Mr. Williams' extensive experience in business, finance, accounting, mortgage lending, real estate and the regulation of financial institutions, which he gained during his tenure at Fannie Mae, make him well qualified to serve on the Board.

33

RELATED PERSON TRANSACTIONS

The Audit Committee has adopted a written policy on the review, approval, or ratification of transactions that could potentially be required to be reported under the SEC rules for disclosure of transactions in which related persons have a direct or indirect material interest. In general, related persons are directors, executive officers, stockholders beneficially owning 5% or more of our outstanding common stock, and immediate family members of any of the foregoing.
Under the policy, transactions with related persons are reviewed in advance by the Chief Compliance Officer, General Counsel and Chief Financial Officer of the Company, or in certain circumstances, as soon as possible thereafter. If it is determined by such officers that the transaction is a related person transaction and the amount involved exceeds $120,000, the transaction will be submitted for review to the Audit Committee or, under certain circumstances, to the Audit Committee Chair. The Audit Committee (or the Chair) may approve or ratify only those transactions that are in, or not inconsistent with, the best interest of the Company and its stockholders. The Chair will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals or ratifications granted. No Director may participate in any discussion or approval of a transaction for which he or she or a member of his or her immediate family is a related person.
Under the policy, certain related person transactions are pre-approved, including:

▪	the ordinary course utilization of Company services by a related person;

▪	transactions subject to a competitive bidding process and other transactions of a nature that would not require disclosure under SEC rules; and

▪
transactions involving an entity in which any related person is employed, provided that such related person is not employed as an executive officer (or its equivalent) of the entity and the transaction does not involve payments to or from such entity that exceed the greater of $750,000 or 1% of the entity's annual gross revenues.

Without any requirement to do so, our Directors and executive officers and their immediate family members from time to time have, and in the future may, utilize the services offered by the Company in the ordinary course and on similar terms to those offered to unrelated third parties in similar transactions, including but not limited to engaging our company-owned brokerages (or those of our franchisees) and/or the Company's title and settlement services in the purchase or sale of real estate. These types of transactions have been pre-approved by the Audit Committee. While we do not generally consider ordinary course transactions between related persons and our franchisees to require approval under our policy, we request that our Directors and executive officers inform us whenever they engage in a transaction with any entity connected with the Company as part of our corporate governance controls.
Approved Related Person Transactions. As reported in our 2018 proxy statement, on February 14, 2018, the Company and Kevin Kelleher, the former President and CEO of Cartus (the Company's relocation and affinity services segment), entered into a Consulting Agreement, effective March 1, 2018, pursuant to which Mr. Kelleher was paid $200,000 for the provision of consulting services to the Company through June 30, 2018.

34

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis, or the CD&A, focuses on the compensation of our named executive officers for 2018. Each named executive officer who continues to serve as an executive officer as of the date of this proxy statement is set forth below. We refer to this group as our "ongoing named executive officers" or "ongoing NEOs."
Our Ongoing Named Executive Officers
In addition, Anthony E. Hull is included as a named executive officer for 2018 as he served as our Chief Financial Officer until November 2018. As part of his transition out of the CFO role, the Company and Mr. Hull agreed that, commencing November 5, 2018, he would continue employment with the Company in a non-officer role as a Senior Advisor to the CEO until March 31, 2019. Mr. Hull and our ongoing named executive officers together are referred to as “our named executive officers” or “NEOs.”

35

Executive Summary
Ryan Schneider, who was appointed as our Chief Executive Officer on December 31, 2017, worked closely with the Board in 2018 to strengthen our senior leadership team and refocus Realogy’s strategic imperatives in order to drive improvement in our recent operating performance.
We recruited internal and external candidates to replace a substantial portion of our former executive team and we restructured core roles to promote individual strengths and our principal business objectives.

KEY LEADERSHIP CHANGES

David Gordon
Chief Technology Officer

John Peyton
President and CEO of RFG (franchise services); responsibilities expanded to include certain company owned brokerage brands

M. Ryan Gorman
President and CEO of NRT, focusing on the company owned Coldwell Banker operations

Katrina L. Helmkamp
President and CEO, Cartus (relocation services)

Timothy B. Gustavson
Interim Chief Financial Officer and Treasurer

2018 Results
2018 was a challenging year, with net income for the full year of $137 million, compared to $431 million for 2017. 2017 net income included a tax benefit of $216 million resulting from the change in the U.S. corporate tax rate.
We experienced a decline of 10% in year-over-year Operating EBITDA from $732 million in 2017 to $658 million in 2018. The decline was largely driven by lower revenue in the fourth quarter of 2018 as well as higher affiliated agent commission expense. (See Annex A for a full definition and a reconciliation of this non-GAAP metric to net income.)

The fourth quarter of 2018 was particularly difficult for both Realogy and the residential real estate market.
The Company's full year 2018 combined homesale transaction volume (transaction sides multiplied by average sale price) increased 1% compared with 2017 and declined 5% year-over-year in the fourth quarter. For reference, the National Association of Realtors reported that homesale transaction volume remained flat in 2018 compared to 2017 and declined 4% year-over-year in the fourth quarter.
Key Strategic Imperatives
Our reinvigorated leadership team has designed a strategic plan intended to drive increases in productive independent sales agents and homesale transaction volume to generate Operating EBITDA growth over time.
This strategy seeks to capitalize on the sizable market of commission revenues in the residential real estate industry and includes the:

▪	Leveraging of our brands, technology and data scales;

▪
Increased utilization of advanced data analytics together with strong product and service offerings to support and grow the base of productive independent sales agents at our company owned brokerage business; and

▪
Execution of strategic initiatives intended to organically grow our real estate franchise business by adding new franchisees and increasing the base of independent sales agents affiliated with our franchisees by building on our current technology offerings, offering greater differentiation of our brands and expanding our historical scope of potential franchisee candidates.

We measure our success against our strategic imperatives through bottom-line growth, our ability to generate cash and the creation of stockholder value.

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Strategic Alignment with Compensation
Our Compensation Committee, which we refer to in this CD&A as the "Committee," ties a significant portion of the executive compensation opportunity to performance against the metrics the Committee believes are most directly linked to the successful execution of our strategy, including Operating EBITDA, Free Cash Flow and the generation of stockholder returns that meet or exceed the market.

As noted in the table below, when our stockholders experience losses, realizable executive compensation follows the same trajectory - with payouts for our performance-based plans ending in 2018 ranging from 0% to 55%.

Consolidated Plan EBITDA (Annual Cash Incentive)	Relative Total Stockholder Return (3-year Performance Share Units)	Cumulative Free Cash Flow (3-year Performance Share Units)
Measures bottom-line growth and is materially consistent with Operating EBITDA, Realogy’s key metric for evaluating overall performance of our operating business	Measures returns to our stockholders relative to an index selected by the Committee	Measures Realogy's generation of cash to advance key strategic imperatives
Plan Funding in 2018: 44%	Metric Payout in 2018: 0%	Metric Payout in 2018: 55%
Target Goal: $740 Million	Target Goal: +2/-2 of Index*	Target Goal: $1.765 Billion
Achievement: $654 Million	Achievement: Below threshold (i.e., below -18.6% against Index)	Achievement: $1.476 Billion
See page 45 for full summary of the Annual Cash Incentive	See page 51 for full summary of RTSR PSUs & pages 55-56 for 2018 payouts	See page 53 for full summary of CFCF PSUs & pages 55-56 for 2018 payouts
________
* Target payout for awards below index performance was eliminated commencing with performance share units granted in 2017.

Payouts under the rolling three-year performance share unit, or PSU, awards for the 2017-2019 and 2018-2020 performance periods are also forecasted to result in below target payouts as of the end of 2018.

The table below summarizes our forecasted performance under the 2017-2019 PSU awards and 2018-2020 PSU awards as of December 31, 2018. Actual results will be determined based upon results under the applicable metric at the conclusion of the applicable three-year cycle.

PSU Award Cycle and Metric	Years in Performance Period
	2017	2018	2019	2020
2017-2019 PSU Award	67% Completed
Relative Total Stockholder Return	Tracking at Threshold
Cumulative Free Cash Flow	Tracking Below Target
2018-2020 PSU Award		33% Completed
Relative Total Stockholder Return		Tracking Below Target
Cumulative Free Cash Flow		Tracking Below Target

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Given our 2018 operating results, the Committee believes that our pay-for-performance executive compensation program is working as designed with no or below target payouts for performance periods ending in 2018 and dramatic reductions in the value of time-based equity awards:

▪
There was an 87% decline in aggregate value for the 2016 performance share unit awards granted to participating NEOs that measured performance over the 2016 to 2018 period vs. the 60% decline in stock price since January 4, 2016.

Decline in Realized Value*: 2016 to 2018 Performance Share Unit Cycle vs. Stock Price

0%
-15%
-30%
-45%
-60%
-75%
-90%
Change from grant date fair market value to realized value
Change in Realogy stock price
-60%
-87%
Start: 2016
End: Dec. 31, 2018

* Based on the aggregate grant date fair value of the PSU awards against the value of actual shares earned times our stock price ($14.68) on December 31, 2018.

▪	There was a 63% decline in aggregate realizable value for NEO time-based equity awards granted in 2018 vs. the 45% decline in stock price since January 2, 2018.

Decline in Realizable Value*: 2018 Time-Based Awards vs. Stock Price

0%
-15%
-30%
-45%
-60%
-75%
Change in realizable value from grant date fair market value
Change in Realogy stock price
-45%
-63%
Start: 2018
End: Dec. 31, 2018

* Based on the aggregate grant date fair value of the awards against the in-the-money value of options and the value of RSUs times our stock price ($14.68) on December 31, 2018. All options granted to during 2018 were underwater at the end of the year and, as a result, are shown as having no realizable value.

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2018 INVESTOR OUTREACH PROGRAM: Executive Compensation Topics
At our 2018 Annual Meeting of Stockholders, our say-on-pay proposal received support from 63% of the votes cast—a lower level of support than we received at our last several meetings where support ranged from 93% to 97%.
In the spring of 2018, in advance of our 2018 Annual Meeting and thereafter, in the fall/winter of 2018, we reached out to stockholders representing over 95% of our outstanding shares and held in-person meetings or calls with holders of approximately 74% of our outstanding shares (in many instances we met with a stockholder more than once).
Michael Williams, Chairman of the Board, met with substantially all of our stockholders who accepted our invitation at least once and Duncan Niederauer, Chair of the Compensation Committee, joined him on several occasions. The feedback from these important sessions with our investors was reviewed and discussed with the full Board.

2018 Investor Outreach Summary
Period	Stockholders Contacted (#)	Participating Stockholders (#)	Participating Stockholders (%)*
Spring 2018	22	9	~55%
Fall/Winter 2018**	23	14	~60%
Total Unique	25	15	~74%
_______________
* Ownership percentage held is based on estimates as of June 30, 2018
** Includes one stockholder met with in winter 2019
A key objective of our 2018 Investor Outreach was to listen to our stockholders and better understand their perspectives on our executive compensation program and, with respect to the fall investor outreach, any concerns that motivated the lower level of support for our 2018 “say-on-pay” vote. In addition, many of our conversations with investors centered on additional topics including Board oversight of our operating performance, the execution of our strategy, capital allocation and enterprise risk management.
Key governance matters were also discussed, such as the Board’s structure, the split of the CEO and Chairman roles and diversity as well as those presented on page 11 under Governance of the Company—2018 Investor Outreach Program: Corporate Governance Topics.
As noted on page 11, in response to investor comments, the Board has:

▪	Made proxy access available to stockholders via our Bylaws; and

▪
Approved amendments to our Certificate of Incorporation, subject to stockholder approval at the Annual Meeting, to eliminate supermajority voting provisions related to amendment of our Certificate of Incorporation and Bylaws.

With respect to compensation matters, many stockholders noted their support of certain historic compensation practices, including that 90% of CEO target direct compensation is “at-risk” and more than half of CEO target direct compensation is subject to performance metrics. Many stockholders also supported our use of three-year performance share units for at least a majority of long-term incentive awards, the alignment of our performance metrics with our strategic objectives, the alignment of realizable compensation with stockholder returns and the mix of performance metrics, including the use of absolute and relative metrics.
Stockholders did raise concerns with certain aspects of our executive compensation program described on the next page.

39

Based on discussions with, and the feedback received from, our investors, the Committee incorporated the following changes into our 2019 executive compensation program and proxy statement disclosure.

	Stockholder Feedback	Committee Response
Performance- Based Compensation

Relative Total Stockholder Return (RTSR) Metric: Performance share units tied to a RTSR metric should be subject to a broader index to measure relative total stockholder return rather than the SPDR S&P Homebuilders ETF (XHB) index, which is weighted to homebuilders
2019 RTSR PSU awards are based on Realogy's relative total stockholder return as compared to the S&P MidCap 400 index, allowing for measurement against a broader index

Cumulative Free Cash Flow (CFCF) Metric: The determination of CFCF, which is used as a PSU metric, should not include benefits to CFCF recognized as a result of acquisitions during the performance period if the earnings from these acquisitions had not been incorporated into the CFCF target goal

The calculation of CFCF in the 2019 CFCF PSU awards will exclude any earnings generated from acquisitions occurring during the three-year performance period with a purchase price in excess of $25 million, including contingent earnouts (if such acquisition was not incorporated into the CFCF target goal)

Insider Stock Ownership	Executives and Directors should have a more meaningful ownership stake in Realogy stock

Revised our Stock Ownership Guidelines to, among other things:

- Increase CEO ownership requirement
   from 5x to 6x base salary

- Increase Director ownership
   requirement from $375K to $500K (or if
   greater, 5x the annual cash retainer)

Proxy Statement Organization & Disclosure

More clearly and prominently disclose the:

- Design of, and actual results under, both
   short-term and long-term performance
   metrics

- How the Committee determines
   executive compensation levels

- How realizable compensation tracks
   investor returns

Revised the CD&A to:

- Include clear presentation of the design
   of each performance metric

- More prominently report the actual
   results achieved under performance
   cycles completed in 2018

- Include additional details of the
   Committee's compensation setting
   process and rationale for changes to
   executive compensation

- Simplify disclosure to show the
   alignment between realizable
   compensation and stockholder return

Additionally, the Committee reduced the grant date fair value of the CEO's 2019 long-term incentive award by 11% compared to the grant date fair value of his 2018 long-term incentive awards. Several investors cautioned against over-reliance on RTSR as a performance metric, although no concerns with our current program weighting were raised. The Committee has historically determined the target number of PSUs granted under the RTSR metric by dividing the target award value by the price determined by a Monte Carlo simulation performed by

40

an independent third-party. Recent volatility in our stock has resulted in Monte Carlo valuations well below the market value of our stock and the use of such valuation to calculate the 2019 RTSR awards could have resulted in over-sized awards to our executive officers. In light of this, and based on advice from its independent compensation consultant, the Committee determined to change the manner of calculating the target shares to be issued under the 2019 PSUs tied to the RTSR metric by dividing the RTSR target award value by the $13.60 per share closing price of our stock on the date of grant rather than the $7.91 per share Monte Carlo valuation.
This action resulted in:

▪
a 42% reduction in the grant date fair value and number of target shares issued under the 2019 PSU awards tied to RTSR compared to the value and number of target shares that would have been issued under the Monte Carlo valuation; and

▪	an 11% reduction from the grant date fair value of our CEO's 2018 long-term incentive awards.
Some investors raised additional topics during our outreach meetings that did not rise to the level of a unified theme or result in changes to our compensation program. For example, a few investors proposed for the Committee's consideration various performance metrics intended to measure our growth relative to the industry, but no particular alternative metric was suggested by more than one investor. The Committee, with the assistance of its independent compensation consultant, considered the adoption of one or more of these suggested performance metrics. However, given the scarcity of direct publicly-traded industry peers and the lack of other public companies that follow the same business cycle or economic trends as those impacting residential real estate, the Committee ultimately determined that it would not be practical to adopt the suggested performance metrics at this time.
The vast majority of our investors expressed interest in continuing dialogue with the Board on Board-related topics, including corporate governance, capital allocation, executive compensation, risk oversight and strategic direction.

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Executive Compensation Program
We design our compensation programs to attract and retain accomplished and high-performing executives and to motivate those executives to consistently achieve short- and long-term goals that will create sustainable growth in stockholder value. To do this, we focus a significant percentage of the compensation opportunity for our senior leadership team, which we call our Executive Committee, on both annual and long-term incentive awards tied to performance goals intended to reflect growth in our business and in our share price in the short- and long-term, with a relatively modest portion of compensation paid in fixed base salary.
In 2018, we continued to place most of the target direct compensation opportunity of our executives “at risk,” with incentive programs tied to financial performance measures and our stock price performance. We use metrics that target stockholder priorities—EBITDA growth, free cash flow generation and relative total stockholder return.

As shown in the graphic below, our CEO's 2018 target direct compensation was: • 90% at-risk (Annual + Long-Term Incentive) and • 60% tied to objective performance metrics (Annual Incentive + PSUs)

The target direct compensation of each other NEO is composed of the same elements, with slight variations described in this CD&A (except for Mr. Gustavson, who was not a member of the Executive Committee until November 2018, when he became our Interim Chief Financial Officer).

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Compensation Philosophy
Our compensation philosophy has the following key objectives:

▪	The attraction, motivation and retention of high-performing executives;

▪	A pay-for-performance focus that ties a meaningful portion of pay to business performance, both short- and long-term;

▪	Alignment of compensation with stockholder interests in both short-term performance and long-term value creation;

▪	Reinforcement of ethical behavior and practices;

▪	Discouragement of excessive risk; and

▪	Flexibility to respond to the necessities of a cyclical industry.
With regard to pay levels, our philosophy is that:

▪
Target direct compensation should be set at the outset of the compensation period by taking into account compensation paid to similarly-situated executives of comparable proficiency, with flexibility to vary individual executive compensation to specific factors such as tenure, experience, proficiency in role, criticality to the organization and other business needs; and

▪	All actual payments on incentive components should be linked to Company operating, financial, and stock performance during the performance period.
In setting compensation, the Committee reviews a detailed and comprehensive analysis of peer group information and general industry survey data designed to educate the Committee on current compensation ranges by executive position together with plan design and component weighting information.
However, although the firms in our peer group employ executives with a skill set comparable to those of Realogy, they generally operate in businesses with very different business cycles from residential real estate.
Accordingly, peer group and survey data are used as a reference point in making compensation decisions, but the Committee does not target a particular competitive level or utilize peer data in a formulaic manner. For additional information on our peer group, see Our Peer Group below in this CD&A.

As discussed in more detail below, individual pay levels vary based on individual experience, scope of responsibilities, past performance and expectations with respect to future performance and future leadership potential.

Components of Executive Compensation
Each named executive officer has a “target direct compensation” opportunity comprised of both fixed (base salary) and “at-risk” (short- and long- term incentives) compensation.
The Committee considers a wide variety of factors when reviewing each element of executive compensation, including those set forth below:

How the Committee sets elements of Total Direct Compensation
Review Process	• Annual (but changes are typically less frequent and are not guaranteed); or • Upon a promotion or material change in responsibilities
Factors

•
Individual performance assessment, including input from our CEO*

•
Extent of role’s impact on financial and strategic goals

•
Internal pay equity

•
Peer group positioning and other market comparables

•
Period since last increase

•
Retention concerns

•
Expected future contribution

________
* CEO does not participate in discussions or decisions regarding his own compensation
A significant portion of “at-risk” compensation is tied to pre-established objective performance metrics, including an annual cash incentive opportunity and performance share units granted as part of each NEO’s long-term incentive opportunity.
In addition, the Company offers its NEOs severance protection and limited perquisites.

The following table describes each element of total direct compensation and describes why the Committee has incorporated that element into Realogy’s executive compensation program.

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	What Is It?	Why Do We Pay It?
Base Salary (see page 45)	Annual cash salary	To attract and retain top-tier talent by providing market-competitive fixed pay reflective of the executive’s position, scope of responsibility and contribution to our performance
Annual Incentive (Cash) (see page 45)	Annual performance-based cash incentive plan that is funded by results under a Consolidated Plan EBITDA metric, with payouts determined by each executive's "Relative Individual Performance"

To drive short-term financial performance, specifically by measuring results under our primary operating metric and the strength of each executive's individual performance (taking into consideration achievement of key strategic and operational objectives, execution of key growth initiatives and other factors)

Long-Term Incentive (Equity) (see page 49)	Performance share units, or PSUs, are earned based on the achievement of the following pre-established metrics over rolling 3-year cycles: - Cumulative Free Cash Flow - Relative Total Stockholder Return

PSUs constitute the largest part of the long-term incentive award and are designed to incentivize long-term value creation through stock and critical operating performance objectives over rolling 3-year periods

Time-based option and restricted stock unit awards serve a retention objective and further align executive interests with those of our stockholders, as the value of the grants increase or decrease with our stock price.

Options vesting over 4-year period
Restricted Stock Units vesting over 3-year period

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Base Salary
In February 2018, the Committee approved base salaries for 2018 as set forth in the table below, with any increases effective March 10, 2018.
In approving an increase to base salary for Mr. Peyton, the Committee considered the meaningful expansion of his role in early 2018 to include oversight of certain Company-owned brokerage brands, including Sotheby’s International Realty® and Corcoran® as well as his positioning relative to the peer group. The Committee also approved a single-digit base salary increase for Mr. Hull as he had not received a base salary increase since 2015.

2018 Base Salaries
Name	Previous Year of Last Increase	2017 Base Salary ($)	2018 Base Salary ($)	Increase (%)
Ryan Schneider	n/a	1,000,000	1,000,000	—%
David Gordon	n/a	n/a	400,000	n/a
John Peyton	n/a	600,000	680,000	13.3%
Marilyn Wasser	2017	500,000	500,000	—%
Timothy Gustavson	2017	291,595	291,595	—%
Anthony Hull	2015	675,000	725,000	7.4%

Annual Incentive (Cash)
Summary. All of our NEOs participate in an annual cash incentive program that is entirely funded based on achievement against a Consolidated Plan EBITDA target (earnings before interest, taxes, depreciation and amortization) and certain other adjustments provided under the terms of the program, including restructuring charges, losses on the early extinguishment of debt, foreign exchange impact and legacy income that differs from the 2018 Budget.
The Committee selected Consolidated Plan EBITDA as the financial performance metric applicable to our NEOs due to its direct link to the success of Realogy’s business strategy—as this metric is materially aligned and consistent with Operating EBITDA, our key metric for evaluating overall performance of our operating business.
For all NEOs, other than Mr. Gustavson, the annual cash incentive program is called the Executive Incentive Plan, or EIP. In 2018, Mr. Gustavson participated in the Realogy Performance Plan, or RPP, our annual employee cash incentive plan, as at the time of grant he was not a member of the senior leadership team, which we refer to as the Executive Committee.

The EIP and RPP are very similar, with two key differences. First, target award opportunities are lower for RPP participants. Second, RPP awards are based 50% on results under the financial metric (for Mr. Gustavson, Consolidated Plan EBITDA) and 50% on Relative Individual Performance, meaning that only half of the award can be adjusted due to individual performance factors.
Conversely, each other NEO’s entire potential award under the 2018 EIP was subject to decrease or increase based on his or her Relative Individual Performance. However, the total amount available for payouts under the EIP continued to be limited by the funding provided by Consolidated Plan EBITDA results.
The Relative Individual Performance metric was integrated into the EIP for the first time in 2018 to allow the Committee to divide the EIP funding pool among the members of the Executive Committee based upon each executive’s relative individual contribution to 2018 performance.
The following pages include additional details regarding the EIP and RPP, including how 2018 awards were determined, how the plans were funded, and actual payouts earned by our NEOs.

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Key Facts: Annual Incentive (Cash)
Funding Mechanism	Achievement against Consolidated Plan EBITDA target
Award Determined by	Consolidated Plan EBITDA and Relative Individual Contribution
2018 Funding Achieved	44% of Target
2018 NEO Payout Range	44% to 51% of Target
Historical Payouts (2014-2017)	63% to 100% of Target

2018 EIP Funding Calculation
Aggregate Participant Target Awards ($)	x	Consolidated Plan EBITDA Results (%)	=	Funded EIP Award Pool ($)

Individual 2018 EIP Awards Calculation
Funded EIP Award Pool ($)	x	Relative Individual Performance (%)	=	Individual EIP Award ($)

2018 Annual Incentive Results Consolidated Plan EBITDA (in millions)

900
850
800
750
700
650
600
Maximum (200%)
$888 Million
2018 EIP
Achievement
$654 Million
or 44%
Target (100%) $740 Million
Threshold (25%) $626 Million

2018 Target Annual Incentive. The Committee approved the following target opportunities (expressed as a percentage of salary) to the NEOs: (i) for the CEO, 150% target award opportunity (given his overall greater accountability for the performance of the Company), (ii) the other NEOs, except for Mr. Gustavson, 100% target award opportunity and (iii) for Mr. Gustavson, 40% target award opportunity. The Committee believes these targets were consistent with market practice for each NEO position at the time the 2018 annual incentive program was established in February 2018.
NEOs could earn between a threshold payout of 25% and a maximum payout of 200% of their target award, with payouts determined by linear interpolation when achievement falls between performance levels.
Funding Pool. The potential funding pool for the EIP was determined by aggregating the target opportunity of each of the CEO and the other members of the Executive Committee.
The EIP was funded by multiplying this aggregate target opportunity by the actual level of performance achieved (expressed as a percentage) against the Consolidated Plan EBITDA target. The aggregate value of awards under the EIP could not exceed this funding pool.
As a result, any increase to the amount earned by one EIP participant due his or her Relative Individual Performance resulted in a decrease to the amount earned by one or more other EIP participants.
The potential funding pool for the RPP was determined by aggregating the target opportunity of each RPP participant, with actual funding determined in the same manner as the EIP.
Rigor in Setting the Consolidated Plan EBITDA Target. The target Consolidated Plan EBITDA goal was set by the Committee at a level equal to the budget approved by the Board for 2018, or the 2018 Budget.
The budgeting process undertaken by management and overseen by the Board is rigorous and set at a level that requires a reasonable degree of stretch performance and operational excellence to achieve.
To reinforce overall company growth, funding of the 2018 EIP was based solely on Consolidated Plan EBITDA. In prior years, executive officers leading a business unit were weighted 50% on the Plan EBITDA performance of their respective business unit.

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The Consolidated Plan EBITDA target for plan funding was lower than the actual Consolidated Plan EBITDA results under the 2017 EIP due to a variety of factors. When setting the 2018 EIP target, the Committee considered that:

▪	the 2018 Budget forecast mid-single digit homesale transaction volume growth; and

▪	we anticipated benefits from 2017 recruiting and retention efforts in our company owned brokerage operations as well as benefits from cost saving initiatives.
However, the foregoing benefits were anticipated to be negatively impacted by:

▪
the expected expense impact of continuing strategic initiatives focused on the retention and recruitment of independent sales agents in a highly competitive environment, including continuing pressure on the share of gross commission income paid by our company owned brokerages; and

▪	a significantly lower level of new development volume expected during 2018.

Balancing these factors, the Committee believed that the target set for the EIP was in fact rigorous, notwithstanding it being lower than the actual 2017 EIP achievement.
Historical EIP and RPP payouts based on performance against the Consolidated Plan EBITDA target set by the Committee, as shown in the following table, further demonstrate the level of rigor required to achieve payout under the plans.

Historical payouts under the EIP
2018	44.0%*
2017	82.0%
2016	69.6%
2015	100.0%
2014	63.0%
________

*	2018 reflects EIP funding, before application of Relative Individual Performance

Target and Actual 2018 Consolidated Plan EBITDA funding under the EIP & RPP
The table below sets forth the:

▪	Pre-established Consolidated Plan EBITDA performance levels at threshold, target and maximum payout; and
▪Actual Consolidated Plan EBITDA performance achieved in fiscal 2018.

2018 Consolidated Plan EBITDA† Funding under the EIP & RPP
Performance Level	Payout as % of Target	Consolidated Plan EBITDA (in millions)
Threshold	25%	$626
Target	100%	$740
Maximum	200%	$888
Actual	44%*	$654
_______________

†	See Annex B for a definition of Consolidated Plan EBITDA and and the calculation of actual results under the terms of the EIP and RPP.

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Relative Individual Performance Calculation. The Committee, following consideration of the recommendations of the CEO with respect to all executives other than himself, evaluated the performance of each NEO based on the following factors:

▪	Achievement of key strategic and operational objectives;

▪	Execution of key growth initiatives;

▪	Execution of key talent management initiatives; and

▪	Other factors identified as appropriate, such as risk management.
The Committee, with input from the Board following its annual evaluation of the CEO, took the same factors into consideration when assessing the Relative Individual Performance of Mr. Schneider.
Downward adjustments made to one participant’s award could be used to make a corresponding upward adjustment to another participant’s award, provided that:

▪	the total amount available for payout was limited to the funding pool created by actual performance against the Consolidated Plan EBITDA target; and

▪	no award could exceed the maximum payout cap of 200% of target under the EIP and RPP.

In determining each ongoing NEO's Relative Individual Performance, the Committee considered, among other things, the following factors for:

▪
Mr. Schneider, his critical contributions to the development of Realogy's vision, in particular his strong leadership role in driving substantial change at the Company, including strategic, product, value proposition, talent and cultural changes;

▪
Mr. Gordon, the advancements made toward the realignment of the Company's technology and data organization as well as his strong contributions to the development of products and services designed to support our agent- and franchisee-focused strategy;

▪
Mr. Peyton, the relative strength of the performance of the franchise business in 2018 as well as his increased responsibilities for certain company-owned brokerages and his contributions to the implementation of strategic initiatives related to the franchise business;

▪	Ms. Wasser, her significant contributions to risk management as well as legal, compliance and regulatory matters; and

▪
Mr. Gustavson, the solid execution of his oversight responsibilities for the accounting, treasury, tax and accounts payable functions as well as his assumption of an expanded role in November 2018 to include Interim CFO and Treasurer.

2018 Payouts Earned under the EIP & RPP.
The following table sets forth each NEO's target award, payout achieved based on Consolidated Plan EBITDA and Relative Individual Performance and the change from his or her 2017 award:

Name	Target Award ($)	Combined 2018 financial and individual performance (%)	2018 Payout ($)	Change from 2017 payout (%)
Ryan Schneider(1)	$1,500,000	44%	$660,000	n/a
David Gordon(2)	361,539	51%	184,077	n/a
John Peyton(3)	661,539	48%	316,077	(47)%
Marilyn Wasser	500,000	44%	220,000	(45)%
Timothy Gustavson	116,638	51%	59,019	(45)%
Anthony Hull(3)(4)	713,461	44%	313,923	(43)%
_______________

(1)	Mr. Schneider did not receive an award under the 2017 EIP.

(2)	Mr. Gordon joined Realogy on January 22, 2018 and was eligible to receive a pro-rated 2018 EIP award.

(3)	Target awards are based on salary earned in 2018.

(4)	The Committee determined to base Mr. Hull’s award solely on achievement under the objective financial performance metric, given his departure as CFO in November 2018.

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2019 Executive Incentive Plan
In February 2019, the Committee determined that the structure of the 2019 Executive Incentive Plan and 2019 Realogy Performance Plan would be consistent with the design of the 2018 EIP and RPP.

Long-Term Incentive (Equity)
Long-term incentives, or LTI, consists of equity awards granted under the Realogy 2018 Long-Term Incentive Plan.

2018 Long-Term Incentive Awards by Grant Type and Weighting
	Performance-Based Awards Performance Share Units		Time-Based Awards
	RTSR	CFCF	Options	RSUs
CEO	30%	30%	20%	20%
Other NEOs (except T. Gustavson)	20%	30%	20%	30%
T. Gustavson	20%	30%	—%	50%

Summary. In 2018, 60% of the CEO’s and 50% of the other NEO’s LTI was granted in the form of performance share units, or PSUs, that are tied to Company achievement against pre-established metrics over the three-year period ending December 31, 2020. The performance metrics used in the PSU program are Relative Total Stockholder Return, or RTSR, and Cumulative Free Cash Flow, or CFCF, each of which is explained under the heading Performance Share Units in this CD&A.
The remaining LTI award is comprised of time-based awards granted in the form of options (except with respect to Mr. Gustavson who was not a member of the Executive Committee at the time of grant) and restricted stock units.
In setting the mix of equity, the Committee weighed its preference for performance-based awards against the retention benefits provided by time-based equity awards. The Committee noted the meaningful vesting periods applicable to time-based awards, including ratable four year vesting for option awards and three year vesting for restricted stock unit awards. In addition, the Committee considered the “at-risk” nature of options, which will only have value if our stock price increases above the exercise price of the option and such value is maintained through the applicable vesting and exercise date.
When the 2018 LTI awards were granted, substantially all outstanding option awards made to NEOs in the prior three fiscal years were

“underwater,” did not have any “in the money” value, and were tracking to have no realizable value without an increase in stock price.
The Committee considered the following factors when determining each NEO’s 2018 LTI grant:

▪	the need to provide sufficient long-term incentives to meet retention objectives;

▪	a competitive pay analysis prepared by the Committee’s independent compensation consultant;

▪	the executive’s expertise, experience and criticality to Realogy; and

▪	individual performance reviews conducted by the Committee with input from our CEO in the case of his direct reports and, in the case of our CEO, with input from the Board.
In addition, in the case of our CEO, the Committee considered the terms of his employment agreement, which was negotiated in October 2017 and set forth his minimum equity grant of $7.5 million applicable for 2018.
The Committee believes that Mr. Schneider’s 2018 LTI award is appropriate given:

▪	the majority (60%) of his LTI award is tied to the achievement of objective performance goals over a three-year performance cycle;

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▪	his broad scope of responsibilities and the critical role he plays in setting and executing the Company’s business strategy;

▪	his equity awards are subject to both the Company's Clawback Policy as well as his continued compliance with the restrictive covenants in his employment agreement; and

▪	his awards vest over a minimum period of three years (four years for options) and will be forfeited if he is terminated for cause or voluntarily leaves his position.
The Committee weighted PSU awards more heavily for Mr. Schneider than other NEOs, with PSUs comprising 60% of his LTI award. In addition, Mr. Schneider’s PSU award is weighted evenly between RTSR and CFCF metrics for the 2018-2020 performance period to drive the creation of stockholder value through both stock performance and the Company’s generation of Free Cash Flow.
The Committee increased the target value of Mr. Peyton’s LTI award from $1.2 million in 2017 to $1.5 million in 2018 to reflect the substantial increase in his responsibilities in 2018 to include certain Company-owned brokerage brands. The Committee also considered the retentive benefits of equity awards in making this adjustment to Mr. Peyton’s LTI award value.
The Committee kept the LTI awards flat, year-over-year, for each of Ms. Wasser and Messrs. Gustavson and Hull, determining that the LTI opportunities appropriately recognized for: Ms. Wasser, the variety of complex legal, risk and governance matters she oversees; Mr. Gustavson, his work as a direct report to Mr. Hull; and Mr. Hull, his role in the oversight of our entire finance operations.
The following table shows the 2018 LTI awards granted to each of our NEOs and the aggregate grant date fair market value of those awards.

The realizable value of time-based equity awards granted to NEOs in 2018 has decreased more than 50% in value and 2018 PSU awards (for the cycle ending 12.31.2020) were tracking to pay out below target as of the end of 2018.

2018 Long-Term Incentive Grants
	Shares Underlying Performance-Based PSU Awards (#)(2)		Shares Underlying Time-Based Awards (#)		Grant Date Fair Market Value ($)(2)
Name	RTSR(1)	CFCF(1)	RSUs(1)	Options
Ryan Schneider	87,480	88,757	59,171	210,674	$7,402,375
David Gordon(3)	5,054	7,692	7,692	18,258	640,913
John Peyton	11,664	17,751	17,751	42,134	1,479,066
Marilyn Wasser	10,108	15,384	15,384	36,516	1,281,827
Timothy Gustavson	2,138	3,254	5,424	—	272,772
Anthony Hull	16,718	25,443	25,443	60,393	2,119,989
_______________

(1)
These awards were subject to stockholder approval of the 2018 Long-Term Incentive Plan, which was received on May 2, 2018, the official date of grant for financial reporting purposes of these awards. There was a $0.50 decrease in our stock price from $25.35 on March 1, 2018 (the date on which the awards were made) to $24.85 on May 2, 2018, which modestly decreased the aggregate grant date fair value from the value approved by the Committee.

(2)	Shares underlying performance-based PSU awards and grant date fair market value are presented at target.

(3)
Mr. Gordon also received a “make-whole” inducement award on January 22, 2018 in connection with his commencement of employment with us, which had a grant date fair market value of $1,066,980 and was granted in the form of restricted stock units that vest in equal tranches over three years on each anniversary of the grant date. As noted under the heading Make Whole Awards to Mr. Gordon on page 57 of this CD&A, the award is subject to our Clawback Policy.

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Performance Share Units
This section discusses the structure of our Performance Share Unit, or PSU, awards.
Since 2014, PSUs have comprised the largest part of the LTI award.
In 2018, PSU awards were:

▪	60% of the CEO's LTI award; and

▪	50% of other NEOs' LTI award.
The number of units that may be earned under each PSU award is a multiple of the target award, with such multiple based upon the achievement of the applicable performance metric over the three-year performance period.
For example, the PSU awards granted in 2018 measure performance from January 1, 2018 to December 31, 2020. Likewise, the PSU awards that were earned for the three-year period ending December 31, 2018 were granted in 2016. Payouts are determined by linear interpolation when achievement falls between performance levels.
All of our currently outstanding PSU awards are based on relative total stockholder return, or RTSR, and cumulative free cash flow, or CFCF.
PSUs are denominated in stock units, so the award value tracks Realogy stock price over the three-year performance period.
Earned PSUs are distributed in actual shares of our common stock during the first quarter of the year after the end of the three-year cycle. Amounts earned are based upon the Committee's determination of results and are forfeitable if the Company does not meet pre-established threshold targets for CFCF and RTSR.
Relative Total Stockholder Return
Summary. The Relative Total Stockholder Return metric was initially adopted by the Committee as a PSU metric in 2015 at the recommendation of investors. During the Board’s 2018 Investor Outreach Program, although several investors cautioned against over-reliance on RTSR as a performance metric, no concerns with our current program weighting were raised and stockholders generally indicated continued support for our use of an RTSR metric.
See RTSR Benchmarking and Calculation of 2019 RTSR PSU Award on the next page for changes made by the Committee applicable to the 2019 RTSR awards.

The RTSR metric focuses on Realogy stockholder returns relative to an index selected by the Committee—with outperformance against the index resulting in payouts above target and underperformance resulting in no payout, or payouts below target.
The Committee believes the RTSR metric aligns long-term executive compensation with the interests of our stockholders and is working as designed, with:

▪	No payouts earned under the 2015-2017 cycle;

▪	No payouts earned under the 2016-2018 cycle; and

▪	Below target payout forecasted under the 2017-2019 cycle and 2018-2020 cycle as of the end of 2018.

RTSR PSU—Design Features
Metric Description	Total stockholder return relative to a hypothetical investment in the applicable benchmark index (See “RTSR Benchmarking” below)
PSU Weighting	In 2018, PSU awards tied to RTSR were: - 50% of CEO PSU award - 40% of other NEO PSU awards
Opportunity (% of Target Shares Vested)	Threshold = 40% Target = 100% Maximum = 175%

2018-2020 RTSR PSU Payout Formula
Realogy TSR (%)	minus	XHB Index TSR (%)	=	RTSR (%)
Mechanics of RTSR PSU Awards Granted in 2018. Consistent with RTSR PSU awards for the 2016-2018 cycle and the 2017-2019 cycle, payouts under the RTSR PSU award granted for the three-year performance period of January 1, 2018 to December 31, 2020 will be determined by measuring the difference at the end of the performance period between the:

▪	total stockholder return realized through an investment in Realogy stock, and

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▪	total stockholder return realized through an investment in the SPDR S&P Homebuilders ETF (XHB) index, or XHB index.
Both calculations include dividends paid during the performance period.
Target payouts for the 2018 RTSR PSUs will be earned for performance equal to the XHB Index. For every +/- 1% change in RTSR, the payout as a percentage of the target award will increase/decrease by 2%. Maximum payouts will be made at 175% of target if Realogy's TSR exceeds the XHB index TSR by 37.5 percentage points, assuming Realogy's TSR is positive. Payouts will be made at threshold (40% of target) if Realogy's TSR trails the XHB index by 30 percentage points.
The Committee protects against excessive awards by limiting payouts as follows:

▪	if RLGY total stockholder returns are negative, the payout may not exceed 100%, regardless of our relative performance against the comparator index, and

▪	the value of the shares of Realogy common stock to be issued in payment of the RTSR PSU award may not exceed 300% of the award's grant date fair market value.

The Committee may exercise negative, but not positive, discretion is determining the performance level achieved under this metric.

The PSU RTSR award granted in 2019 will be benchmarked against the S&P MidCap 400 Index.
RTSR Benchmarking.
Historical Practice (PSU grants prior to 2019). In deciding to utilize an RTSR metric, the Committee recognized that a significant majority of our competitors are privately-held. In the absence of an index of publicly-traded companies engaged in a similar business to Realogy, the Committee reviewed several different indices to utilize for this metric and decided that the trading history of the XHB index was the most comparable to the trading history of our common stock.
When the Committee selected the XHB index, it understood that it includes housing-related companies, such as businesses related to home improvements, that do not always have the same volatility patterns and challenges as residential real estate brokerages and may perform favorably even in years in which the consumers take a cautious approach to home purchases.

Future Practice (PSU grants in 2019). During the Board’s 2018 Investor Outreach Program, several investors suggested that the Committee evaluate the use of different indexes for future RSTR awards.

Taking into account feedback received during the 2018 Investor Outreach Program, the Committee determined to measure relative total stockholder returns against the S&P MidCap 400 index, rather than the XHB index, for 2019 RTSR PSU awards.

In designing the 2019 RTSR awards, the Committee reviewed several alternative indexes. In adopting the S&P MidCap 400 as the RTSR benchmark, the Committee considered:

▪	that the S&P MidCap 400 index is a broad-based index more easily tracked and understood by investors;

▪	that performance against the S&P MidCap 400 index emphasizes outperforming the market, rather than a specific industry;

▪	the addition of Realogy to the S&P MidCap 400 index in September 2018;

▪	that from 2016 to 2018, the S&P MidCap 400 index correlated more closely to our stock performance than other indexes considered; and

▪	suggestions from the Company's investors

The Committee will regularly evaluate the trading correlation between the S&P MidCap 400 index and our common stock and may determine to use another index or a custom peer group with respect to future grants, if any, tied to RTSR.

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Calculation of 2019 RTSR Award.
The Committee has historically determined the target number of PSUs granted under the RTSR metric by dividing the target award value by the price determined by a Monte Carlo simulation performed by an independent third-party. Recent volatility in our stock has resulted in Monte Carlo valuations well below the market value of our stock and the use of such valuation to calculate the 2019 RTSR awards could have resulted in over-sized awards to our executive officers. In light of this, and based on advice from its independent compensation consultant, the Committee determined to change the manner of calculating the target shares to be issued under the 2019 PSUs tied to the RTSR metric.
This action resulted in:

▪
a 42% reduction in the grant date fair value and number of target shares issued under the 2019 PSU awards tied to RTSR compared to the value and number of target shares that would have been issued under the Monte Carlo valuation; and

▪	an 11% reduction from the grant date fair value of our CEO's 2018 long-term incentive awards.

Cumulative Free Cash Flow
Summary. The Committee first used CFCF as a PSU metric in 2015. Target performance is set in-line with the Company’s strategic plan for the corresponding three-year period covering the award.
During the Board’s 2018 Investor Outreach Program, stockholders generally indicated support for our use of a CFCF metric, but some investors felt that a change to the calculation of CFCF would be appropriate. The Committee took this investor feedback into account in designing its 2019 CFCF PSU awards, as described in more detail under 2019 Change to CFCF Calculation.
The Committee has continued its use of CFCF in the LTI because it believes the metric:

▪	reflects the manner in which our stockholders measure Realogy’s operating performance;

▪	aligns with our strategic objectives, including:

▪	making strategic investments in our business;

▪	de-levering the balance sheet; and

▪	returning capital to stockholders; and

▪	is working as designed, with:

▪	Below target payouts earned under the first two completed PSU cycles (i.e., 2015-2017 and 2016-2018); and

▪	Below target payout forecasted under the ongoing PSU cycles as of the end of 2018 (i.e., 2017-2019 and 2018-2020)

CFCF PSU—Design Features
Metric Description	Cumulative free cash flow generated by Realogy over a three-year period, as adjusted for items pre-established by the Committee
PSU Weighting	In 2018, PSU awards tied to CFCF were: - 50% of CEO PSU award - 60% of other NEO PSU awards
Opportunity (% of Target Shares Vested)	Target = 100% Threshold = 50% Maximum = 200%

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Mechanics of CFCF PSU Awards Granted in 2018. At the time of grant, the Committee pre-established the CFCF target and permitted enumerated adjustments for determining CFCF results for the three-year period that include increases or decreases that differ from the cash amounts assumed in the forecast underlying the target. Neither the CFCF target goal or actual achievement against the target goal take into account capital expenditures during the performance period.
Specific adjustments for the 2018 CFCF metric relate to the use of cash that differs from management’s budget and used for:

▪	our relocation securitization program funding;

▪	former parent legacy payments;

▪	taxes;

▪	pension payments;

▪	business optimization and restructuring expenses;

▪	extinguishment of debt; and

▪	litigation and regulatory compliance, net of insurance reimbursement.
We do not disclose actual CFCF targets prior to the close of the related financial period for competitive reasons. However, under the 2018-2020 CFCF PSU awards, the threshold payout of 50% of the target award will be earned if 80% of target CFCF for the 2018-2020 period is achieved and the maximum payout of (200%) of target award will be earned if 121% of target CFCF is achieved.
The Committee has never exercised discretion to adjust the CFCF awards, but does have authority to exercise negative or positive discretion to adjust the payout earned under this metric for the 2018 award, including to take into account extraordinary corporate transactions or developments.

2019 Change to CFCF Calculation.

Taking into account feedback received during the 2018 Investor Outreach Program, the Committee determined to eliminate earnings from material acquisitions during the performance period when calculating achievement under the 2019 CFCF PSU awards.

During the Board’s 2018 Investor Outreach Program, certain investors requested that the Committee reconsider its historical practice of calculating CFCF in a manner that included the benefits to CFCF that were recognized as a result of acquisitions during the performance period, if the earnings from these acquisitions had not been incorporated into the CFCF target goal.
The Committee determined to incorporate this investor feedback into the 2019 awards. As a result, the calculation of CFCF in the 2019 CFCF PSU awards will exclude any earnings generated from acquisitions occurring during the three-year performance period with a purchase price in excess of $25 million, including contingent earnouts if such acquisition was not incorporated into the CFCF target goal.

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Achievement Against Performance Metrics and Payouts under the 2016-2018 PSU Award Cycle
On February 25, 2019, the Committee approved payouts to the participating NEOs (all NEOs, other than Messrs. Schneider and Gordon and, with respect to the CFCF PSU award, Mr. Peyton) under the PSU awards granted in 2016 that measured performance over a three-year performance period ended December 31, 2018.
The Committee determined that no payout was earned under the RTSR metric as we did not achieve threshold performance against the XHB index. As a result, no shares were earned under this portion of the 2016-2018 PSU award.

Relative Total Stockholder Return Results 0% Payout Earned (2016-2018 Cycle)
Realogy TSR	XHB TSR	Actual Relative TSR	Payout
-53%	-2%	-51%	0%

RTSR Performance Range (2016-2018 Cycle)

▪	Maximum if RTSR better than +25.7%

▪	Threshold: RTSR is better than -18.6%

▪	Target if RTSR is +2/-2% to XHB Index (but note that awards granted after 2016 do not allow for target payout for below index performance)

Performance under the CFCF metric was determined to be 55% of target by the Committee, as set forth in the table below.

This table sets forth the:

▪	Pre-established CFCF performance levels over the three-year period of January 1, 2016 to December 31, 2018 at threshold, target and maximum payout; and

▪	Actual CFCF performance achieved during the 2016-2018 period.

Cumulative Free Cash Flow† Results 55% Payout Earned (2016-2018 Cycle)
Performance Level	Payout as % of Target	CFCF (in millions)
Threshold	50%	$1,445
Target	100%	1,765
Maximum	200%	2,074
Actual	55%	1,476
_______________
† See Annex B for a definition of Cumulative Free Cash Flow and the calculation of actual results under the terms of the award agreement.

See next page for actual payouts made to participating named executive officers under the 2016-2018 PSU awards.

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The table below shows the aggregate shares earned by NEOs under the 2016-2018 PSU cycle, along with the payout value of those shares based on the results discussed above, including no payout under the RTSR metric and 55% payout under the CFCF metric:

Aggregate Payouts Earned under the 2016-2018 PSU Award Cycle
Name	Target Award ($)	Aggregate Shares Earned (#)(1)	2018 Payout Value ($)(2)	Target Value Realized (%)(3)
John Peyton	$199,977	—	$—	—%
Marilyn Wasser	615,067	6,284	92,237	15%
Timothy Gustavson	102,465	1,047	15,365	15%
Anthony Hull	1,025,141	10,473	153,737	15%
_______________

(1)	Includes dividend equivalent units accrued on earned shares.

(2)
Based on $14.68 per share, the closing market price of Realogy common stock on the NYSE on December 31, 2018 (the last day of the performance cycle); calculation includes the value of earned dividend equivalent units.

(3)
Target value realized represents the 2018 Payout Value divided by the Target Award. Taking into account the decline in realized value recognized by Mr. Peyton (who did not receive a CFCF PSU award in 2016), the aggregate target value realized by participating NEOs under the 2016-2018 PSU award cycle was 13% as of December 31, 2018.

Outstanding PSU Cycles
As shown on page 37 in the Executive Summary section of this CD&A, payouts under the three-year PSU cycles for the 2017-2019 and 2018-2020 performance periods are also forecasted to result in below target payouts as of the end of 2018.
Actual results will be determined based upon results under the applicable metric at the conclusion of the applicable three-year cycle.

2019-2021 Performance Share Unit Awards
In February 2019, the Committee determined that the structure of the 2019-2021 cycle of the PSU awards would be consistent with the design of the 2018-2020 cycle, except for the incorporation of investor feedback received during the 2018 Investor Outreach Program:

▪	RTSR will be measured against the S&P MidCap 400 index (see RTSR Benchmarking on page 52)

▪
Maximum payout of 175% of target will be paid if Realogy's TSR exceeds the S&P MidCap 400 index TSR by 37.5 percentage points, assuming Realogy's TSR is positive. Threshold payout of 40% of target will be paid if Realogy's TSR trails the S&P MidCap 400 index by 30 percentage points.

▪	The Committee changed the manner of calculating the number of shares issued under the RTSR award in order to avoid the potential for over-sized awards (see 2019 Long-Term Incentive Awards on page 58)

▪
The calculation of CFCF will exclude any earnings generated from acquisitions occurring during the three-year performance period with a purchase price in excess of $25 million, including contingent earnouts (if such acquisition was not incorporated into the CFCF target goal) (see 2019 Change to CFCF Calculation on page 54)

▪	Maximum payout of 200% of target will be earned if 124% of target CFCF is achieved. Threshold payout of 50% of target will be earned if 79% of target CFCF for the performance period is achieved.

▪	See 2019 Long-Term Incentive Awards on page 58 for target PSU awards granted to NEOs under the 2019 long-term incentive.

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Time-Based Awards
Our NEOs have experienced significant declines in the value of time-based equity awards granted since 2016.
The table shown below compares the aggregate grant date fair market value of all time-based equity awards granted to our NEOs from 2016 to 2018 against the value of the shares calculated using our 2018 closing stock price. Time-based awards during 2016 to 2018 include:

▪	RSUs (including accrued dividend equivalent units) granted as part of the LTI or as inducement equity awards (received by Mr. Schneider in Oct. 2017 and Mr. Gordon in Jan. 2018); and

▪	Options (based on spread between the exercise price and the 2018 closing stock price).

Realizable Value NEO Time-Based Equity Awards 2016, 2017 & 2018 (in millions)

20.0
15.0
10.0
5.0
0.0
69% decline in realizable value
Stock price decline since 1.4.2016 was 60%
Aggregate Grant Date Fair Value
Realizable Value

Options. Options have a maximum term of ten years and vest over four years, with 25% vesting on each anniversary date of the grant date. The exercise price is equal to the closing sale price of our common stock on the date of grant.
A stock option only has value if our stock price increases above the exercise price of the stock option and such value is maintained through the applicable vesting and exercise date.
Our Committee views time-vested stock option awards as an important tool to align the interests of our named executive officers with the interests of our stockholders and believes that this form of equity effectively rewards the successful execution of our long-term growth strategy.

The time vesting feature of the option awards is also intended to serve as a meaningful executive retention device.
Restricted Stock Units. Restrictions on restricted stock units, or RSUs, lapse over three years, with 33.33% lapsing on each anniversary of the grant date.
The Committee determined to grant time-based RSUs in place of performance restricted stock units in 2018. The Committee made this decision based upon several factors, including that following this change, a significant portion of executive compensation remained at-risk and subject to performance metrics, that a meaningful portion of executive compensation is already linked to EBITDA results under our annual cash incentive program, and that RSUs serve an important role in encouraging executive retention.
Dividend Equivalent Units. Outstanding PSUs, RSUs and performance restricted stock units carry dividend equivalent rights related to any cash dividend paid by Realogy while the units are outstanding. Options do not carry dividend equivalent rights.
Any additional units credited as dividend equivalents are subject to the same vesting requirements, settlement provisions, and other terms and conditions as the original award to which they relate. No dividend equivalents will be paid unless and until the underlying award is vested or settled.
Dividend equivalent units are calculated by multiplying the amount of cash dividends declared on Realogy’s outstanding common stock by the number of shares covered by the applicable outstanding award at the time of the related dividend record date and dividing this amount by the closing price of our stock on the related dividend payment date.

"Make-Whole" Awards To Mr. Gordon
As an inducement to his hiring in January 2018, the Committee granted Mr. Gordon a sign-on cash bonus in the amount of $333,000 and an RSU award in the amount of $1,066,980. The aggregate value of these awards was approximately equal to the value of cash and equity awards forfeited by Mr. Gordon in connection with his change in employer.
Mr. Gordon agreed to repay Realogy the full amount of cash bonus in the event he voluntarily resigned or was terminated for cause within one year of the award.

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The RSU award, including any proceeds, gains or other economic benefit in respect of the award, are subject to the terms and conditions of the Company’s Clawback Policy, which allows the Board to recoup incentive compensation in the event of a material restatement or adjustment of our financial statements, misconduct, or breach of Mr. Gordon's restrictive covenants with us, including those related to non-competition and non-solicitation.
The RSUs vest in equal installments over three years on each grant date anniversary.

2019 Long-Term Incentive Awards
The Committee determined to change the method for calculating RTSR PSUs granted as part of the 2019 LTI. The Committee has historically determined the target number of PSUs granted under the RTSR metric by dividing the target award value by the price determined by a Monte Carlo simulation performed by an independent third-party. Recent volatility in our stock has resulted in Monte Carlo valuations well below the market value of our stock and the use of such valuation to calculate the 2019 RTSR awards could have resulted in over-sized awards to our executive officers. In light of this, and based on advice from its independent compensation consultant, the Committee determined to change the manner of calculating the target shares to be issued under the 2019 PSUs tied to the RTSR metric by dividing the RTSR target award value by the $13.60 per share closing price of our stock on the date of grant rather than the $7.91 per share Monte Carlo valuation.
This action resulted in:

▪
a 42% reduction in the grant date fair value and number of target shares issued under the 2019 PSU awards tied to RTSR compared to the value and number of target shares that would have been issued under the Monte Carlo valuation; and

▪	an 11% reduction from the grant date fair value of our CEO's 2018 long-term incentive awards.

The following table sets forth the LTI grants made to our ongoing NEOs by the Committee, effective February 28, 2019.

2019 Long-Term Incentive Grants
	Shares Underlying Performance-Based PSU Awards(1)		Shares Underlying Time-Based Awards		2019 Grant Date Fair Value ($)
Name	RTSR (#)(2)	CFCF (#)	RSUs (#)	Options (#)
Ryan Schneider	165,441	165,441	110,294	433,526	$6,558,634
David Gordon	11,764	17,647	17,647	46,242	$733,048
John Peyton	26,470	39,705	39,705	104,046	$1,649,353
Marilyn Wasser	19,117	28,676	28,676	75,144	$1,191,201
Timothy Gustavson	4,926	7,389	12,316	—	$306,953
______________

(1)	Shares underlying performance-based PSU awards and grant date fair market value are presented at target.

(2)
The number of PSUs granted under the RTSR metric was determined by dividing the value of the award approved by the Committee by our closing stock price on the date of grant ($13.60), while the grant date fair market value of $7.91 per RTSR PSU was determined, in accordance with FASB ASC Topic 718, by a Monte Carlo simulation performed by an independent third-party.

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Timing & Valuation of Equity Grants
The Committee's practice generally is to grant LTI awards to the NEOs at the regularly scheduled Committee meeting in February of each year with awards granted and priced on the third business day following the release of full year earnings results and the filing of our Annual Report on Form 10-K. The Committee retains the ability to determine that another grant date may be appropriate in certain circumstances.
During the year, the Committee also may approve equity awards, typically for executives hired or promoted and in connection with acquisitions. The Committee also has delegated to the CEO certain limited authority to make grants to non-Section 16 officers and the Committee is apprised of any such grants on a quarterly basis.
In connection with valuing the grants of equity awards, it is our policy generally to use, as the grant or strike price for any equity award, the closing price of our common stock on the effective date of the grant. For RSUs and for PSUs that are based upon achievement of Company-specific metrics, the Committee typically approves a dollar value, which is then divided by the closing sale price of our common stock on the date of grant. For valuing options, the Company utilizes a Black-Scholes valuation methodology.
For determining the grant date fair value of PSUs that have an RTSR metric, the Committee utilizes a Monte Carlo simulation performed by an independent third-party valuation firm to determine fair value - however the number of PSUs granted under the 2019 RTSR award was determined by dividing the value assigned to the award by the closing price of our common stock on the date of grant ($13.60), rather than the Monte Carlo grant date fair value ($7.91), resulting in a reduction in the number of shares granted to our NEOs under this award.

Hedging and Pledging Prohibited
Our Procedures and Guidelines Governing Securities Trades by Company Personnel prohibits all Directors, executive officers and employees from engaging in hedging transactions or pledging the Company’s securities, including but not limited to our common stock, and no waiver from that prohibition may be granted by the Company.

Stock Ownership Requirements
Adopted in 2013 by the Committee, Realogy’s Stock Ownership Guidelines encourage stock ownership among the Executive Committee members to further the objective of aligning our executives’ interests with those of our stockholders.
Several investors emphasized the importance of executive and director stock ownership during our 2018 Investor Outreach Program.

Based upon feedback during our 2018 Investor Outreach Program, the Committee increased the CEO’s minimum stock ownership requirement to 6x annual base salary

Under Realogy’s stock ownership guidelines, members of the Executive Committee (or EC) are required to own shares of our common stock equal to a specified multiple of their annual base salary.

Stock Ownership Guidelines
CEO	6x salary
Other EC Members	3x salary
In 2018, the Committee also eliminated the use of vested options toward the ownership requirement. Under the revised Stock Ownership Guidelines, Realogy common stock, deferred stock units and unvested RSUs count toward achieving the ownership requirement. Options and unearned PSUs are not counted.
Compliance must be achieved within five years of becoming an Executive Committee member. Executive Committee members must retain one-half of the net shares upon exercise of an option (after giving effect to the exercise price and applicable taxes upon exercise) and one-half of the net full-value shares that vest until the Executive Committee member has met his or her minimum ownership level. In the event that an Executive Committee member has not met the ownership requirement at the end of the five-year period, such executive must retain 100% of the net shares until compliance is achieved.
Ms. Wasser satisfied the stock ownership requirements as of the last measurement date of December 31, 2018. Messrs. Schneider and Peyton each became executive officers in 2017 and Mr. Gordon joined the Company in 2018, accordingly,

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each of these NEOs have five years from commencement of employment with us to meet the ownership requirement. As an interim member of the Executive Committee, Mr. Gustavson is not subject to the ownership requirement.

Clawback Policy

Clawback Policy Overview
Who does the Clawback Policy apply to?	Current and former Section 16 officers
What compensation can be clawed back?	Cash incentive or equity-based compensation
What situations give rise to claw back?
The Committee has discretion to claw back compensation in the event of:

- A material restatement or adjustment to the financial statements that would have had the effect of reducing incentive compensation received in past three years

- Misconduct, including knowing legal/regulatory breaches, fraud, knowing misrepresentations and corruption resulting in material financial or reputational harm

In addition, each of our NEOs is subject to one or more restrictive covenant agreements with Realogy (which include non-compete and non-solicitation provisions) pursuant to which the Company can clawback severance payments or stop the payment of equity awards if the restrictive covenant agreement is breached.

Limited Other Benefits and Perquisites
Our compensation program does not include material other benefits or perquisites.
All employees, including NEOs, may participate in our 401(k) plan. The plan currently provides a matching contribution of 50% of amounts contributed by the officer, subject to a maximum of 6% of eligible compensation.
In April 2018, the Committee terminated our former fractional aircraft ownership and, prior to termination there was no personal use of the aircraft by our NEOs in 2018.
In December 2017, the Committee froze participation in our Executive Deferred Compensation Plan, which previously allowed NEOs to defer cash and/or equity under that plan. None of our NEOs participate in a now-closed, defined benefit pension plan (future accruals of benefits were frozen on October 31, 1999).
Qualifying employees who are required to relocate in connection with their commencement of employment with us are entitled to relocation benefits through Cartus—our relocation services business unit— including limited tax gross-up assistance. Each of Messrs. Schneider, Gordon and Peyton received such relocation benefits in 2018.

Severance Protection
Severance Protection in 2018. As described in more detail under “—Potential Payments upon Termination or Change in Control,” each of our ongoing NEOs is entitled to severance pay and benefits upon a “qualifying termination”—meaning, a termination without “cause” by the Company or a termination for “good reason” by the executive.
For each of our NEOs, other than Mr. Gustavson, severance pay is equal to a multiple of the sum of annual base salary and target annual incentive, along with the continuation of welfare benefits. The severance multiple for our CEO is 200% and for each other ongoing NEO, other than Mr. Gustavson, is 100% (although, in the case of a qualifying termination of employment within twenty-four months following a change in control of the Company, their multiple is 200%). Mr. Gustavson’s severance pay is equal to 100% of his base salary, either before or after a change in the control.
The higher multiples of base salary and target bonus payable to Mr. Schneider are based upon his overall greater responsibilities for our performance.
No NEO is entitled to any tax reimbursement protection for “golden parachute excise taxes.”
The Committee believes the severance and benefits payable to our ongoing NEOs under the foregoing circumstances aid in the attraction and retention of these executives as a competitive practice and are

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balanced by the inclusion of restrictive covenants (such as non-compete provisions) to protect our value following a termination of an executive’s employment without cause or by the executive for good reason. In addition, we believe the provision of these benefits will keep the executives focused on the operation and management of the business.
Transition to Severance and Change in Control Plans (commencing in 2019). In late 2018, with the assistance of its independent compensation consultant, the Committee determined to move away from individual severance agreements with executives and to instead transition seven members of the Executive Committee (all members of the Executive Committee other than the CEO and Mr. Gustavson) into severance and change in control plans.
In making this determination, the Committee considered the ease of uniform administration offered by a plan, as opposed to individual agreements, including that the Committee could amend the severance and change in control provisions applicable to participating executives at the same time and in the same manner.
Accordingly, on October 31, 2018, the Committee adopted an Executive Severance Plan and an Executive Change in Control Plan. Although these plans did not have any participants in 2018, all executives with executive severance agreements with the Company are expected to join the plans as their individual agreements expire. Eligible participants may also elect to join these plans early by agreeing to terminate their individual severance agreements.
The severance benefits offered under the Executive Severance Plan and an Executive Change in Control Plan are materially consistent with those offered pursuant to individual executive severance agreements. For a more detailed discussion of these plans see Agreements with Named Executive Officers—Executive Severance Plan and Executive Change in Control Plan.
Severance Arrangements for Mr. Hull. As part of his transition out of the CFO role, the Company and Mr. Hull agreed that commencing November 5, 2018, he would continue employment with the Company as a Senior Advisor to the CEO until March 31, 2019.
Upon completion of his services as Senior Advisor, it is expected that Mr. Hull will receive severance and benefits under his Executive Severance Agreement with the Company as if the termination of employment was a termination by the Company without cause, subject to his continued compliance with his restrictive covenants and the execution and non-revocation of a release of claims.
A description and quantification of Mr. Hull’s expected severance payments and benefits upon his termination from the Company at the end of March are set forth under “Potential Payments upon Termination or Change in Control.”

Tax Considerations
Following the passage of the Tax Cuts and Jobs Act (the “Tax Act”) on December 22, 2017, the Committee rescinded its prior policy related to the now unavailable exemption for performance-based compensation under Section 162(m) of the Code, except to the extent that remuneration subject to Section 162(m) of the Code pursuant to a contract, award, plan or other compensatory agreement or arrangement may be eligible for transition relief under the Tax Act. However, the Committee remains committed to continuing to link executive compensation with Company performance through performance-based and at-risk compensation vehicles in 2019 and future years.

Compensation Risk Assessment
As part of its oversight of the Company’s executive compensation program, the Committee annually considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. See “Governance of the Company—Oversight of Risk Management” for additional information on the Committee’s process.

Role of Committee, Advisors and Executives in Setting Executive Compensation
All of the members of the Committee are Independent Directors.
The Committee has the power and authority to oversee our compensation policies and programs and makes all compensation-related decisions for our NEOs. While the Committee may take into account recommendations from its independent compensation consultant as well as the CEO (other than with respect to his own compensation), the Committee has final approval over all compensation decisions for all of our executive officers.
The Committee’s independent compensation consultant reviews compensation materials presented

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by management to the Committee, participates in one or more pre-meeting calls with the Committee Chair and attends all regularly scheduled meetings of the Committee.
The CEO annually reviews the performance of, and makes recommendations regarding, each of our NEOs (other than himself). The CEO’s performance is annually reviewed by the Committee with input from the Board. The conclusions reached and recommendations based upon these reviews, including with respect to salary adjustment and annual incentive compensation target and actual payout amounts, are presented to the Committee, which has the discretion to modify any recommended adjustments or awards to our executives. The Company’s Chief Human Resources Officer participates in the data analysis process.

Key Facts: Independent Compensation Consultant
Committee’s Independent Compensation Consultant	Meridian Compensation Partners, LLC, or Meridian
Annual Independence Assessment	Meridian’s independence was assessed and confirmed by the Committee in 2018
Key Services Provided to the Committee in 2018
Meridian provides the Committee with analyses and advice exclusively on Executive & Director compensation matters, including in 2018:

- Competitive market
   pay analyses utilizing
   peer group and survey
   data

- Short- and long-term
   incentive program
   design for 2018

- Review of severance
   arrangements

- Peer group review and
   confirmation

Services Provided in 2018 to Management or Not Related to Executive Compensation	None

Our Peer Group
As the majority of the Company’s closest peers are privately held, the Committee evaluates potential peers in industries that resemble the Company’s cyclicality, business model and financial performance (including revenue as well as market capitalization parameters).
Our current compensation peer group was created in 2016 and includes companies that are influenced by the housing market and share traits of our other business units.
During 2018, the Committee reviewed our peer group and, upon advice from its independent compensation consultant, determined that it continues to provide a reasonable view of the market in which Realogy competes for executive talent.
In terms of size, compared to our peer group, based upon data as of and for the year ended December 31, 2018, Realogy’s revenues were at the 49th percentile and its market capitalization was at the 15th percentile.
Although the firms in our peer group employ executives with a skill set comparable to those of the Company, they generally operate in businesses with very different business cycles from residential real estate. Accordingly, the Committee has not relied on our compensation peer group when constructing the RTSR metric for PSU awards and recognizes the need to look beyond that peer group, to other more broad-ranging survey data when setting executive compensation. However, the Committee considers only aggregated survey data, not the identity of the individual survey data companies.
Our peer group was utilized by the Committee in connection with its 2017, 2018 and 2019 executive compensation decisions.
In preparation for the establishment of 2018 executive compensation, in November 2017, the Committee’s independent compensation consultant delivered a detailed and comprehensive analysis of peer group information and general industry survey data designed to educate the Committee on current compensation ranges by executive position together with plan design and component weighting information.
The Committee considered the analysis presented at its November 2017 meeting as well as an evaluation of executive performance in early 2018 in setting NEO compensation for 2018.

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Realogy Peer Group as of December 31, 2018
Company(1)	Revenue ($)(2) (in millions)	Market Cap ($)(2) (in millions)	Primary Comparable Category
Arthur J. Gallagher	$6,711	$13,535	Brokerage business model
Avis Budget Group, Inc.	9,124	1,739	Franchisor
CBRE Group, Inc.	21,340	13,296	Real estate services provider
First American Financial Corporation	5,748	4,990	Insurance company with title segment
Fortune Brands Home & Security, Inc.	5,485	5,372	Influenced by housing market
Hertz Global Holdings, Inc.	9,504	1,146	Franchisor
Hyatt Hotels Corporation	2,498	7,264	Franchisor
KB Home	4,547	1,688	Influenced by housing market
Jones Lang LaSalle Incorporated	9,090	5,769	Real estate services provider
Leggett & Platt Incorporated	4,270	4,674	Influenced by housing market
PulteGroup, Inc.	10,188	7,300	Influenced by housing market
Toll Brothers, Inc.	7,143	4,791	Influenced by housing market
USG Corporation	3,336	5,962	Influenced by housing market
Wyndham Worldwide Corporation(3)	4,642	3,493	Franchisor
_______________

(1)	CalAtlantic Group, Inc. was removed from the 2018 peer group due to its acquisition by Lennar Corporation in February 2018.

(2)	Based on publicly-available information from the S&P Capital IQ database’s definition of Total Revenue and Market Capitalization.

(3)	Reflects revenue prior to Wyndham’s spin-off of its hotels and resorts business.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Realogy Holdings Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report.
COMPENSATION COMMITTEE
Duncan L. Niederauer (Chair)
Fiona P. Dias
Matthew J. Espe
Michael J. Williams

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2018 Summary Compensation Table
The table below sets forth the compensation we provided in 2018, 2017 and 2016 to our named executive officers.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)(5)(6)(7)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compen-sation ($)(8)	Change in Pension Value / Non-qualified Deferred Comp Earnings ($)(9)	All Other Compen-sation ($)(10)	Total ($)
Ryan M. Schneider Chief Executive Officer and President	2018	1,000,000	—	5,902,376	1,499,999	660,000	—	60,747	9,123,122
	2017	153,846	—	2,500,016	2,500,009	—	—	38,364	5,192,235
David L. Gordon Executive Vice President and Chief Technology Officer	2018	361,539	333,000	1,577,896	129,997	184,077	—	71,429	2,657,938
John W. Peyton President and Chief Executive Officer, Realogy Franchise Group	2018	661,539	—	1,179,072	299,994	316,077	—	62,368	2,519,050
	2017	600,000	—	959,960	240,000	591,000	—	91,466	2,482,426
Marilyn J. Wasser Executive Vice President and General Counsel	2018	500,000	—	1,021,833	259,994	220,000	—	7,104	2,008,931
Timothy B. Gustavson Interim Chief Financial Officer and Treasurer, Chief Accounting Officer, Corporate Controller and Senior Vice President	2018	291,595	—	272,772	—	59,019	—	7,007	630,393
Anthony E. Hull(11) Former Executive Vice President, Chief Financial Officer and Treasurer	2018	713,461	—	1,689,991	429,998	313,923	—	8,696	3,156,069
	2017	675,000	—	1,719,984	430,000	553,500	—	8,546	3,387,030
	2016	675,000	—	1,650,299	399,999	469,800	—	8,158	3,203,256
_______________

(1)
Each of Mr. Gordon, Ms. Wasser and Mr. Gustavson became named executive officers of the Company for the first time in 2018 and each of Messrs. Schneider and Peyton became named executive officers of the Company for the first time in 2017. Only compensation for years in which these executives were named executive officers are included in the table. Effective November 5, 2018, Mr. Hull transitioned to the non-officer role of Senior Advisor to the CEO and Mr. Gustavson was appointed as Interim Chief Financial Officer and Treasurer, adding to his duties as Senior Vice President, Chief Accounting Officer and Corporate Controller. See footnote (11) below for additional information.

(2)
The following are the annual base salaries payable to each of the named executive officers as of December 31, 2018: Mr. Schneider, $1,000,000; Mr. Gordon $400,000; Mr. Peyton, $680,000; Ms. Wasser, $500,000; Mr. Gustavson, $291,595; and Mr. Hull, $725,000.

(3)
As an inducement to his hiring in January 2018, the Committee granted Mr. Gordon a sign-on cash bonus in the amount of $333,000. See Make-Whole Inducement Awards to Mr. Gordon in the Compensation Discussion and Analysis for additional information.

(4)
As more fully described in footnotes (5), (6) and (7), the table reflects the aggregate grant date fair value of equity awards granted in 2018 computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value of these awards are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(5)
On March 1, 2018, the Company made grants to our named executive officers under its 2018 long-term incentive program. Under the program, each named executive officer received two performance share unit awards (one based upon a relative total stockholder return metric and the other based upon a cumulative free cash flow metric), a restricted stock unit award and a non-qualified stock option award, except that Mr. Gustavson did not receive a non-qualified stock option award.

The performance share unit awards and, for each named executive officer other than Mr. Gustavson, the restricted stock unit awards have a grant date for financial reporting purposes of May 2, 2018 rather than March 1, 2018, as those grants were subject to stockholders approval of the 2018 Long-Term Incentive Plan, which was approved at the 2018 Annual

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Meeting of Stockholders. As a result, the performance share unit award based upon the relative total stockholder return metric has a grant date value of $25.45 per share, and the performance share unit award based upon the cumulative free cash flow metric and the restricted stock unit award both have a grant date value of $24.85 per share.
Mr. Gustavson's restricted stock unit award was not subject to stockholders approval of the 2018 Long-Term Incentive Plan and therefore has a grant date value of $25.35 per share.
The non-qualified stock option awards have a Black Scholes value of $7.12 per share and an exercise price of $25.35 per share.
The table below sets forth the allocation of the grant date fair value of the 2018 long-term incentive awards (including performance share unit awards, restricted stock unit awards and non-qualified options) granted to the named executive officers:

Name	CFCF PSUs ($)	RTSR PSUs ($)	RSUs ($)	Options ($)
Ryan M. Schneider	$2,205,611	$2,226,366	$1,470,399	$1,499,999
David L. Gordon	191,146	128,624	191,146	129,997
John W. Peyton	441,112	296,848	441,112	299,994
Marilyn J. Wasser	382,292	257,249	382,292	259,994
Timothy B. Gustavson	80,862	54,412	137,498	—
Anthony E. Hull	632,259	425,473	632,259	429,998
See "—Grants of Plan-Based Awards for Fiscal 2018" for additional information.

(6)
The grant date fair value of the performance share unit awards assuming achievement of the highest level of performance (175% of the target award for the PSU grant based upon the relative total stockholder return metric and 200% of the target award for the PSU grant based upon the cumulative free cash flow metric) for each of the NEOs is as follows:

Name	CFCF PSUs Maximum Payout ($)	RTSR PSUs Maximum Payout ($)	Total PSUs Maximum Payout ($)
Ryan M. Schneider	$4,411,222	$3,896,141	$8,307,363
David L. Gordon	382,292	225,092	607,384
John W. Peyton	882,224	519,484	1,401,708
Marilyn J. Wasser	764,584	450,186	1,214,770
Timothy B. Gustavson	161,724	95,221	256,945
Anthony E. Hull	1,264,518	744,578	2,009,096
See "—Grants of Plan-Based Awards for Fiscal Year 2018" for additional information.

(7)
In addition to the 2018 long-term incentive awards described in footnote (5), on January 22, 2018, Mr. Gordon was granted a "make whole" restricted stock unit award in connection with his joining Realogy, which had a grant date value of $26.82 per share and a grant date fair value of $1,066,980. See Make-Whole Inducement Awards to Mr. Gordon in the Compensation Discussion and Analysis for additional information.

(8)	Amounts for 2018 represent cash awards earned under the 2018 Executive Incentive Plan or, for Mr. Gustavson, the 2018 Realogy Performance Plan.

(9)
None of our named executive officers is a participant in any defined benefit pension arrangement. None of our named executive officers received above-market or preferential earnings (as these terms are defined by the SEC) on a non-qualified deferred compensation account.

(10)
Amounts for 2018 represent for each named executive officer: 401(k) plan matching contributions and, for Messrs. Peyton and Hull and Ms. Wasser, the value of insurance premiums paid by the Company for supplemental death insurance. In addition, for Messrs. Schneider, Gordon and Peyton, the 2018 amount includes relocation and temporary housing expenses and related items, including $52,497 for Mr. Schneider, including an income tax gross-up amount of $14,058, $63,486 for Mr. Gordon, including an income tax gross-up amount of $16,741 and $53,664 for Mr. Peyton, including an income tax gross-up amount of $25,241.

(11)
As part of Mr. Hull's transition out of the CFO role, the Company and Mr. Hull agreed that commencing November 5, 2018, he would continue employment with the Company as a Senior Advisor to the CEO until March 31, 2019 at his current base salary reflected in footnote (2) above. Upon completion of his services as Senior Advisor, it is expected that Mr. Hull will receive severance and benefits under his NEO Agreement dated February 23, 2016 as if the termination of employment was a termination by the Company without cause, subject to his continued compliance with his restrictive covenants and the execution and non-revocation of a release of claims. See the "Other Termination without Cause or for Good Reason" column of the Potential Payments Upon Termination or Change-in-Control table for an estimated quantification of the severance payments and benefits payable to Mr. Hull upon his final separation from the Company.

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Grants of Plan-Based Awards for Fiscal Year 2018

The following table sets forth information concerning each grant of an award made in 2018 to our named executive officers under any plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(7)			All Other Stock Awards: No. of Shares of Stock or Units (#)	All Other Option Awards: No. of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Award	Grant Date	Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Ryan M. Schneider	EIP(1)	03/01/18	375,000	1,500,000	3,000,000
	Option(2)	03/01/18								210,674	25.35	1,499,999
	RTSR(3)	05/02/18				34,992	87,480	153,090				2,226,366
	CFCF(4)	05/02/18				44,379	88,757	177,514				2,205,611
	RSU(5)	05/02/18							59,171			1,470,399
David L. Gordon	RSU (6)	01/22/18							39,783			1,066,980
	EIP(1)	03/01/18	90,385	361,539	723,078
	Option(2)	03/01/18								18,258	25.35	129,997
	RTSR(3)	05/02/18				2,022	5,054	8,845				128,624
	CFCF(4)	05/02/18				3,846	7,692	15,384				191,146
	RSU(5)	05/02/18							7,692			191,146
John W. Peyton	EIP(1)	03/01/18	165,385	661,539	1,323,078
	Option(2)	03/01/18								42,134	25.35	299,994
	RTSR(3)	05/02/18				4,666	11,664	20,412				296,848
	CFCF(4)	05/02/18				8,876	17,751	35,502				441,112
	RSU(5)	05/02/18							17,751			441,112
Marilyn J. Wasser	EIP(1)	03/01/18	125,000	500,000	1,000,000
	Option(2)	03/01/18								36,516	25.35	259,994
	RTSR(3)	05/02/18				4,043	10,108	17,689				257,249
	CFCF(4)	05/02/18				7,692	15,384	30,768				382,292
	RSU(5)	05/02/18							15,384			382,292
Timothy B. Gustavson	EIP(1)	03/01/18	29,160	116,638	233,276
	RTSR(3)	05/02/18				855	2,138	3,742				54,412
	CFCF(4)	05/02/18				1,627	3,254	6,508				80,862
	RSU(5)	03/01/18							5,424			137,498
Anthony E. Hull	EIP(1)	03/01/18	178,365	713,461	1,426,922
	Option(2)	03/01/18								60,393	25.35	429,998
	RTSR(3)	05/02/18				6,687	16,718	29,257				425,473
	CFCF(4)	05/02/18				12,722	25,443	50,886				632,259
	RSU(5)	05/02/18							25,443			632,259
_______________

(1)
The non-equity incentive plan awards represent grants made under the 2018 Executive Incentive Plan, or EIP, or, for Mr. Gustavson, the 2018 Realogy Performance Plan, or RPP. The performance criteria under the EIP and RPP for each named executive officer was 2018 Consolidated Plan EBITDA—or earnings before interest, taxes, depreciation and

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amortization (as adjusted pursuant to the terms of the EIP and RPP). Under the pre-established Consolidated Plan EBITDA performance levels, each named executive officer could earn between a threshold payout of 25% and a maximum payout of 200% of the target award. Where performance levels fell between achievement percentage levels, the amount earned was determined by linear interpolation. Under their respective agreements with the Company, the target incentive award payable to our named executive officers is 100% of their respective salaries, or in the case of Mr. Schneider, 150% of his salary and, in the case of Mr. Gustavson 40% of his salary.

(2)	Consists of non-qualified options that become exercisable at the rate of 25% per year, commencing one year from the date of grant.

(3)
The relative total stockholder return performance share unit award under this column for each NEO represents the potential threshold, target and maximum number of shares that may be earned (40%, 100% and 175% of target). Vesting of the RTSR performance share unit award is contingent upon achievement of the following metric: Realogy's total stockholder return relative to the SPDR S&P Homebuilders ETF (XHB) index ("RTSR") for the three-year performance period ending December 31, 2020. The RTSR metric has a weighting of 50% of the 2018 performance share unit awards for our CEO and 40% of the performance share units for the other NEOs. Payouts under the RTSR metric will be based upon the extent to which Realogy's total stockholder return for the three-year period performs relative to the XHB index total stockholder return. The actual number of performance share units earned pursuant to this award will be determined and paid following the completion of the three-year performance period based on our actual performance against the performance goals established at the time of grant, as adjusted. Performance share units, if earned, convert to our common stock on a one-for-one basis. See —Compensation Discussion and Analysis—Long-Term Incentive—Performance Share Units—Relative Total Stockholder Return for a further discussion.

(4)
The cumulative free cash flow ("CFCF") performance share unit award under this column for each NEO represents the potential threshold, target and maximum number of shares that may be earned under a performance share unit award (50%, 100% and 200% of target). Vesting of the CFCF performance share unit award is contingent upon achievement of the following metric: the Company's cumulative free cash flow with the target award aligned with the Company's 2018-2020 strategic plan. The CFCF metric has a weighting of 50% of the 2018 performance share unit awards for our CEO and 60% for the other NEOs. The CFCF metric aligns the NEO's long-term compensation with the manner in which stockholders measure the Company's operating performance and its ability to generate cash to advance key strategic imperatives. The actual number of performance share units earned pursuant to this award will be determined and paid following the completion of the three-year performance period based on our actual performance against the performance goals established at the time of grant, as adjusted. Performance share units, if earned, convert to our common stock on a one-for-one basis. See "—Compensation Discussion and Analysis—Long-Term Incentive—Performance Share Units—Cumulative Free Cash Flow" for a further discussion.

(5)	Consists of a restricted stock unit award that vests in three equal annual installments on March 1, 2019, 2020 and 2021.

(6)	Consists of a restricted stock unit award that vests in three equal annual installments on January 22, 2019, 2020 and 2021.

(7)
The assumptions we used in determining the grant date fair value of these awards are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

The 2018 performance share unit and restricted stock unit awards each carry dividend equivalent rights related to any cash dividend paid by the Company while the units are outstanding. In the event the Company pays a cash dividend on its outstanding shares following the grant of these awards, the number of outstanding units will be increased by a number of units determined by dividing (i) the amount of the cash dividend on the number of shares covered by the applicable outstanding award at the time of the related dividend record date, by (ii) the closing price of a share on the related dividend payment date. Any additional units credited as dividend equivalents will be subject to the same vesting requirements, settlement provisions, and other terms and conditions as the original award to which they relate. No dividend equivalents will be paid unless and until the underlying award is vested or settled.

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Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth outstanding equity awards as of December 31, 2018 held by our named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares of Stock That Have Not Vested (#)(11)		Market Value of Shares of Stock That Have Not Vested ($)(12)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(11)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(12)
Ryan M. Schneider					51,798	(2)	760,388
					60,121	(5)	882,580
								90,182	(8)	1,323,878
								88,885	(9)	1,304,830
	65,308	195,926	32.80	10/23/2027
	—	210,674	25.35	03/01/2028
David L. Gordon					40,422	(10)	593,388
					7,816	(5)	114,732
								7,816	(8)	114,732
								5,135	(9)	75,384
	—	18,258	25.35	3/1/2028
John W. Peyton					1,665	(3)	24,445
					8,908	(4)	130,767
					18,036	(5)	264,770
								13,363	(6)	196,169
								8,701	(7)	127,730
								18,036	(8)	264,770
								11,851	(9)	173,977
	5,882	5,882	24.77	10/13/2026
	7,500	22,500	27.70	02/28/2027
	—	42,134	25.35	03/01/2028
Marilyn J. Wasser					3,809	(3)	55,910
					9,649	(4)	141,640
					15,631	(5)	229,464
								14,477	(6)	212,516
								9,426	(7)	138,372
								15,631	(8)	229,464
								10,270	(9)	150,768
	3,094	—	22.00	04/17/2019
	3,647	—	17.50	10/16/2019
	1,984	—	33.50	04/15/2020
	4,500	—	137.50	11/09/2020
	10,500	—	20.75	11/09/2020
	25,000	—	17.50	04/30/2022
	72,000	—	27.00	10/10/2022

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	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares of Stock That Have Not Vested (#)(11)		Market Value of Shares of Stock That Have Not Vested ($)(12)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(11)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(12)
Marilyn J. Wasser continued	8,082	—	47.49	02/27/2024
	10,180	3,394	46.47	02/26/2025
	10,938	10,939	32.63	02/26/2026
	8,125	24,375	27.70	02/28/2027
	—	36,516	25.35	03/01/2028
Timothy B. Gustavson					1,057	(3)	15,520
					2,970	(4)	43,598
					5,511	(5)	80,903
								2,672	(6)	39,231
								1,740	(7)	25,540
								3,306	(8)	48,536
								2,172	(9)	31,890
	125	—	21.50	03/03/2021
	600	—	17.50	04/30/2022
	7,500	—	27.00	10/10/2022
Anthony E. Hull					6,347	(3)	93,179
					15,961	(4)	234,312
					25,852	(5)	379,502
								23,943	(6)	351,477
								15,590	(7)	228,864
								25,852	(8)	379,502
								16,986	(9)	249,362
	8,724	—	22.00	04/17/2019
	10,284	—	17.50	10/16/2019
	5,594	—	33.50	04/15/2020
	9,000	—	137.50	11/09/2020
	21,000	—	20.75	11/09/2020
	33,000	—	17.50	04/30/2022
	120,000	—	27.00	10/10/2022
	12,233	—	47.49	02/27/2024
	15,695	5,232	46.47	02/26/2025
	18,231	18,232	32.63	02/26/2026
	13,437	40,313	27.70	02/28/2027
	—	60,393	25.35	03/01/2028
_______________

(1)
Options with an expiration date of February 26, 2025, February 26, 2026, October 13, 2026, February 28, 2027, October 23, 2027 and March 1, 2028 become exercisable as to twenty-five percent (25%) of the total shares subject to the option on each of the first four anniversaries of their respective dates of grant (February 26, 2015, February 26, 2016, October 13, 2016, February 28, 2017, October 23, 2017 and March 1, 2018, respectively).

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(2)
Represents the unvested shares under a restricted stock unit award (including accrued dividend equivalents) granted on October 23, 2017 as part of Mr. Schneider's inducement equity award, which vest at the rate of one-third of the number of shares on each of the first three anniversaries from the date of grant (October 23, 2017).

(3)
Represents the last tranche of unvested shares under a 2016 performance restricted stock unit award (or a restricted stock unit award for Mr. Gustavson), in each case including accrued dividend equivalents, which will vest in full on the third anniversary of the date of grant (February 26, 2016 for each participating NEO, other than Mr. Peyton who has a grant date of October 13, 2016). The performance metric to which the award was subject—achievement of an EBITDA target for 2016—was met.

(4)
Represents unvested shares under a 2017 performance restricted stock unit award (or a restricted stock unit award for Mr. Gustavson), in each case including accrued dividend equivalents, one half of which will vest on each of the second and third anniversaries of the date of grant (February 28, 2017 for each participating NEO). The performance metric to which the award was subject—achievement of an EBITDA target for 2017—was met.

(5)
Represents unvested shares under a 2018 restricted stock unit award (including accrued dividend equivalents) that vests at the rate of one-third of the number of shares on each of the first three anniversaries from the March 1, 2018 date of grant.

(6)
Represents a 2017 grant of performance share units (including accrued dividend equivalents) that vests following the conclusion of a three-year performance period ending on December 31, 2019 based upon the generation of cumulative free cash flow as measured against the pre-established performance goals. The amount reported is based on performance through December 31, 2018. The award would have paid out above threshold, but below the target level based upon performance as of December 31, 2018 and accordingly the shares represent the target number of shares that may be earned (the next highest performance level—100% of target).

(7)
Represents a 2017 grant of performance share units (including accrued dividend equivalents) that vests following the conclusion of a three-year performance period ending on December 31, 2019 based upon the Realogy's total stockholder return relative to the XHB index total stockholder return. The amount reported is based on performance through December 31, 2018. The award would have paid out above the threshold level, but below the target level based upon performance as of December 31, 2018 and accordingly the shares represent the target number of shares that may be earned (the next highest performance level—100% of target).

(8)
Represents a 2018 grant of performance share units (including accrued dividend equivalents) that vests following the conclusion of a three-year performance period ending on December 31, 2020 based upon the generation of cumulative free cash flow as measured against the pre-established performance goals. The amount reported is based on performance through December 31, 2018. The award would have paid out above the threshold level, but below the target level based upon performance as of December 31, 2018 and accordingly the shares represent the target number of shares that may be earned (the next highest performance level—100% of target).

(9)
Represents a 2018 grant of performance share units (including accrued dividend equivalents) that vests following the conclusion of a three-year performance period ending on December 31, 2020 based upon Realogy's total stockholder return relative to the XHB index total stockholder return. The amount reported is based on performance through December 31, 2018. The award would have paid out above threshold, but below the target level based upon performance as of December 31, 2018 and accordingly the shares represent the target number of shares that may be earned (the next highest performance level—100% of target).

(10)
Represents unvested shares under a 2018 restricted stock unit award (including accrued dividend equivalents) that vests at the rate of one-third of the number of shares on each of the first three anniversaries from the January 22, 2018 date of grant.

(11)
The amounts reported in these columns include accrued dividend equivalents. Any additional units credited as dividend equivalents will be subject to the same vesting requirements, settlement provisions, and other terms and conditions as the original award to which they relate. No dividend equivalents will be paid unless and until the underlying award is vested or settled.

(12)	Calculated using the closing price of our common stock on the NYSE on December 31, 2018 of $14.68.

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Option Exercises and Stock Vested for Fiscal Year 2018
The following table sets forth information with respect to the vesting of restricted stock units, performance restricted stock units and performance stock units for each of our named executive officers during 2018. No options were exercised by any named executive officer during 2018.

	Stock Awards(1)
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Ryan M. Schneider	25,777	473,781
John W. Peyton	6,044	142,264
Marilyn J. Wasser	17,416	371,313
Timothy B. Gustavson	4,280	96,485
Anthony E. Hull	28,633	609,077
_______________

(1)	The shares acquired upon vesting, and the value realized upon vesting, are as follows:

Name	Vesting Date		Number of shares acquired on Vesting Before Tax Withholding (#)(a)(b)	Closing Price Per Share ($)	Value realized on Vesting ($)(c)
Ryan M. Schneider	10/23/2018	(d)	25,777	18.38	473,781
	Total		25,777		473,781
John W. Peyton	10/12/2018	(f)	1,659	18.22	30,227
	2/28/2018	(g)	4,385	25.55	112,037
	12/31/2018	(i)	—	14.68	—
	Total		6,044		142,264
Marilyn J. Wasser	2/26/2018	(e)	2,632	24.71	65,037
	2/26/2018	(f)	3,748	24.71	92,613
	2/28/2018	(g)	4,752	25.55	121,414
	12/31/2018	(h)	6,284	14.68	92,249
	12/31/2018	(i)	—	14.68	—
	Total		17,416		371,313
Timothy B. Gustavson	2/26/2018	(e)	731	24.71	18,063
	2/26/2018	(f)	1,041	24.71	25,723
	2/28/2018	(g)	1,461	25.55	37,329
	12/31/2018	(h)	1,047	14.68	15,370
	12/31/2018	(i)	—	14.68	—
	Total		4,280		96,485
Anthony E. Hull	2/26/2018	(e)	4,058	24.71	100,273
	2/26/2018	(f)	6,246	24.71	154,339
	2/28/2018	(g)	7,856	25.55	200,721
	12/31/2018	(h)	10,473	14.68	153,744
	12/31/2018	(i)	—	14.68	—
	Total		28,633		609,077
_______________

(a)
A portion of the shares that vested were withheld by the Company to pay minimum withholding taxes due upon issuance. Accordingly, the named executive officers actually received fewer shares than the amounts set forth in the above table.

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(b)	The amounts reported include dividend equivalents accrued and earned on restricted stock units, performance restricted stock units and performance share units.

(c)	Calculated based upon the closing price per share on the vesting date multiplied by the number of shares acquired on vesting before tax withholding.

(d)	Shares received upon the first annual vesting of the restricted stock unit award granted in October 2017 as part of his inducement equity award.

(e)	Shares received upon the third annual vesting of the performance restricted stock unit award granted in February 2015.

(f)
Shares received upon the second annual vesting of the performance restricted stock unit award granted in February 2016 for each participating NEO, other than Mr. Peyton, whose award was granted in October 2016.

(g)	Shares received upon the first annual vesting of the performance restricted stock unit award granted in February 2017.

(h)
Shares received upon the payout under the February 2016 performance stock unit grant that was based upon achievement of a cumulative free cash flow metric over the three-year period ended December 31, 2018. The performance share unit award paid out at 55% of the target amounts based upon actual performance over the three-year period. The number of shares reported for the performance share unit award represents the actual number of shares issued to the participant in February 2019, but the value realized is the closing market price of a share of our common stock on December 31, 2018. The actual value realized may vary depending on the closing market price of a share of our common stock on the payout date.

(i)
No payout was earned under the February 2016 performance stock unit grant that was based upon achievement of relative total stockholder return metric over the three-year period ended December 31, 2018.

Realogy Pension Benefits at 2018 Fiscal Year End
None of our named executive officers is a participant in any defined benefit pension arrangement, including the frozen Realogy Pension Plan described in this section.
Prior to Realogy Group's separation from Cendant, Cendant sponsored and maintained the Cendant Corporation Pension Plan (the "Cendant Pension Plan"), which was a "defined benefit" employee pension plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a successor to the former PHH Corporation Pension Plan (the "Former PHH Pension Plan"). During 1999, the Former PHH Pension Plan was frozen and curtailed, other than for certain employees who attained certain age and service requirements. In connection with Realogy Group's separation, Realogy Group adopted a new defined benefit employee pension plan, named the Realogy Corporation Pension Plan (the "Realogy Pension Plan").
A number of our employees were entitled to benefits under the Realogy Pension Plan by virtue of their prior participation in the Former PHH Pension Plan as well as their subsequent participation in the Cendant Pension Plan. At Realogy Group's separation, the Realogy Pension Plan assumed all liabilities and obligations under the Cendant Pension Plan that related to the Former PHH Pension Plan. Realogy also assumed any supplemental pension obligations accrued by any participant of the Cendant Pension Plan that related to the Former PHH Pension Plan. In consideration of the Realogy Pension Plan accepting and assuming the liabilities and obligations described above under the Cendant Pension Plan, Cendant caused the Cendant Pension Plan to make a direct transfer of a portion of its assets to the Realogy Pension Plan proportional to the liabilities assumed by the Realogy Pension Plan.
Normal retirement under the Realogy Pension Plan is age 65, however, participants with 10 or more years of service are eligible for early retirement at age 55. Participants who attain early retirement under the Realogy Pension Plan may receive a reduced benefit upon retirement (calculated with an approximate 0.33% reduction for each month the benefit is paid before age 60).
The amount of the retirement benefit under the Realogy Pension Plan is determined by a formula set forth in the plan. No participants in the Realogy Pension Plan accrue any ongoing benefits (other than service) as the participation has been previously frozen (other than two participants whose participation is not frozen pursuant to the terms of the Realogy Pension Plan). Participants eligible to commence their pension benefit have several optional forms of payment available to them under the Realogy Pension Plan. Lump sum distributions are only permissible when the present value of a participant's benefit is $5,000 or below. The Realogy Pension Plan is funded by Realogy.

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Non-Qualified Deferred Compensation at 2018 Fiscal Year End
On December 15, 2017, the Compensation Committee froze participation in the Amended and Restated Realogy Group LLC Executive Deferred Compensation Plan (the "DCP"). As a result of the Compensation Committee's action, only DCP accounts existing on or prior to January 1, 2017 were permitted to continue, but no further compensation deferrals were allowed under the DCP.
The DCP, originally approved by the Board of Managers of Realogy Group on April 9, 2013, amended and restated the Realogy Corporation Officer Deferred Compensation Plan, as previously amended, participation in which had been frozen since January 1, 2009 and also unfroze participation in the DCP.
The DCP was for the benefit of certain of our key employees selected by our Compensation Committee from time to time. Under the DCP, participants were permitted to defer both cash and equity based compensation on such terms as our Compensation Committee determined from time to time.
For equity deferrals, the vesting terms of deferred awards remained unchanged, though the distribution of shares issuable upon vesting of the applicable award was deferred pursuant to the NEO's deferral election. Deferred equity awards were exchanged for deferred stock units on a one-for-one basis. Dividend equivalent units accrue on deferred stock units if the underlying award agreement provided for the accrual of dividend equivalent units.
For cash deferrals, we utilize a "rabbi trust" for the purpose of holding assets to be used for the payment of benefits under the DCP. Accounts are established in a participant's name and the participant allocated his or her cash deferrals to one or more deemed investments under the DCP.
Generally, a participant's deferral will be paid on a fixed date elected by the participant or, if earlier, on the first anniversary following a participant's separation from service for elections made prior to December 11, 2014 or on the last business day of the quarter following a participant's separation of service for elections made on or after December 11, 2014. A participant in the DCP could elect to defer to a single lump-sum payment of his or her account or elect payments over time.
Ms. Wasser is the only NEO who had a DCP account in 2018. Ms. Wasser's account is comprised of deferred stock units related to deferred restricted stock unit and performance stock unit awards as well as deferred cash.

The following table sets forth certain information with respect to Ms. Wasser's DCP account for 2018:

	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Marilyn Wasser(1)	—	—	(174,308)	—	512,082
_______________

(1)	None of the amounts reported in the table for Ms. Wasser were previously reported as compensation in the Summary Compensation Table, as this is the first year that she is an NEO.

(2)
The amount reported reflects losses on cash deferrals and the depreciation in our common stock over the fiscal year ended December 31, 2018, offset by dividend equivalent units credited to qualified deferred stock units.

(3)
The amount reported is the sum of (i) the market value of deferred stock units in Ms. Wasser's DCP account based upon the closing price of our common stock on December 31, 2018 and (ii) the value of cash in her DCP account on December 31, 2018.

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Agreements with Named Executive Officers
The following summarizes:

▪	our employment agreement with Mr. Schneider and the executive severance agreements in place as of December 31, 2018 with each of our other NEOs, except for Mr. Gustavson; and

▪	the severance agreements we have in place with Mr. Gustavson;

▪	the consulting arrangement in place with Mr. Hull as of November 2018 and severance benefits payable to him under his severance agreement with the Company; and

▪	the key terms of the Executive Severance Plan and Executive Change in Control Plan adopted by the Compensation Committee in the fourth quarter of 2018, which did not have any participants during 2018.
As of March 5, 2019, Ms. Wasser was the only NEO participant in the Executive Severance Plan and Executive Change in Control Plan.
Messrs. Gordon and Peyton will become participants in the Executive Severance Plan and Executive Change in Control Plan upon the expiration of their individual executive severance agreements on January 8, 2021 and October 13, 2019, respectively, unless they voluntarily elect to join those plans prior to such time.
Employment & Severance Arrangements in 2018 with NEOs (other than Mr. Gustavson). On October 23, 2017, the Board entered into an employment agreement with Mr. Schneider (the "CEO Employment Agreement"). In accordance with the succession plan developed by the Board and pursuant to the CEO Employment Agreement, Mr. Schneider was named CEO of Realogy on December 31, 2017, following a transition period of service as our Chief Operating Officer and President. Mr. Schneider was also appointed as a member of the Board in October 2017 in accordance with the CEO Employment Agreement.
We also had in place executive severance agreements with each other NEO, other than Mr. Gustavson, at the end of 2018 (each severance agreement, a “Non-CEO Executive Severance Agreement” and together with the CEO Employment Agreement, the "NEO Agreements").
The material terms and conditions of the NEO Agreements are summarized below.

Term. Under the NEO Agreements, each NEO's employment with us is at will, including that of the CEO, and may be terminated at any time in accordance with the terms of the respective agreement.
However, the Company's severance obligations (described below) survive for three years following the execution of the applicable NEO Agreement or, if following a change in control of the Company (as defined in each NEO Agreement) the second anniversary of the change in control or the original termination date, if later.
Annual Compensation. Each NEO’s annual base salary and target annual incentive award under the Executive Incentive Plan or, for Mr. Gustavson, the Realogy Performance Plan as of December 31, 2018 is set forth in the CD&A.
Each NEO may be eligible for long-term incentive awards as determined by the Compensation Committee in its sole discretion, except that with respect to our CEO, the CEO Employment Agreement provides his 2018 target long-term equity incentive award will be valued at $7.5 million.
The CEO Employment Agreement also provided for an initial inducement equity award valued at approximately $5.0 million, comprised 50% of time-vested options and 50% of time-vested restricted stock units, which was granted on October 23, 2017.
Mr. Gordon's NEO Agreement also provided for certain "make-whole" awards described under "Make-Whole" Awards to Mr. Gordon on page 57 in the CD&A.
Mr. Schneider's inducement awards and Mr. Gordon's "make-whole" award, including any proceeds, gains or other economic benefit in respect of the awards, are subject to the terms and conditions of the Company’s Clawback Policy, which allows the Board to recoup incentive compensation in the event of a material restatement or adjustment of our financial statements, misconduct, or breach of his restrictive covenants with us, including those related to non-competition and non-solicitation.
Non-Change-in-Control Severance. If the NEO experiences a “qualifying termination” (as described below), we will provide such NEO with the following severance payments and benefits, subject to continued compliance with their restrictive covenants and the execution and non-revocation of a release of claims:

▪	an amount equal to 1.0 times (or with respect to Messrs. Schneider and Hull, 2.0 times) the sum of the NEO's annual base salary and annual

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incentive award at target, payable in twenty-four equal monthly installments;

▪	the continuation of medical and dental benefits on terms no less favorable to the NEO than those terms in effect immediately prior to the termination of employment for a period of up to 18 months; and

▪	outplacement services for a period of up to twelve months, the value of such services not to exceed $50,000.
Change-in-Control Severance. If the NEO experiences a "qualifying termination" within 24 months following a change in control of the Company, we will provide such NEO with the same benefits described in the prior section "Non-Change-in-Control Severance" (subject to continued compliance with their restrictive covenants and the execution and non-revocation of a release of claims), except that each NEO will be entitled to a severance amount equal to 2.0 times the sum of their base salary and annual incentive award at target, payable in lump sum.
Pro-Rata Annual Incentive Award. Upon a qualifying termination, the NEOs will also receive a pro-rata bonus in respect of the fiscal year in which their termination of employment occurs, determined based on the Company’s actual performance and payable at such time such bonuses are payable to other employees of the Company.
Qualifying Termination. A “qualifying termination” means the NEO's employment is terminated by the Company without cause or the executive resigns with good reason, in either case, until the third anniversary of the applicable NEO Agreement.
Payments and Benefits Upon a Termination due to Death, Disability or Retirement. Under the NEO Agreements, upon a termination of employment due to death or disability or retirement, the NEO will be eligible to receive accrued compensation and a pro-rated annual incentive award. In the case of death, the NEO will also be eligible to receive a supplemental death insurance benefit in the amount of 2.5 times their annual base salary on the date of death up to $2 million (inclusive of any Company provided life insurance to the NEO), provided that such NEO has qualified for such benefit. There is no severance payable upon any death or disability or retirement nor is there severance payable upon a termination at or after the expiration of the term of the NEO Agreements.
Section 280G. The NEO Agreements provide that if payments and benefits provided to the executive would constitute an “excess parachute payment” for purposes of Section 280G of the tax code, the NEO will either have their payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of their payment and benefits, whichever results in the greater after-tax benefit, taking into account the excise tax imposed under Section 4999 of the tax code and any applicable federal, state and local taxes.
Restrictive Covenants and Clawback.  Under the NEO Agreements, each NEO is subject to a non-compete period which is three years for Mr. Schneider and two years for each other NEO and a non-solicitation period of three years following the NEO's termination of employment for any reason. The Company’s Clawback Policy applies in the event the NEO breaches his or her restrictive covenants under the NEO Agreement.
Definitions under the NEO Agreements.
Cause. Cause is defined in the NEO Agreements as (i) the NEO's willful failure to substantially perform his or her duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, embezzlement, material or similar conduct against the Company or any subsidiary, (iii) the NEO's conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony or crime involving moral turpitude, (iv) the NEO's indictment for a charge of commission of a felony or any crime involving moral turpitude, provided that the Board determines in good faith that such indictment would result in a material adverse impact to the business or reputation of the Company, (v) the NEO's gross negligence in the performance of his or her duties, (vi) the NEO purposefully or negligently makes (or has been found to have made) a false certification to the Company pertaining to its financial statements, (vii) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of the NEO's duties, (viii) a breach of fiduciary duty and/or (ix) a material breach by the NEO of any of the terms and conditions of the NEO Agreement or a material breach of any of the NEO's representations in the NEO Agreement. A termination will not be for “Cause” pursuant to clause (i), (ii), (v) or (ix), to the extent such conduct is curable, unless the Company shall have notified the NEO in writing describing such conduct and the NEO has failed to cure such conduct within ten business days after his receipt of such written notice.
Good Reason. Good Reason is defined in the CEO Employment Agreement as voluntary resignation after any of the following actions taken by the Company or

75

any of its subsidiaries without the CEO's consent: (i) his removal from, or failure to be nominated or re-elected to, the Board; (ii) a material reduction of his duties and responsibilities to the Company or his title or position or reporting (other than any such failure resulting from incapacity due to physical or mental illness), (iii) a reduction in base salary or target bonus opportunity (not including any diminution in base salary permitted under the CEO Employment Agreement); or (v) a material breach by the Company of a material provision of the CEO Employment Agreement.
The definition of Good Reason under the Non-CEO Executive Severance Agreements is substantially similar to that under the CEO Employment Agreement except for the following material differences:

▪
clause (i) of the definition of Good Reason under the CEO Employment Agreement regarding Director service is not contained in the definition of Good Reason in each of the Non-CEO Executive Severance Agreements; and

▪
the definition of Good Reason under each Non-CEO Executive Severance Agreement, except for Mr. Gordon, includes the relocation of the NEO's primary office to a location more than 50 miles from the prior location and the NEO's commute increases as a result of such relocation.

Retirement. Retirement is any separation of service of an executive who is retirement eligible other than a termination for Cause. Retirement eligibility is defined under the NEO Agreements as 65 years of age or older, or 55 years of age or older plus at least ten years of tenure with the Company.
Severance Arrangements with Mr. Gustavson. As Mr. Gustavson was not a member of the Executive Committee until becoming our Interim CFO in November 2018, he does not have an executive severance agreement with us and is not eligible to participate in the Executive Severance Plan or Executive Change in Control Plan.
Pursuant to Mr. Gustavson's severance arrangements with the Company, he would be entitled to one year of his base salary if his job is eliminated or he is terminated without cause or upon his "good reason" resignation due to a material reduction in his base salary.
The severance is payable to Mr. Gustavson over a one-year period and is subject to his continued compliance with his restrictive covenants, including a two-year non-solicitation period and a one-year non-competition period, and the execution and non-revocation of a release of claims.

Severance Arrangements with Mr. Hull. As part of his transition out of the CFO role, commencing November 5, 2018, the Company and Mr. Hull agreed that he would continue employment with the Company as a Senior Advisor to the CEO until March 31, 2019.
Under this arrangement, Mr. Hull will continue to receive his 2018 base salary through March 31, 2019, but he was not eligible to participate in the 2019 EIP or receive 2019 LTI awards. Upon completion of his services as Senior Advisor, it is expected that Mr. Hull will receive severance and benefits under his NEO Agreement dated February 23, 2016 as if the termination of employment was a termination by the Company without cause, subject to his continued compliance with his restrictive covenants and the execution and non-revocation of a release of claims.
For an estimated quantification of the severance payments and benefits payable to Mr. Hull upon his final separation from the Company, see the amounts reported for him in the "Other Termination without Cause or for Good Reason" column of the Potential Payments Upon Termination or Change-in-Control table on page 79.
Executive Severance Plan and Executive Change in Control Plan.
Background. On October 31, 2018, the Compensation Committee approved an Executive Severance Plan and an Executive Change in Control Plan (together, the “Plans”) as well as a form of Executive Restrictive Covenant Agreement. The Executive Severance Plan provides for severance protections upon certain terminations of employment not related to a change in control while the Executive Change in Control Plan provides for protections for certain terminations in connection with a change in control.
The severance benefits offered under the Plans and the restrictive covenants included in the Executive Restrictive Covenant Agreement are materially consistent with the terms of the NEO Agreements, except as described below.
Members of the Executive Committee (other than Messrs. Schneider and Gustavson) may elect to join the Plans at any time prior to the expiration of their NEO Agreement provided that the executive has entered into an Executive Restrictive Covenant Agreement with the Company and has agreed to terminate his or her NEO Agreement.
As the severance protections under Ms. Wasser's NEO Agreement expired on February 23, 2019, she became subject to the Plans following her execution of an Executive Restrictive Covenant Agreement.

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Term. The Committee, as Plan Administrator of the Plans, may terminate, amend or modify that Plans at any time, provided that, except as required by law, the Plans may not be amended or terminated within six months prior to a change in control (as defined in the Plans) or on or within two years immediately following a change in control in a manner that would adversely affect the rights of a participant without the express written consent of the participant so affected.
Differences under the Plans. Minor revisions were made to the definitions of "cause" and "good reason" as used in the Non-CEO Executive Severance Agreement. For example, under the Plans, termination for cause due to an NEO's conviction of a felony or crime involving moral turpitude does not require a determination by the Board that the conviction would have a material adverse impact to the Company.
In addition, under the Plans, an NEO would have grounds to terminate his or her employment for "good reason" if he or she has required to relocate more than 35 miles and the NEO's commute increases as a result of such relocation provide (whereas the Non-CEO Executive Severance Agreement sets the threshold at 50 miles). However, under the Plans, a reduction in an NEO's EIP target will not give rise to a "good reason" termination.
The Plans also offer extended protection against a change in control of the Company. Specifically, the Executive Severance Plan includes the same provision under the NEO Agreements, which provides for change in control severance payments if an NEO experiences a qualifying termination within 24 months after a change in control of the Company, but unlike the NEO Agreements, the Executive Severance Plan further provides that if an NEO experiences a qualifying termination prior to a change in control (but, only if a change in control occurs) and such termination is determined to be in connection with or in anticipation of a change in control or is at the request or direction of a person who has entered into an agreement with the Company, the consummation of which would constitute a change in control, the Company will provide the NEO with change in control severance payments (i.e., 2.0 times base salary and target incentive award) rather than standard severance benefits (i.e., 1.0 base salary and target incentive award).

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Summary of Post-Termination Grant Vesting/Exercise Rules by Type of Award to NEOs
The following table sets forth the consequences of a NEO's termination of employment on outstanding equity awards. Any post-termination vesting and post-termination right to exercise options are subject to the NEO's compliance with any applicable restrictive covenants.

Termination Reason (1)	Performance Share Units (2)	RSUs or PRSUs	Options
Voluntary other than for the reasons listed below	Immediate forfeiture	Immediate forfeiture of unvested RSUs and PRSUs	60 days to exercise options that had vested as of date of termination; Immediate forfeiture of unvested shares
For Cause	Immediate forfeiture	Immediate forfeiture of unvested RSUs and PRSUs	Immediate forfeiture of all options, vested or unvested
Death or Disability	Performance Share Units will vest according to actual performance pro-rated for time worked during three-year performance period; payment made following end of three-year performance period	Immediate vesting of unvested RSUs and PRSUs (whether or not earned) upon termination date	Immediate vesting of unvested options and options may be exercised until the earlier of the grant expiration date or 180 days post-termination
Retirement
If holder remains employed or provides service to the Company for at least one year after the start of the performance period, Performance Share Units will vest according to actual performance; payment made following end of three-year performance period

If holder remains employed or provides service to the Company for at least one year following the date of grant, shares underlying the RSUs and earned shares underlying the PRSUs will continue be issued following retirement in accordance with schedule set forth in the Notice of Grant

If optionee remains employed or provides service to the Company for at least one year following the date of grant, options will continue to vest following retirement in accordance with schedule set forth in the Notice of Grant and optionee will be able to exercise options post-termination to the date that is three years after the final vesting date, but in no event after the grant expiration date

By the Company without Cause or by employee for Good Reason	Performance Share Units will vest according to actual performance pro-rated for time worked during performance period; payment made following end of three-year performance period	Immediate forfeiture of unvested RSUs and PRSUs	90 days to exercise options that had vested as of termination; Immediate forfeiture of unvested options
Change in Control with Shares Assumed
Performance Share Units converted at target value into time vested units at date of Change in Control. Units will vest in full if employment or service is terminated during the balance of the performance (vesting) period if terminated by Company without Cause or if employment is terminated by holder for Good Reason, due to retirement or if employment is terminated on account of death or disability.

RSUs and earned PRSUs will vest in full if employment or service is terminated within 24 months by Company without Cause or if employment is terminated by holder for Good Reason. If the Change in Control occurs within a performance period, the shares underlying the PRSU will be deemed to have been earned.
Options will vest in full if employment or service is terminated within 24 months by Company without Cause or if employment is terminated by optionee for Good Reason
Change in Control with Shares not Assumed	Performance Share Units vest in full at target value and are paid in cash upon Change in Control
RSUs and earned PRSUs will vest in full; holder receives cash value of shares. If the Change in Control occurs within a performance period, the shares underlying the PRSU will be deemed to have been earned.
Option will vest in full; optionee receives spread value
_______________

(1)	Capitalized terms are defined in the NEO equity award agreements, the Amended and Restated 2012 Long-Term Incentive Plan, as amended and the 2018 Long-Term Incentive Plan.

(2)	Rules apply to terminations prior to end of performance period.

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Potential Payments Upon Termination or Change-in-Control
The payments that may be made to our ongoing named executive officers are described in the section of this Proxy Statement captioned Agreements with Named Executive Officers.
The following table sets forth information regarding the value of potential termination payments and benefits our ongoing named executive officers would have become entitled to receive upon a change of control or termination of employment on December 31, 2018:

Name	Benefit(1)(2)	Termination without Cause or for Good Reason within 24 months following a Change of Control ($)(3)	Other Termination without Cause or for Good Reason ($)(4)	Death ($)(5)	Disability ($)(5)	Retirement ($)(6)
Ryan M. Schneider	Severance Pay	5,000,000	5,000,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	—	—	—
	Health Care	17,080	17,080	—	—	—
	Equity Acceleration/Vesting	4,271,676	876,236	2,519,204	2,519,204	—
	Total	9,288,756	5,893,316	2,519,204	2,519,204	—
David Gordon	Severance Pay	1,600,000	800,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	—	—	—
	Health Care	8,504	8,504	—	—	—
	Equity Acceleration/Vesting	898,236	63,372	771,492	771,492	—
	Total	2,506,740	871,876	771,492	771,492	—
John W. Peyton	Severance Pay	2,720,000	1,360,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	700,000	—	—
	Health Care	25,048	25,048	—	—	—
	Equity Acceleration/Vesting	1,182,628	362,181	782,163	782,163	—
	Total	3,927,676	1,747,229	1,482,163	782,163	—
Marilyn J. Wasser	Severance Pay	2,000,000	1,000,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	250,000	—	—
	Health Care	8,825	8,825	—	—	—
	Equity Acceleration/Vesting	1,158,134	928,670	1,158,134	1,158,134	928,670
	Total	3,166,959	1,937,495	1,408,134	1,158,134	928,670
Timothy B. Gustavson	Severance Pay	291,595	291,295	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	—	—	—
	Health Care	—	—	—	—	—
	Equity Acceleration/Vesting	285,218	69,990	210,011	210,011	—
	Total	576,813	361,285	210,011	210,011	—
Anthony E. Hull(7)	Severance Pay	2,900,000	2,900,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	688,000	—	—
	Health Care	24,366	24,366	—	—	—
	Equity Acceleration/Vesting	1,916,198	1,536,696	1,916,198	1,916,198	1,536,696
	Total	4,840,564	4,461,062	2,604,198	1,916,198	1,536,696

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_______________

(1)
Each NEO is entitled to payment of accrued but unpaid salary to the date of termination and payment of the 2018 EIP (or. for Mr. Gustavson, the 2018 RPP), to the extent earned. See —Summary Compensation Table for amounts earned by the NEOs under the 2018 EIP or 2018 RPP. The amounts set forth in the table do not include accrued but unpaid salary or any earned compensation under the 2018 EIP arising from a termination of employment as of December 31, 2018. The amounts shown also do not include deferred compensation payable following the termination of an NEO who participates in the now frozen Amended and Restated Executive Deferred Compensation Plan.

(2)	The value ascribed to equity acceleration/vesting of awards in this table is based upon the closing price of our common stock as of December 31, 2018 ($14.68 per share).

(3)
PSUs assumed by an acquiror in a change of control transaction are converted into time-vesting restricted stock units. The vesting of options, restricted stock units and performance restricted stock units (including any time-vesting restricted stock units into which PSUs have been converted upon a change of control) accelerate in the event the individual terminates his or her employment for "Good Reason" or his or her employment is terminated for other than "Cause" within 24 months of a change of control.

(4)
Mr. Hull and Ms. Wasser were "retirement eligible" at December 31, 2018 and the amount shown under this column for "Equity Acceleration/Vesting" is the amount they are entitled to under the "Retirement" column as the retirement eligible provisions of the awards provide greater benefits to the NEOs. See footnote (6) below.

For other NEOs, the amount shown under this column for "Equity Acceleration/Vesting" is the sum of the pro rata shares that would be payable, if earned, under outstanding PSU awards at the end of the three-year performance period based upon the actual results, utilizing the assumptions set forth in footnotes (6) to (9) to the Outstanding Equity Awards at 2018 Fiscal Year End table.

(5)
Amounts shown under this column for "Equity Acceleration/Vesting" for each retirement eligible grantee (Mr. Hull and Ms. Wasser) is the sum of (1) the amount set forth under the "Retirement" column; (2) the value of the NEO's unvested 2018 restricted stock unit award; and (3) the aggregate value of the accelerated vesting of options, calculated by multiplying the difference between the closing price of our common stock on December 31, 2018 ($14.68) and the option exercise price by the number of stock options subject to accelerated vesting. As the exercise price of each unvested option held by each of these NEOs was above the closing price of our common stock on December 31, 2018, no value has been included for the third component of this calculation.

For other NEOs, the amount shown under this column for "Equity Acceleration/Vesting" is the sum of (1) the pro rata shares that would be payable, if earned, under outstanding PSU awards at the end of the three-year performance period based upon the actual results, utilizing the assumptions set forth in footnotes (6) to (9) to the "Outstanding Equity Awards at 2018 Fiscal Year End" table; (2) the value of unvested performance restricted stock unit and restricted stock unit awards; and (3) the aggregate value of the accelerated vesting of options, calculated by multiplying the difference between the closing price of our common stock on December 31, 2018 ($14.68) and the option exercise price by the number of stock options subject to accelerated vesting. As the exercise price of each unvested option held by each of these NEOs was above the closing price of our common stock on December 31, 2018, no value has been included for the third component of this calculation.
All salaried employees are entitled to death insurance benefits of up to $1,000,000. The amounts reported under the column for Death and Dismemberment Insurance Benefits are the proceeds (over this $1,000,000) that are payable to NEOs that have qualified for supplemental coverage under a death and dismemberment insurance policy available to the NEOs (other than Mr. Gustavson), the premiums of which are paid by the Company. The death and dismemberment insurance benefit is an amount up to 2.5 times the NEO's annual base salary at the time of death, rounded up to the nearest $1,000 (which is inclusive of any standard Company-provided life insurance policy applicable to the NEO), subject to a further cap of $2 million.

(6)
For each retirement eligible grantee (Mr. Hull and Ms. Wasser), (1) options, restricted stock units and performance restricted stock units will continue to vest provided the grantee has been employed or provided services to the Company for one year following the date of grant and (2) performance stock units will continue to vest provided the grantee has been employed or provided service to the Company for the first year of the three-year performance cycle.

The amounts shown under this column for "Equity Acceleration/Vesting" for each of Mr. Hull and Ms. Wasser is the sum of (1) the amount that would be payable under the NEO's 2017 and 2018 PSU awards utilizing the assumptions set forth in footnotes (6) to (9) to the Outstanding Equity Awards at 2018 Fiscal Year End table and (2) the value of the NEO's unvested 2016 and 2017 performance restricted stock unit award as the one-year service requirement had been satisfied for that grant.
No value is included for options granted in 2014 through 2017 (even though the NEO had been employed one year following the date of grant), as their exercise prices were above the closing price of our common stock on December 31, 2018 ($14.68).

(7)
Mr. Hull transitioned to the non-officer role of Senior Advisor to the CEO on November 5, 2018. Subject to his continued compliance with his restrictive covenants and the execution and non-revocation of a release of claims, it is expected that, upon completion of his services as Senior Advisor, Mr. Hull will receive severance and benefits under his NEO Agreement dated February 23, 2016 ,as if the termination of employment was a termination by the Company without cause as shown under the column "Other Termination without Cause or for Good Reason" in the table above.

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Pay Ratio Calculation
At the direction of the Compensation Committee and in accordance with SEC rules, the Company has calculated:

▪	the estimated median of the annual total compensation of all employees, except our CEO (our "non-CEO median employee");

▪	the annual total compensation of our CEO; and

▪	the estimated ratio of the annual total compensation of our non-CEO median employee to our CEO (the "pay ratio").
In identifying the non-CEO median employee, we considered 11,382 employees, which includes all of our (and our consolidated subsidiaries) full- and part-time, seasonal and temporary employees, including employees on a leave of absence as of December 31, 2017 in the United States and the United Kingdom, other than our CEO. These employees represented over 96% of our total employee base of 11,812 at December 31, 2017. As of December 31, 2018 we have 11,354 employees.
As of December 31, 2018, we had 434 employees in jurisdictions other than the U.S. and the U.K., who in the aggregate represent 3.82% of our total employee base and were excluded from calculating our non-CEO median employee as permitted by SEC rules. These employees are located as follows:

Country	Employees (#)	Employee Base (%)
Brazil	9	0.08%
Canada	34	0.30%
China	60	0.53%
France	26	0.23%
Germany	10	0.09%
Hong Kong	43	0.38%
India	19	0.17%
Netherlands	18	0.16%
Singapore	205	1.81%
Switzerland	10	0.09%
Total	434	3.82%

The consistently applied compensation measure used to identify our non-CEO median employee was the sum of:

▪	salary (or, for non-salaried employees, wages plus overtime) for fiscal year 2018;

▪	cash incentive bonus earned for 2018 performance under our annual cash incentive plan and other cash-based incentive and commission plan payments made in 2018;

▪	the grant date fair value of equity awards; and

▪	Company contributions to 401(k) plans (or, in the United Kingdom, pension plans).
We did not make cost-of-living adjustments to these amounts, but, in determining the compensation of employees located in the U.K., we converted the aggregate value of each employee's compensation from British pounds to U.S. dollars using the conversion rate of 1.3513, as in effect as of the last day of 2017. As our prior median employee was no longer employed with the Company at December 31, 2018, we selected a new median employee whose compensation is substantially similar to the original median employee based on the consistently applied compensation measure described above used to select the original median employee.
Based on the above, our non-CEO median employee is a full-time employee located in the United States with annual total compensation of $57,336 in fiscal year 2018. This amount includes a base salary of $55,666 and $1,670 in Company contributions to the Company's 401(k) plan. The non-CEO median employee did not participate in the Company's annual cash incentive plan, did not receive any other cash bonus or equity award in fiscal year 2018 and did not participate in the Realogy Pension Plan or Realogy Executive Deferred Compensation Plan.
Mr. Schneider's total compensation for fiscal year 2018 was $9,123,122 as set forth in the Summary Compensation Table.
Based on these amounts, the estimated pay ratio of Mr. Schneider's annual total compensation to that of our non-CEO median employee for fiscal year 2018 is 1:159.

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PROPOSAL 2:
ADVISORY VOTE ON REALOGY HOLDINGS
EXECUTIVE COMPENSATION
We are asking our stockholders to cast a non-binding advisory vote to approve the compensation of our NEOs described in the Compensation Discussion and Analysis and other compensation disclosure regarding NEO compensation, which we refer to as a "Say-on-Pay Vote."
We currently hold an advisory vote on the compensation of our NEOs on an annual basis in accordance with the preference expressed by our stockholders at our 2013 annual meeting regarding the frequency of the Say-on-Pay Vote.
Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.
Executive Compensation Program
Compensation Strategy.  As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:

▪	support a high-performance environment by linking compensation with performance;

▪	attract, motivate and retain key executives who are crucial to our long-term success;

▪	reinforce ethical behavior and practices and discourage excessive risk-taking; and

▪	align executive compensation with stockholder interests in both short-term performance and long-term value creation.
Responsive to Investor Feedback. Our Board met with holders of a substantial majority of our outstanding stock as part of the 2018 Investor Outreach Program and our Compensation Committee incorporated investor feedback into the design of our 2019 executive compensation program.

Program Highlights. Highlights of our executive compensation program and measures demonstrating our pay-for-performance approach include the following:

▪
2018 executive compensation is tied principally to the achievement of an annual EBITDA target as well as the generation of strong cumulative free cash flow and stock price performance relative to an index of housing-related companies over a three-year period ending December 31, 2020.

▪	At least 50% of our annual long-term incentive program awards are granted in the form of performance share units that require achievement of robust Company goals over a three-year period.
Realizable Compensation Tracks Performance. Our rigorous performance-based program is designed so that CEO and other NEO realizable target direct compensation declines during periods of stockholder loss, including, in 2018:

▪	below target payouts for all NEOs under the 2018 annual Executive Incentive Plan (and, for Mr. Gustavson, the RPP);

▪
no payout for any participating NEO under the 2016-2018 performance share unit award tied to Relative Total Stockholder Return, which measured performance over the three-year period ended December 31, 2018;

▪
below target payout for all participating NEOs under the 2016-2018 performance share unit award tied to Cumulative Free Cash Flow, which measured performance over the three-year period ended December 31, 2018;

▪
realized value was 13% of target in the aggregate for earned 2016 performance share units awards after giving effect to the reduction in the Company's stock price from the February 2016 to December 31, 2018.

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Strong Commitment to Best Compensation Practices. The Compensation Committee has established many "best practices" in the Company's executive compensation programs, as described elsewhere in this proxy statement.
We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2018 compensation of our NEOs.

Recommendation for Approval
For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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PROPOSAL 3:
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required pursuant to Section 14A of the Securities Exchange Act, our Board is asking stockholders to cast a non-binding, advisory vote on how frequently we should have a Say-on-Pay Vote, such as Proposal 2 above, in the future.
After consideration of the various frequency levels, the Board has determined that a Say-on-Pay Vote should be held every year and, therefore, the Board is recommending that stockholders vote that the Say-on-Pay Vote be held EVERY YEAR.
The Board believes that holding a Say-on-Pay Vote every year will allow our stockholders to provide us with direct input on our compensation strategy and practices and timely stockholder feedback may be taken into consideration as part of the compensation review process.
Because your vote is advisory, it will not be binding upon the Board. However, the Board values the opinions expressed by stockholders in these votes and will take into account the outcome of the vote when determining how frequently the Say-on-Pay Vote should be conducted in the future.
Please note that you are being asked to vote on one of four choices (every year, every two years, every three years or abstain) and that you are not voting to approve or disapprove the Board’s recommendation. The frequency which receives the highest number of votes cast by stockholders will be considered by the Board as the frequency that has been selected by stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
TO HOLD THE SAY-ON-PAY VOTE EVERY YEAR

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PROPOSAL 4:
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS TO AMEND THE CERTIFICATE OF INCORPORATION AND BYLAWS
The Board, after careful consideration, recommends that our stockholders approve an amendment to our Certificate of Incorporation to eliminate the supermajority voting requirements to amend the Certificate of Incorporation and Bylaws of the Company.
Currently, the affirmative vote of holders of 75% of our outstanding common stock is required to modify, amend or repeal, the Certificate of Incorporation or adopt, amend, alter or repeal the Bylaws.
If approved, the amendments to the Certificate of Incorporation proposed under this Proposal 2 would reduce the voting requirements for these actions to a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
This proposal is the product of the Board’s ongoing review of corporate governance matters, including feedback that the Board received in its 2018 Investor Outreach Program. In making its recommendation, the Board recognized that current corporate governance best practices favor a majority voting requirement for stockholders to amend the Certificate of Incorporation and Bylaws and concluded that the elimination of these supermajority voting requirements will reinforce the Board's accountability to our stockholders and provide our stockholders with greater ability to participate in Realogy’s corporate governance.
As amended, Article XII would read as follows, with additions indicated by bold underlining and deletions by strike-out:
The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of ~~at least 75% in~~ a majority of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to modify, amend or repeal, this Amended and Restated Certificate of Incorporation~~. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power~~ or to adopt, amend, alter or repeal the Bylaws. ~~The Bylaws may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 75% of the total number of shares of Common Stock outstanding~~.
The form of Certificate of Incorporation, marked to show the proposed amendments to Article XII above as well as the other amendments to the Certificate of Incorporation proposed in Proposal 5 in this proxy statement, is attached as Annex C.
If this proposed amendment is approved, it will become effective upon the filing of the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, which we intend to do promptly following the Annual Meeting. If the proposed amendment is not approved by stockholders, the amendment will not be

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implemented, and the Board’s current supermajority voting requirement for stockholders to amend the Certificate of Incorporation and Bylaws will continue in place.
The proposed amendment requires approval by the affirmative vote of the holders of at least 75% of all of the shares entitled to vote at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS
TO AMEND THE CERTIFICATE OF INCORPORATION AND BYLAWS

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PROPOSAL 5:
APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE OUTDATED LANGUAGE RELATED TO BOARD CLASSIFICATION
In 2014, our stockholders approved amendments to our Certificate of Incorporation to declassify our Board over a three-year period, commencing at the 2015 Annual Meeting of Stockholders and completed at the 2017 Annual Meeting of Stockholders. Since the 2017 Annual Meeting of Stockholders, all Directors have been elected annually.
The Board, after careful consideration, recommends that our stockholders approve amendments to our Certificate of Incorporation to eliminate language relating to the declassification of our Board over the expired three-year phase-out period.
If approved, the amendments to the Certificate of Incorporation proposed under this Proposal 3 would result in the elimination of the following language in Article V of our Certificate of Incorporation related to classes of Directors that is no longer relevant as the Board has been fully declassified since the 2017 Annual Meeting of Stockholders (with additions indicated by bold underlining and deletions by strike-out):

Section 3.
~~Classes of Directors;~~ Term of Office. ~~Until the Corporation’s 2017 annual meeting of stockholders and subject to the succeeding provisions of this Section 3 and Sections 6 and 7 of this Article V, the Board shall be and is divided into three classes, designated: Class I, Class II and Class III. No decrease in the number of directors shall shorten the term of any incumbent director. At each annual meeting of stockholders prior to the 2015 annual meeting, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal. At each annual meeting of stockholders commencing with the 2015 annual meeting of stockholders, directors elected to succeed those directors whose terms expire at such annual meeting~~ Directors shall be elected for a term expiring at the next annual meeting of stockholders; provided, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal. ~~Any director elected prior to the 2015 annual meeting, subject to such director’s earlier death, resignation or removal, shall hold office for the term to which such director has been elected, such that the term for the class of directors elected at the 2012 annual meeting shall expire at the 2015 annual meeting; the term for the class of directors elected at the 2013 annual meeting shall expire at the 2016 annual meeting; and the term for the class of directors elected at the 2014 annual meeting shall expire at the 2017 annual meeting. Commencing with the 2017 annual meeting of stockholders, the classification of the Board of Directors shall terminate.~~

Section 6.
Vacancies. Any vacancy or newly created directorships in the Board, however occurring, shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, except as otherwise provided by law, and shall not be filled by the stockholders of the Corporation. A director elected to fill a vacancy shall hold office ~~(a) if appointed prior to the 2017 annual meeting of stockholders, for a term that shall coincide with the remaining term of that class in which the new directorship was created or vacancy exists or (b) if appointed at or following the 2017 annual meeting of stockholders,~~ for a term expiring at the next annual meeting of stockholders, and in each case shall serve until such director’s successor shall have been elected and shall qualify, subject to such director's earlier death, resignation or removal.

If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such

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meeting only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors.

Section 7.
Removal and Resignation of Directors. ~~Any or all of the directors of the Corporation then serving in a class that expires at the third annual meeting of stockholders following the election of such class may be removed from office at any time only for cause and all other~~ All directors may be removed from office at any time with or without cause, provided that in either case, removal shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors. A director may resign at any time by filing his written resignation with the secretary of the Corporation.

Section 8.
Voting Rights of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Article unless expressly provided by such terms~~.

The form of Certificate of Incorporation, marked to show the proposed amendments to Article V above as well as the other amendments to the Certificate of Incorporation proposed in Proposal 4 in this proxy statement, is attached as Annex C.
If this proposed amendment is approved, it will become effective upon the filing of the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, which we intend to do promptly following the Annual Meeting. If the proposed amendment is not approved by stockholders, the amendment will not be implemented, and the existing language will remain in the Certificate of Incorporation but will have no effect as the language no longer has any applicability.
The proposed amendment requires approval by the affirmative vote of the holders of at least 75% of all of the shares entitled to vote at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
TO ELIMINATE OUTDATED LANGUAGE RELATING TO BOARD CLASSIFICATION

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PROPOSAL 6:
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2019.
PwC served as our independent registered public accounting firm for 2018 for both Realogy Holdings and Realogy Group and has served as our independent registered public accounting firm since May 2009.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company's financial statements. The Audit Committee annually reviews PwC's independence and performance in deciding whether to retain PwC as the Company's independent registered public accounting firm.
As part of its determination to retain PwC as the Company's independent registered public accounting firm for fiscal year 2019, the Audit Committee took into account multiple factors, including:

▪
Depth of Institutional and Industry Knowledge. PwC possesses significant institutional knowledge of the Company, including its segments, business and operations, accounting policies and practices, and internal control over financial reporting. Likewise, PwC has substantial experience auditing other companies providing real estate services and business processing services.

▪
Quality of Services. The quality of PwC's historical and recent performance on the Company's audits has demonstrated the capability and expertise of its audit team in handling the breadth and complexity of our operations. The Audit Committee also considered available external data relating to audit quality, including recent Public Company Accounting Oversight Board (PCAOB) reports on PwC and its peers.

▪
Appropriateness of Fee Structure. PwC's fees have been considered appropriate, taking into account both the size and complexity of the Company's business in particular and generally as compared to other firms.

▪
Potential for Business Disruption. The Audit Committee took into account the potential disruption of operational efficiencies and diversion of management time that could result in the engagement of a new independent registered public accounting firm that was not as knowledgeable about our business.

The Audit Committee also considered the Company's auditor independence controls, including the Audit Committee's pre-approval policy of all audit and non-audit services by PwC, the Audit Committee's frequent meetings with PwC in executive session and PwC's own independence process.
As an additional independence safeguard, PwC rotates its lead audit engagement partner every five years. The Audit Committee oversees the selection process for each new lead engagement partner, which was last done in 2015 and effective for PwC's audit of the Company's consolidated financial statements for fiscal year 2016. The Audit Committee's process includes a review of candidate qualifications, candidate interviews and discussions with management.
The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2019.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board and the

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Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Your proxy will be voted FOR the ratification of PwC as our independent registered public accounting firm for 2019 unless you indicate otherwise when you vote.
Representatives of PwC will be present at the 2019 Annual Meeting and available to respond to questions and will have the opportunity to make a statement if such representatives desire to do so.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Disclosure About Fees
In addition to being retained as independent auditors to audit our consolidated financial statements, PwC provided various other services to us during 2018 and 2017.
The aggregate fees billed for professional services by PwC in 2018 and 2017 were as follows:

	2018	2017
Audit Fees(1)	$4,864,500	$4,994,500
Audit-Related Fees(2)	150,000	50,000
Tax Fees(3)	4,000	19,000
Other(4)	5,000	5,000
Total	$5,023,500	$5,068,500
_______________

(1)
Represents fees for the audit of our consolidated financial statements, the audit of internal controls, the review of interim financial statements included in Form 10-Qs and other attest services primarily related to financial accounting consultations, comfort letters and SEC consents, regulatory and statutory audits and Franchise Disclosure Document filings in various states.

(2)	Represents fees primarily related to statutory audits not required by state or regulations, accounting consultation for contemplated transactions and agreed-upon procedures.

(3)	Represents fees related to tax compliance services.

(4)	Software license fee.

Pre-Approval of Audit and Non-Audit Services
The Audit Committee (which for purposes of this section includes the Audit Committee of Realogy Group, whose members and purpose are identical to those of the Audit Committee of Realogy Holdings) is responsible for approving the terms of the independent auditor's services. The Audit Committee regularly reviews and pre-approves the nature and amount of non-audit services to be provided by the independent auditor, including when determining its independence.
All services performed by our independent auditors in 2018 and 2017 were pre-approved in accordance with the pre-approval policy and procedures adopted by our Audit Committee (as described below).
The pre-approval policy describes the permitted audit, audit-related, tax and other services (collectively, the "Disclosure Categories") that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the nature and amount of services (the "Service List") anticipated to be performed by the independent auditor in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.
Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted (subject to the limited de minimis provision described below). Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, provided the aggregate fees in the particular Designated Category to which a specific pre-approval relates do not exceed the pre-approved amount. The Chair updates the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.
On at least a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the Service List.

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The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by PwC during 2018 or 2017 under such provision.
As an additional internal control measure intended to protect auditor independence, the Audit Committee also maintains a policy that prohibits the Company from hiring the independent auditor's personnel, if such person is being hired in a "financial reporting oversight role" as defined by the PCAOB and such person also participated in the current annual audit, or the immediately preceding annual audit of our financial statements.

Audit Committee Report
The Board has the ultimate authority for effective corporate governance, including oversight of the management of Realogy. The Audit Committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Realogy, the audits of Realogy's consolidated financial statements and internal controls over financial reporting, and the performance of Realogy's internal audit function.
The Audit Committee is comprised of four Directors, each of whom meets the independence standards of the NYSE and the SEC. Three members of the Audit Committee have been designated by the Board as "audit committee financial experts" and one of these three, Michael J. Williams, has extensive industry-related experience. The fourth member, Enrique Silva, has extensive executive leadership experience in franchise operations.
Specific responsibilities of the Audit Committee are set forth in its Charter adopted by the Board. The Audit Committee reviews the Charter annually and recommends changes, as appropriate, to the Board to reflect the evolving role of the Audit Committee. The Charter is available on the Governance page of our website at www.realogy.com.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Realogy's independent registered public accounting firm and approves in advance all services to be performed by Realogy's independent registered public accounting firm in accordance with SEC rules.
As part of its engagement of Realogy's independent registered public accounting firm, the Audit Committee evaluates the independent registered public accounting firm's performance, taking into consideration multiple factors, including institutional knowledge of the Company's business and operations, industry knowledge and global reach as it relates to where the Company conducts business, management's and the Audit Committee's evaluation of expertise and the quality of past performance, and data relating to appropriateness of fees and auditor independence. The Audit Committee, with the assistance of Realogy management, also is responsible for the selection of the lead partner of the independent registered public accounting firm, evaluates the performance of the lead partner and the other key personnel on the engagement, and ensures that partner rotation practices are in compliance with all applicable SEC rules and other related laws and regulations.
The Audit Committee has discussed with PricewaterhouseCoopers LLP matters required to be discussed by applicable standards and rules of the Public Company Accounting Oversight Board ("PCAOB") and the SEC. The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures required by applicable standards and rules of the PCAOB and the SEC regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP. The Audit Committee has considered whether the permissible non-audit services provided by PricewaterhouseCoopers LLP to Realogy are compatible with PricewaterhouseCoopers LLP maintaining its independence. Less than 1% of the fees incurred by the Company for services provided by PricewaterhouseCoopers LLP in fiscal year 2018 were for services that were not related to PricewaterhouseCoopers LLP's audit of the Company's consolidated financial statements.
The Audit Committee has satisfied itself as to the independence of PricewaterhouseCoopers LLP.
The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditors in carrying out its oversight responsibilities. Management is responsible for Realogy's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles and applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Realogy's internal control over financial reporting. PricewaterhouseCoopers LLP, Realogy's independent registered public accounting firm, is responsible for performing an independent audit of Realogy's consolidated financial statements and expressing an opinion on such financial statements

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as well as on the effectiveness of Realogy's internal control over financial reporting. The Audit Committee has reviewed and discussed Realogy's 2018 Annual Report on Form 10-K, including the audited consolidated financial statements of Realogy for the year ended December 31, 2018, with management and with representatives of PricewaterhouseCoopers LLP. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.
During 2018, the Audit Committee actively fulfilled its duties and responsibilities as outlined in its Charter. Specifically, the Audit Committee, among other actions:

▪	approved in advance all services to be performed by PricewaterhouseCoopers LLP in accordance with SEC rules;

▪	reviewed and discussed with management and PricewaterhouseCoopers LLP Realogy's quarterly earnings, press releases, consolidated financial statements and related periodic reports filed with the SEC;

▪
reviewed with the CEO, the CFO and other members of management, the processes that management has in place with respect to evaluating the accuracy and fair presentation of its financial statements and the effectiveness of Realogy's disclosure controls and procedures and internal controls over financial reporting;

▪	reviewed with management and PricewaterhouseCoopers LLP the Company's use of non-GAAP financial measures in its filings with the SEC as well as its other investor communications;

▪
reviewed with management and PricewaterhouseCoopers LLP management's assessment of the effectiveness of Realogy's internal control over financial reporting and PricewaterhouseCoopers LLP's opinion about the effectiveness of Realogy's internal controls over financial reporting;

▪	considered and discussed with management, the internal auditor and PricewaterhouseCoopers LLP, as appropriate, the audit scopes and plans of both PricewaterhouseCoopers LLP and the internal auditor;

▪	provided oversight with respect to the Company's policy with respect to derivatives;

▪	received reports on the Company's information security environment, including with respect to data privacy and information technology initiatives as well as the internal and external cyber threat environment;

▪	regularly discussed with management and the internal auditor the Company’s risk assessment and risk management policies and practices;

▪
approved the Company's annual ethics and compliance program and received quarterly updates on the progress of the program from the Company's Chief Ethics & Compliance Officer and Chief Audit Executive, who has a dotted-line reporting relationship to the Audit Committee;

▪	conferred regularly with the General Counsel on legal matters;

▪	continued to review periodically policies and procedures overseen by the Audit Committee, including the Company's Code of Ethics, Disclosure Committee Charter and Short-Term Cash Investment Policy;

▪	promoted a culture of high respect for the Company's audit and finance functions; and

▪
met in periodic executive sessions with management (including, individually, with the Company's Chief Financial Officer and Chief Ethics & Compliance Officer and Chief Audit Executive), the internal auditors and PricewaterhouseCoopers LLP.

Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management's report on internal control over financial reporting be included in Realogy's Annual Report on Form 10-K for the year ended December 31, 2018.
AUDIT COMMITTEE
V. Ann Hailey (Chair)
Michael J. Williams
Enrique Silva
Sherry M. Smith

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STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR
Director Nominations for Inclusion in Proxy Materials (Proxy Access)
On February 25, 2019, our Board amended our Bylaws to implement proxy access. As amended, our Bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of 2 nominees or 20% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in our Bylaws.
Eligible stockholders who wish to have a director nominee included in our proxy statement relating to the annual meeting of stockholders to be held in 2020 must deliver a written notice, containing the information specified in our Bylaws regarding the stockholder(s) and the proposed nominee(s), to us by November 21, 2019, but not before October 22, 2019, which is not less than 120 days nor more than 150 days prior March 20, 2020, the first anniversary of the date that we first distributed our proxy statement to stockholders for the 2019 Annual Meeting.
The requirements for a stockholder nomination using proxy access are more fully set forth in Section 2.12 of our Bylaws, and the foregoing summary is qualified by reference to the applicable sections of our Bylaws.
Our Bylaws have been filed as an exhibit to our Annual Report on Form 10-K filed on February 26, 2019. A stockholder may also obtain a copy of our Bylaws by writing to our Corporate Secretary.
Other Stockholder Proposals to be Included in the 2020 Proxy Statement
Stockholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2020 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in next year's proxy statement, stockholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on November 21, 2019.

Stockholder Proposals and Director Nominations to be Brought Before the 2020 Annual Meeting (not Included in the 2020 Proxy Statement)
In addition, our Bylaws establish an advance notice procedure for stockholder proposals (including nominations to the Board) to be considered at next year's annual meeting, but not included in the proxy statement. Such proposals must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 2, 2020 and not later than February 1, 2020.
However, if the date of the 2020 Annual Meeting is more than 30 days before or more than 60 days after May 1, 2020, then a stockholder will be able to submit a proposal for consideration at the annual meeting not earlier than the close of business on the 120th day prior to the date of the 2020 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of the 2020 Annual Meeting is less than 100 days prior to the date of such meeting, not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made.
Any notification to bring any proposal before the 2020 Annual Meeting must comply with the requirements of our Bylaws, including information specified therein concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock.
Stockholder Recommendations for Potential Director Candidates
Our Nominating and Corporate Governance Committee will also consider written stockholder recommendations for potential candidates to the Board sent to the Committee c/o the Corporate Secretary. See "Proposal 1: Election of Directors—Process for Nominating Directors" for additional information on the submission of candidate recommendations to the Nominating and Corporate Governance Committee. In order to submit a nomination or a recommendation, a stockholder must comply with provisions of applicable law and our Bylaws.

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ANNEX A
DEFINITION & RECONCILIATION OF OPERATING EBITDA
Operating EBITDA. Operating EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations), income taxes and other items that are not core to the operating activities of the Company such as restructuring charges, former parent legacy items, losses on the early extinguishment of debt, asset impairments, gains or losses on discontinued operations and gains or losses on the sale of investments or other assets. Operating EBITDA is our primary non-GAAP measure.
We present Operating EBITDA because we believe it is useful as a supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. Our management, including our chief operating decision maker, uses Operating EBITDA as a factor in evaluating the performance of our business. Operating EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe Operating EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, as well as other items that are not core to the operating activities of the Company such as restructuring charges, losses on the early extinguishment of debt, former parent legacy items, asset impairments, gains or losses on discontinued operations and gains or losses on the sale of investments or other assets, which may vary for different companies for reasons unrelated to operating performance. We further believe that Operating EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Operating EBITDA measure when reporting their results.
Operating EBITDA has limitations as an analytical tool, and you should not consider Operating EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	this measure does not reflect changes in, or cash required for, our working capital needs;

•
this measure does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	this measure does not reflect our income tax expense or the cash requirements to pay our taxes;

•	this measure does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and this measure does not reflect any cash requirements for such replacements; and

•	other companies may calculate this measure differently so they may not be comparable.

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Set forth in the table below is a reconciliation of Net income to Operating EBITDA for the years ended December 31, 2018 and 2017:

	Year Ended
	December 31, 2018	December 31, 2017
Net income attributable to Realogy Holdings	$137	$431
Income tax expense (benefit) (a)	65	(65)
Income before income taxes	202	366
Add: Depreciation and amortization (b)	197	201
Interest expense, net	190	158
Restructuring costs, net (c)	58	12
Former parent legacy cost (benefit), net (d)	4	(10)
Loss on the early extinguishment of debt (d)	7	5
Operating EBITDA	$658	$732
_______________

(a)	Income tax benefit for the year ended December 31, 2017 reflects the impact of the 2017 Tax Act.

(b)
Depreciation and amortization for the years ended December 31, 2018 and 2017 includes $2 million and $3 million, respectively, of amortization expense related to Guaranteed Rate Affinity's purchase accounting included in the "Equity in losses (earnings) of unconsolidated entities" line on the Consolidated Statement of Operations.

(c)
Restructuring charges incurred for the year ended December 31, 2018 include $3 million at RFG, $37 million at NRT, $11 million at Cartus, $4 million at TRG and $3 million at Corporate and Other. Restructuring charges incurred for the year ended December 31, 2017 include $1 million at RFG, $9 million at NRT, $1 million at TRG and $1 million at Corporate and Other.

(d)	Former parent legacy items and loss on the early extinguishment of debt are recorded in the Corporate and Other segment.

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ANNEX B
CALCULATIONS OF CERTAIN COMPENSATION MEASURES
Consolidated Plan EBITDA Definition and Calculation under the 2018 Executive Incentive Plan and Realogy Performance Plan
Consolidated Plan EBITDA for fiscal year 2018 is defined by us as Operating EBITDA adjusted for the impact of foreign exchange movements, pension expense that differs from the 2018 Budget, the impact of natural disasters (net of insurance reimbursements), and other items determined in the discretion of the Compensation Committee, including, but not limited to, unusual, non-recurring or extraordinary corporate transactions events or developments, unanticipated legal or regulatory developments, or changes in accounting principles provided that any adjustment due to changes in accounting principles would be made to both the Consolidated Plan EBITDA target goal and the calculation of Consolidated Plan EBITDA.
Set forth in the table below is the calculation of Consolidated Plan EBITDA under the 2018 EIP and RPP:

Year Ended
December 31, 2018
Operating EBITDA(1)	$658
Adjustment for amortization expense related to Guaranteed Rate Affinity's purchase accounting (2)	(2)
Adjustment for impact of foreign exchange movements	(2)
2018 Plan EBITDA	$654
_______________

(1)	See Annex A for the definition and calculation of Operating EBITDA.

(2)
Operating EBITDA reported for the year ended December 31, 2018 included the amortization expense related to Guaranteed Rate Affinity's purchase accounting which was not included in Consolidated Plan EBITDA.

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Cumulative Free Cash Flow Definition and Calculation under the 2016 Performance Share Unit Award
Cumulative Free Cash Flow means during the net income (loss) attributable to the Company for the three-year period ended December 31, 2018 (the "Performance Period"), adjusted for: income tax (benefit) expense, net of payments; interest expense, net of payments; depreciation and amortization; restructuring costs and former parent legacy costs (benefits), net of payments; loss on the early extinguishment of debt; working capital changes; and relocation assets, net of changes in securitization obligations. The foregoing adjustments to net income (loss) attributable to the Company shall be made in a manner consistent with the presentation of free cash flow in Table 7 to the Company’s press release dated February 24, 2016 with the exception that capital expenditures shall not be deducted from net income (loss). In addition, Cumulative Free Cash Flow for the 2016 PSU awards was permitted to be adjusted for unusual, non-recurring or extraordinary corporate transactions, events or developments or changes in accounting principles and could be increased or decreased, as appropriate, for certain items, such as those that differed from the cash amounts assumed in the forecast underlying the target, including the items reported in the table below.
Set forth in the table below is the calculation of Cumulative Free Cash Flow under the 2016 Performance Share Units:

(in millions)	$ Amount
Reported 2016-2018 Cumulative Free Cash Flow (1) (2)	$1,340
Adjustments Pursuant to the Plan:
Loss of benefit due to early adoption of change in accounting standards during the fourth quarter of 2017 (2)	1
Refinance fees classified as interest	1
Reduction to actual results to reflect lower tax payments than were originally forecasted	(87)
Reduction to actual results to reflect lower former parent legacy payments than were originally forecasted	(24)
Reduction to actual results to reflect securitization variances that were lower than originally forecasted	(68)
Increase to actual results to reflect cash payments for restructuring to extent over $2M that were not forecasted	42
Add back for capital expenditures	291
Working Capital Adjustments Permitted Under the Plan:
Cash gain related to PHH and the removal of benefit realized from the PHHHL JV wind-down, net of GRA JV start-up costs, that was not contemplated in the original forecast	(28)
Credit for negative cash earnings impact from 2017 severe hurricanes that was not in the original forecast	8
Sub-total adjustments	136
Adjusted 2016-2018 Cumulative Free Cash Flow	$1,476
_______________

(1)	Free Cash Flow calculations for each year ended December 31, 2016, 2017 and 2018 are presented in the earnings releases filed by the Company for each year.

(2)
Cumulative Free Cash Flow amounts for 2016 are restated to reflect the retrospective adoption of Accounting Standards Updates "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments" and "Restricted Cash" issued by the Financial Accounting Standards Board.

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ANNEX C
FORM OF MARKED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
(with additions indicated by bold underlining and deletions by strike-out)

~~THIRD~~FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
REALOGY HOLDINGS CORP.
Realogy Holdings Corp. (the "Corporation"), a corporation organized and existing under the laws and by virtue of the General Corporation Law of the State of Delaware,
DOES HEREBY CERTIFY:
1.     The name of the Corporation is Realogy Holdings Corp.
2.     The Corporation was originally incorporated under the name Domus Holdings Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 14, 2006. The first Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 5, ~~2011 and~~2011, the second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on October 12, ~~2012.~~2012 and the third Amended and Restated Certificate of Incorporation of the Corporation (the “Third Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on May 2, 2014.
3.     This ~~Third~~Fourth Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) which restates, integrates and further amends the ~~Second~~Third Amended and Restated Certificate of Incorporation, as amended, in its entirety, has been duly adopted by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.
4.     The Certificate of Incorporation of the Corporation, as amended hereby, shall, upon the effectiveness hereof, read in its entirety, as follows:
ARTICLE I
NAME
The name of the Corporation is:
Realogy Holdings Corp.
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is c/o Corporate Creations Network Inc., 3411 Silverside Road, Rodney Building #104, in the City of Wilmington, County of New Castle, State of Delaware 19810. The name of the Corporation’s registered agent at such address is Corporate Creations Network Inc.

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ARTICLE III
PURPOSE
The purpose of the Corporation shall be to engage in any lawful act and activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”), as the same may be amended and supplemented.
ARTICLE IV
CAPITAL STOCK
Section 1. Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 450,000,000 shares, of which 400,000,000 shares shall be common stock, $0.01 par value ("Common Stock"), and 50,000,000 shares shall be preferred stock, $0.01 par value ("Preferred Stock").
Section 2. Common Stock. Except as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, subject to the same qualifications, limitations and restrictions. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock.
(a)    Voting Rights. Except as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.
(b)    Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, the holders of Common Stock shall be entitled to receive, as, if and when declared by the Board of Directors of the Corporation (the "Board") out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board in advance of payment of each particular dividend.
(c)    No Preemptive or Subscription Rights. No holder of Common Stock shall be entitled to preemptive or subscription rights.
(d)    Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment of any liabilities and accrued but unpaid dividends and any liquidation preferences on any outstanding Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.
Section 3. Preferred Stock. The Board is authorized to provide for the issuance from time to time of shares of Preferred Stock in one or more series by filing a certificate of the voting powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, (a "Preferred Stock Certificate of Designation") pursuant to the applicable provisions of the DGCL, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board (as such resolutions may be amended by a resolution or resolutions subsequently adopted by the Board), and as are not stated and expressed in this Amended and Restated Certificate of Incorporation, including, but not limited to, determination of any of the following:
(a)    the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except to the extent otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board;

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(b)    the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative and, if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;
(c)    the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;
(d)    whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;
(e)    the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(f)    whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
(g)    whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;
(h)    whether or not the shares of the series will have voting rights in addition to any voting rights provided by law and, if so, the terms of such voting rights; and
(i)    any other terms of the shares of the series.
ARTICLE V
DIRECTORS
Section 1. General Powers. Except as otherwise provided by applicable law or this Amended and Restated Certificate of Incorporation, in each case as the same may be amended and supplemented, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
Section 2. Number of Directors. The number of directors that shall constitute the whole Board shall be as determined from time to time by a majority of the Board, provided that in no event shall the total number of directors constituting the entire Board be less than three (3) nor more than fifteen (15). Election of directors need not be by written ballot.
Section 3. ~~Classes of Directors;~~ Term of Office. ~~Until the Corporation’s 2017 annual meeting of stockholders and subject to the succeeding provisions of this Section 3 and Sections 6 and 7 of this Article V, the Board shall be and is divided into three classes, designated: Class I, Class II and Class III. No decrease in the number of directors shall shorten the term of any incumbent director. At each annual meeting of stockholders prior to the 2015 annual meeting, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal. At each annual meeting of stockholders commencing with the 2015 annual meeting of stockholders, directors elected to succeed those directors whose terms expire at such annual meeting~~Directors shall be elected for a term expiring at the next annual meeting of stockholders; provided, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal. ~~Any director elected prior to the 2015 annual meeting, subject to such director’s earlier death, resignation or removal, shall hold office for the term to which such director has been elected, such that the term for the class of directors elected at the 2012 annual meeting shall expire at the 2015 annual meeting; the term for the class of directors~~

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~~elected at the 2013 annual meeting shall expire at the 2016 annual meeting; and the term for the class of directors elected at the 2014 annual meeting shall expire at the 2017 annual meeting. Commencing with the 2017 annual meeting of stockholders, the classification of the Board of Directors shall terminate.~~
Section 4. Quorum. Except as otherwise provided by law, this Amended and Restated Certificate of Incorporation or the Bylaws, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board, but in no event shall less than one-third of the directors constitute a quorum. A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.
Section 5. Manner of Acting. Every act or decision done or made by the majority of the directors present at a meeting at which a quorum is present shall be regarded as the act of the Board, unless the act of a greater number is required by law, this Amended and Restated Certificate of Incorporation or the Bylaws, in each case as the same may be amended and supplemented.
Section 6. Vacancies. Any vacancy or newly created directorships in the Board, however occurring, shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, except as otherwise provided by law, and shall not be filled by the stockholders of the Corporation. A director elected to fill a vacancy shall hold office ~~(a) if appointed prior to the 2017 annual meeting of stockholders, for a term that shall coincide with the remaining term of that class in which the new directorship was created or vacancy exists or (b) if appointed at or following the 2017 annual meeting of stockholders,~~ for a term expiring at the next annual meeting of stockholders, and in each case shall serve until such director’s successor shall have been elected and shall qualify, subject to such director's earlier death, resignation or removal.
If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors.
Section 7. Removal and Resignation of Directors. ~~Any or all of the directors of the Corporation then serving in a class that expires at the third annual meeting of stockholders following the election of such class may be removed from office at any time only for cause and all other~~All directors may be removed from office at any time with or without cause, provided that in either case, removal shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors. A director may resign at any time by filing his written resignation with the secretary of the Corporation.
Section 8. Voting Rights of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Article unless expressly provided by such terms~~.
ARTICLE VI
POWERS OF THE BOARD OF DIRECTORS
In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by statute, the Board is expressly authorized to:
(a)    make, alter, amend or repeal the Bylaws, without any action on the part of the stockholders of the Corporation and subject to any limitations that may be contained in such Bylaws, but any Bylaws adopted by the Board may be amended, modified or repealed by the stockholders entitled to vote thereon; and
(b)    from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be

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open to inspection of stockholders; and, except as so determined or as expressly provided in this Amended and Restated Certificate of Incorporation or in any Preferred Stock Certificate of Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.
ARTICLE VII
ACTION BY WRITTEN CONSENT
Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent or consents in writing by stockholders.
ARTICLE VIII
SPECIAL MEETINGS
Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board or a majority of the members of the Board pursuant to a resolution approved by the Board, and special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
ARTICLE IX
LIMITED LIABILITY
To the extent permitted by the DGCL, a director of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or amendment or modification of this Article IX by the stockholders of the Corporation or by changes in applicable law, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
ARTICLE X
INDEMNIFICATION
(a)    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Amended and Restated Certificate of Incorporation is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation

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(and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (c) of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article X shall include the right, without the need for any action by the Board, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the "undertaking") by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a "final disposition") that such director or officer is not entitled to be indemnified for such expenses under this Article X or otherwise. The rights conferred upon indemnitees in this Article X shall be contract rights between the Corporation and each indemnitee to whom such rights are extended that vest at the commencement of such person's service to or at the request of the Corporation and all such rights shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation's request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the indemnitee's heirs, executors and administrators.
(b)    To obtain indemnification under this Article X, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (b), a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows if there is a dispute between the Corporation and the claimant with respect to the claimant’s rights to indemnification hereunder: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (A) by the Board by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), (B) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel (as hereinafter defined) in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (C) if a quorum of Disinterested Directors so directs, by a majority of the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a "Change in Control" as defined in award agreement to the Realogy Holdings Corp. 2012 Long-Term Incentive Plan in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.
(c)    If a claim under paragraph (a) of this Article X is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to paragraph (b) of this Article X has been received by the Corporation (except in the case of a claim for advancement of expenses, for which the applicable period is twenty (20) days), the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation.

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Neither the failure of the Corporation (including its Board, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(d)    If a determination shall have been made pursuant to paragraph (b) of this Article X that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (c) of this Article X.
(e)    The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (c) of this Article X that the procedures and presumptions of this Article X are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article X.
(f)    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article X: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board or the stockholders of the Corporation with respect to a person's service prior to the date of such termination. Any amendment, modification, alteration or repeal of this Article X that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.
(g)    The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (h) of this Article X, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.
(h)    The Corporation may, to the extent authorized from time to time by the Board or the Chief Executive Officer, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.
(i)    If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
(j)    For purposes of this Article X:
(i)    "Disinterested Director" means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

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(ii)    "Independent Counsel" means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this Article X.
(k)    Any notice, request or other communication required or permitted to be given to the Corporation under this Article X shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.
ARTICLE XI
SECTION 203 OF THE DGCL
The Corporation elects not to be governed by Section 203 of the DGCL.
ARTICLE XII
AMENDMENT
The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of ~~at least 75% in~~a majority of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to modify, amend or repeal, this Amended and Restated Certificate of Incorporation~~.In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power~~ or to adopt, amend, alter or repeal the Bylaws~~. The Bylaws may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 75% of the total number of shares of Common Stock outstanding~~.
ARTICLE XIII
SEVERABILITY
If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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ARTICLE XIV
FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in any share of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article XIV.

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REALOGY VOTE

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DESIGNATION (IF ANY)
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Daylight Time, on April 30, 2019.

Online
Go to **www.investorvote.com/RLGY** or scan the QR code — login details are located in the shaded bar below.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote FOR all of the nominees listed, FOR Proposals 2, 4, 5 and 6 and EVERY YEAR for Proposal 3:

1. Election of Directors for a one-year term expiring in 2020 and until their successors are duly elected and qualified.

Nominees:	For	Against	Abstain
01 - Fiona P. Dias	☐	☐	☐
02 - Matthew J. Espe	☐	☐	☐
03 - V. Ann Hailey	☐	☐	☐
04 - Bryson R. Koehler	☐	☐	☐
05 - Duncan L. Niederauer	☐	☐	☐
06 - Ryan M. Schneider	☐	☐	☐
07 - Enrique Silva	☐	☐	☐
08 - Sherry M. Smith	☐	☐	☐
09 - Christopher S. Terrill	☐	☐	☐
10 - Michael J. Williams	☐	☐	☐

	Every Year	Every 2 Years	Every 3 Years	Abstain
3. Advisory Vote on the Frequency of the Advisory Approval of the Compensation of our Named Executive Officers.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03088B

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of
Realogy Holdings Corp. Stockholders
Wednesday, May 1, 2019 at 9:00 a.m., Eastern Daylight Time

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Realogy Holdings Corp.

This proxy is solicited on behalf of the Board of Directors of Realogy Holdings Corp. for the Annual Meeting of Stockholders to be held May 1, 2019.

Ryan M. Schneider, Timothy B. Gustavson and Marilyn J. Wasser, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Realogy Holdings Corp. to be held on May 1, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed on the reverse side for election to the Board of Directors for a one-year term expiring in 2020 and until their successors are duly elected and qualified, FOR Proposals 2, 4, 5 and 6 and EVERY YEAR for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐